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                                                                     EXHIBIT 4.1

                                CREDIT AGREEMENT

                           DATED AS OF JULY 24, 2003,

                                      AMONG

                          AK STEEL HOLDING CORPORATION,
                                  as Guarantor,

                              AK STEEL CORPORATION,
                                  as Borrower,

                           THE LENDERS LISTED HEREIN,
                                   as Lenders,

                           CREDIT SUISSE FIRST BOSTON,
                    acting through its Cayman Islands branch,
                            as Administrative Agent,

                      GENERAL ELECTRIC CAPITAL CORPORATION,
                   as Syndication Agent and Collateral Agent,

                                       and

                     THE CIT GROUP / BUSINESS CREDIT, INC.,
                                BANK ONE, NA, and
                         CONGRESS FINANCIAL CORPORATION
                           as Co-Documentation Agents


                           CREDIT SUISSE FIRST BOSTON,
                    acting through its Cayman Islands branch, as Lead Arranger and Book Running Manager


                                                                CREDIT AGREEMENT

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                                TABLE OF CONTENTS

                                                                        Page No.
                                                                        --------
SECTION 1.  DEFINITIONS.....................................................   1
   1.1     Certain Defined Terms............................................   1
   1.2     Accounting Terms; Utilization of GAAP for Purposes
           of Calculations Under Agreement..................................  38
   1.3     Other Definitional Provisions and Rules of Construction..........  39
SECTION 2.  AMOUNTS AND TERMS OF COMMITMENTS AND LOANS......................  39
   2.1     Commitments; Making of Loans; the Register; Notes................  39
   2.2     Interest on the Loans............................................  48
   2.3     Fees.............................................................  52
   2.4     Repayments, Prepayments, and Reductions in
           Revolving  Loan Commitments; General Provisions
           Regarding Payments; Application of Proceeds of Collateral
           and Payments Under Guaranties....................................  54
   2.5     Use of Proceeds..................................................  59
   2.6     Special Provisions Governing LIBOR Loans.........................  60
   2.7     Increased Costs; Taxes; Capital Adequacy.........................  62
   2.8     Statement of Lenders; Obligation of Lenders and
           Issuing Lenders to Mitigate......................................  66
   2.9     Replacement of a Lender..........................................  67
SECTION 3.  LETTERS OF CREDIT...............................................  67
   3.1     Issuance of Letters of Credit and Lenders' Purchase
           of Participations Therein........................................  67
   3.2     Letter of Credit Fees............................................  70
   3.3     Drawings and Reimbursement of Amounts Paid Under
           Letters of Credit................................................  71
   3.4     Obligations Absolute.............................................  73
   3.5     Nature of Issuing Lenders' Duties................................  74
   3.6     Cash Collateralization of Letters of Credit......................  75
SECTION 4.  CONDITIONS TO LOANS AND LETTERS OF CREDIT.......................  76
   4.1     Conditions to Initial Revolving Loans and Swing
           Line Loans.......................................................  76
   4.2     Conditions to All Loans..........................................  82
   4.3     Conditions to Letters of Credit..................................  83

                                       i                        CREDIT AGREEMENT

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SECTION 5.  REPRESENTATIONS AND WARRANTIES..................................  84
   5.1     Organization, Powers, Qualification, Good Standing,
           Business, Subsidiaries and Compliance with Laws..................  84
   5.2     Authorization of Borrowing, etc..................................  85
   5.3     Financial Condition..............................................  86
   5.4     No Material Adverse Change; No Restricted Junior
           Payments.........................................................  86
   5.5     Title to Properties; Liens; Real Property; Intellectual
           Property.........................................................  86
   5.6     Litigation; Adverse Facts........................................  87
   5.7     Payment of Taxes.................................................  87
   5.8     Performance of Agreements; Material Contracts....................  88
   5.9     Governmental Regulation..........................................  88
   5.10    Securities Activities............................................  88
   5.11    Employee Benefit Plans...........................................  88
   5.12    Certain Fees.....................................................  89
   5.13    Environmental Protection.........................................  89
   5.14    Employee Matters.................................................  90
   5.15    Solvency.........................................................  90
   5.16    Matters Relating to Collateral...................................  90
   5.17    Disclosure.......................................................  91
   5.18    Status Under Existing Senior Notes...............................  91
   5.19    Deposit Accounts.................................................  91
SECTION 6.  AFFIRMATIVE COVENANTS...........................................  92
   6.1     Financial Statements and Other Reports...........................  92
   6.2     Existence, etc...................................................  97
   6.3     Payment of Taxes and Claims; Tax.................................  98
   6.4     Maintenance of Properties; Insurance; Application of Net
           Insurance/ Condemnation Proceeds.................................  98
   6.5     Inspection Rights; Lender Meeting................................ 100
   6.6     Compliance with Laws, etc........................................ 101
   6.7     Environmental Matters............................................ 101
   6.8     Execution of Subsidiary Guaranty and Personal Property
           Collateral Documents After the Closing Date...................... 102
   6.9     Certain Deposit Accounts; Cash Management System................. 103

                                       ii                       CREDIT AGREEMENT

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   6.10    Inventory Reports and Physical Count of Inventory................ 109
   6.11    Updates to Inventory Appraisal and Field Examination............. 109
   6.12    Receivables Securitization Program............................... 109
   6.13    Deposit Agreements............................................... 110
SECTION 7.  NEGATIVE COVENANTS.............................................. 110
   7.1     Indebtedness..................................................... 110
   7.2     Liens and Related Matters........................................ 113
   7.3     Investments; Acquisitions........................................ 115
   7.4     Contingent Obligations........................................... 118
   7.5     Restricted Junior Payments....................................... 118
   7.6     Financial Covenants.............................................. 119
   7.7     Restriction on Fundamental Changes; Asset Sales.................. 120
   7.8     Consolidated Capital Expenditures................................ 121
   7.9     Transactions with Shareholders and Affiliates.................... 122
   7.10    Sales and Lease-Backs............................................ 122
   7.11    Conduct of Business.............................................. 123
   7.12    Amendments or Waivers of Certain Agreements; Optional
           Redemption or Voluntary Prepayment of Certain
           Indebtedness; Etc................................................ 123
   7.13    Fiscal Year...................................................... 124
SECTION 8.  EVENTS OF DEFAULT............................................... 124
   8.1     Failure to Make Payments When Due................................ 125
   8.2     Default in Other Agreements...................................... 125
   8.3     Breach of Certain Covenants...................................... 125
   8.4     Breach of Warranty............................................... 126
   8.5     Other Defaults Under Loan Documents.............................. 126
   8.6     Involuntary Bankruptcy; Appointment of Receiver, etc............. 126
   8.7     Voluntary Bankruptcy; Appointment of Receiver, etc............... 126
   8.8     Judgments and Attachments........................................ 127
   8.9     Dissolution...................................................... 127
   8.10    Employee Benefit Plans........................................... 127
   8.11    Change of Control................................................ 127
   8.12    Invalidity of Loan Documents; Failure of Security;
           Repudiation of Obligations....................................... 127

                                      iii                       CREDIT AGREEMENT

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SECTION 9.  GUARANTY........................................................ 128
   9.1     Guaranty......................................................... 128
   9.2     Guaranty Absolute; Continuing Guaranty........................... 129
   9.3     Actions by Beneficiaries......................................... 130
   9.4     No Discharge..................................................... 130
   9.5     Waivers.......................................................... 131
   9.6     Guarantor's Rights of Subrogation, Contribution, Etc.;
           Subordination of Other Obligations............................... 132
   9.7     Expenses......................................................... 132
   9.8     Financial Condition of Company................................... 133
   9.9     Set Off.......................................................... 133
   9.10    Miscellaneous.................................................... 133
SECTION 10. THE AGENTS...................................................... 133
   10.1    Appointment...................................................... 133
   10.2    Powers and Duties; General Immunity.............................. 135
   10.3    Independent Investigation by Lenders; No Responsibility
           For Appraisal of Creditworthiness................................ 136
   10.4    Right to Indemnity............................................... 137
   10.5    Successor Administrative Agent and Swing Line Lender............. 137
   10.6    Collateral Documents and Guaranties.............................. 138
   10.7    Duties of Other Agents........................................... 139
   10.8    Administrative Agent May File Proofs of Claim.................... 139
SECTION 11. MISCELLANEOUS................................................... 140
   11.1    Successors and Assigns; Assignments and Participations in
           Loans and Letters of Credit...................................... 140
   11.2    Expenses......................................................... 144
   11.3    Indemnity........................................................ 145
   11.4    Set-Off.......................................................... 146
   11.5    Ratable Sharing.................................................. 146
   11.6    Amendments and Waivers........................................... 147
   11.7    Independence of Covenants........................................ 149
   11.8    Notices; Effectiveness of Signatures............................. 149
   11.9    Survival of Representations, Warranties and Agreements........... 150

                                       iv                       CREDIT AGREEMENT

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   11.10   Failure or Indulgence Not Waiver; Remedies Cumulative............ 150
   11.11   Marshalling; Payments Set Aside.................................. 150
   11.12   Severability..................................................... 150
   11.13   Obligations Several; Independent Nature of Lenders'
           Rights; Damage Waiver............................................ 151
   11.14   Release of Security Interest or Guaranty......................... 151
   11.15   Governing Law.................................................... 152
   11.16   Construction of Agreement; Nature of Relationship................ 152
   11.17   Consent to Jurisdiction and Service of Process................... 152
   11.18   Waiver of Jury Trial............................................. 153
   11.19   Confidentiality.................................................. 153
   11.20   Counterparts; Effectiveness...................................... 154

                                       v                        CREDIT AGREEMENT

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                              AK STEEL CORPORATION

                                CREDIT AGREEMENT

            This CREDIT AGREEMENT is dated as of July 24, 2003, and entered into by and among AK STEEL HOLDING CORPORATION, a Delaware corporation ("Holdings"), AK STEEL CORPORATION, a Delaware corporation (the "Company"), THE FINANCIAL INSTITUTIONS LISTED ON THE SIGNATURE PAGES HEREOF (each individually referred to herein as a "Lender" and collectively as the "Lenders"), THE CIT GROUP / BUSINESS CREDIT, INC., BANK ONE, NA, and CONGRESS FINANCIAL CORPORATION, as co-documentation agents for the Lenders (in such capacity, the "Co-Documentation Agents"), GENERAL ELECTRIC CAPITAL CORPORATION, as syndication agent for the Lenders (in such capacity, the "Syndication Agent"), and as collateral agent for the Lenders (in such capacity, the "Collateral Agent"), and CREDIT SUISSE FIRST BOSTON, acting through its Cayman Islands branch, as administrative agent for the Lenders (in such capacity, the "Administrative Agent").

                                    RECITALS

            WHEREAS, the Lenders, at the request of the Company, have agreed to extend certain credit facilities to the Company;

            WHEREAS, the Company desires to secure all of the Obligations hereunder and under the other Loan Documents by granting to the Collateral Agent, on behalf of the Lenders, a perfected first priority Lien on the Collateral pursuant to the Collateral Documents; and

            WHEREAS, Holdings and certain Domestic Subsidiaries of the Company have agreed to guarantee the Obligations hereunder and under the other Loan Documents;

            NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

Section 1.  DEFINITIONS

     1.1    Certain Defined Terms.
            ---------------------

            The following terms used in this Agreement shall have the following meanings:

            "Account Claims" means any reclaimed, repossessed, or returned goods, Account Debtor claims relating to any Account, and any other matter affecting the value, enforceability or collectibility of such Account.

            "Account Debtor" means, with respect to any Account, the Person obligated to pay under such Account.

            "Account" means a right to payment of a monetary obligation, whether or not earned by performance, (i) for property that has been or is to be sold, leased, licensed, assigned,

                                                                CREDIT AGREEMENT
or otherwise disposed of, (ii) for services rendered or to be rendered, (iii) for a policy of insurance issued or to be issued, (iv) for a secondary obligation incurred or to be incurred, (v) for energy provided or to be provided, (vi) for the use or hire of a vessel under a charter or other contract, (vii) arising out of the use of a credit or charge card or information contained on or for use with the card, or (viii) as winnings in a lottery or other game of chance operated or sponsored by a state, governmental unit of a State, or person licensed or authorized to operate the game by a State or governmental unit of a State. The term includes health-care-insurance receivables.

            "Activation Notice" has the meaning ascribed to such term in subsection 6.9C.

            "Adjusted LIBOR" means, for any Interest Rate Determination Date with respect to an Interest Period for a LIBOR Loan, the rate per annum obtained by dividing (i) (A) the rate per annum determined by the Administrative Agent at approximately 11:00 A.M. (London time) on the date that is two Business Days prior to the beginning of such Interest Period by reference to the British Bankers' Association Interest Settlement Rates for deposits in Dollars (as set forth by any service selected by the Administrative Agent that has been nominated by the British Bankers' Association as an authorized information vendor for the purpose of displaying such rates) for a period equal to such Interest Period, or (B) if an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the rate per annum determined by the Administrative Agent to be the average of the rates per annum at which deposits in Dollars are offered for such Interest Period to major banks in the London interbank market in London, England, by the Administrative Agent at approximately 11:00 A.M. (London time) on the date that is two Business Days prior to the beginning of such Interest Period by (ii) a percentage equal to 100% minus the stated maximum rate of all reserve requirements (including any marginal, emergency, supplemental, special or other reserves) applicable on such Interest Rate Determination Date to any member bank of the Federal Reserve System in respect of "Eurocurrency Liabilities" as defined in Regulation D (or any successor category of liabilities under Regulation D). Each determination by the Administrative Agent pursuant to this definition shall be conclusive absent manifest error.

            "Administrative Agent" has the meaning assigned to that term in the introduction to this Agreement and also means and includes any successor Administrative Agent appointed pursuant to subsection 10.5A.

            "Affected Lender" has the meaning assigned to that term in subsection 2.6C.

            "Affected Loans" has the meaning assigned to that term in subsection 2.6C.

            "Affiliate", as applied to any Person, means any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlling", "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

                                       2                        CREDIT AGREEMENT

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            "Agents" means the Administrative Agent, the Collateral Agent, each
Supplemental Collateral Agent and the Lead Arranger.

            "Aggregate Amounts Due" has the meaning ascribed to such term in subsection 11.5.

            "Agreement" means this Credit Agreement dated as of July 24, 2003, as it may be amended, supplemented or otherwise modified from time to time.

            "Approved Fund" means a Fund that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.

            "Asset Sale" means the sale by Holdings or any of its Subsidiaries to any Person other than the Company or any of its wholly-owned Subsidiary Guarantors of (i) any of the stock of the Company or any of its Subsidiaries,
(ii) substantially all of the assets of any division or line of business of Holdings or any of its Subsidiaries, or (iii) any other assets (whether tangible or intangible) of Holdings or any of its Subsidiaries (other than (a) inventory sold in the ordinary course of business, (b) sales, assignments, transfers or dispositions of accounts in the ordinary course of business for purposes of collection or pursuant to a Permitted Receivables Securitization Program and (c) any such other assets to the extent that the aggregate value of such assets sold in any single transaction or related series of transactions is equal to $3,000,000 or less).

            "Assignment Agreement" means an Assignment Agreement in substantially the form of Exhibit P annexed hereto.

            "Bailee Consent" means a consent, in form and substance satisfactory to the Administrative Agent and the Collateral Agent, signed by the applicable bailee and delivered to the Collateral Agent (with a copy to the Administrative Agent).

            "Bankruptcy Code" means Title 11 of the United States Code entitled "Bankruptcy", as now and hereafter in effect, or any successor statute.

            "Base Rate" means, at any time, the higher of (i) the Prime Rate or
(ii) the rate which is 1/2 of 1% in excess of the Federal Funds Effective Rate. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change.

            "Base Rate Loans" means Loans bearing interest at rates determined by reference to the Base Rate as provided in subsection 2.2A.

            "Base Rate Margin" means the margin over the Base Rate used in determining the rate of interest of Base Rate Loans pursuant to subsection 2.2A.

            "Beneficiary" means any of the Administrative Agent, the Collateral Agent, and the Lenders.

                                       3                        CREDIT AGREEMENT

            "Blocked Account" means (i) each Concentration Account and each Collection Account, and (ii) each other Deposit Account with respect to which a Blocked Account Agreement is delivered or required to be delivered from time to time under this Agreement or any other Loan Document.

            "Blocked Account Agreement" means an agreement, satisfactory in form and substance to the Administrative Agent and the Collateral Agent and executed by the financial institution at which a Deposit Account is maintained, pursuant to which such financial institution agrees that (subject to the fulfillment of any conditions precedent required to be contained in such Blocked Account Agreement pursuant to the Intercreditor Agreement or any future intercreditor agreement relating to a Permitted Receivables Securitization Program) from and after the delivery of an Activation Notice to such financial institution by the Administrative Agent, the Collateral Agent, or the Requisite Lenders, until the delivery of a De-Activation Notice to such financial institution by the Collateral Agent, the financial institution will comply with instructions originated by the Collateral Agent as to disposition of funds in the Deposit Account, without further consent by the Company or any Subsidiary.

            "Borrowing Base" for any date means (a) the sum of:

     (i) the lesser of (x) 85% of the product of (I) the OLV Percentage for Raw Materials Inventory and (II) the book value of Raw Materials Inventory or (y) 60% of the book value of Raw Materials Inventory that is Eligible Inventory, determined as of that date,

     (ii) the lesser of (x) 85% of the product of (I) the OLV Percentage for Finished and Semi-Finished Goods Inventory and (II) the book value of Finished and Semi-Finished Goods Inventory or (y) 65% of the book value of Finished and Semi-Finished Goods Inventory that is Eligible Inventory, determined as of that date, and

     (iii) the lesser of (x) 85% of the product of (I) the OLV Percentage for Work-In-Process Inventory and (II) the book value of Work-In-Process Inventory or (y) 60% of the book value of Work-In-Process Inventory that is Eligible Inventory, determined as of that date, less (b) such reserves as the Collateral Agent may from time to time require in its reasonable credit judgment, consistent with its customary credit policies.

            "Borrowing Base Availability" for any date means the amount by which
(a) the Borrowing Base (as of the last day of the period covered (or required to be covered) by the most recent Borrowing Base Certificate delivered (or required to be delivered) on or prior to the date for which Borrowing Base Availability is being determined) exceeds (b) the Total Utilization of Revolving Loan Commitments (as of the date for which Borrowing Base Availability is being determined), as determined by the Collateral Agent.

                                       4                        CREDIT AGREEMENT

            "Borrowing Base Certificate" means an Officer's Certificate substantially in the form of Exhibit F annexed hereto delivered by the Company to the Administrative Agent and the Collateral Agent pursuant to subsection 4.1F or 6.1(v).

            "Business Day" means (i) for all purposes other than as indicated in clause (ii) below, any day excluding Saturday, Sunday and any day that is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close and (ii) with respect to all notices and determinations in connection with, and payments of principal and interest on, LIBOR Loans, any day that is a Business Day described in clause (i) above and that is also a day for trading among banks in Dollar deposits in the London interbank market.

            "Capital Lease", as applied to any Person, means (i) any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of that Person and (ii) any Synthetic Lease.

            "Capital Stock" means the capital stock or other equity interests of a Person.

            "Cash" means money, currency or a credit balance in a Deposit
Account.

            "Cash Balance" means, at any time of determination, with respect to any Deposit Account, the dollar amount of all money held in such Deposit Account, after giving effect to any administrative holds assessed by the financial institution maintaining such Deposit Account.

            "Cash Equivalents" means, as at any date of determination, (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government or (b) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year after such date; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, one of the two highest ratings obtainable from either S&P or Moody's; (iii) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody's; (iv) certificates of deposit or bankers' acceptances maturing within one year after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (a) is at least "adequately capitalized" (as defined in the regulations of its primary Federal banking regulator) and (b) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000; and (v) shares of any money market account or mutual fund that (a) has at least 95% of its assets invested continuously in the types of investments referred to in clauses (i) and (ii) above, (b) has net assets of not less than $500,000,000, and (c) has one of the two highest ratings obtainable from either S&P or Moody's.

            "Cash Management System" means the procedures described in subsection 6.9C.

                                       5                        CREDIT AGREEMENT

            "Change of Control" means any of the following: (i) any Person, either individually or acting in concert with one or more other Persons, shall have acquired beneficial ownership (provided that a Person shall not be deemed to be the beneficial owner of shares tendered pursuant to a tender offer made by that Person or its Affiliate until the tendered shares are accepted for purchase), directly or indirectly, of Securities of Holdings (or other Securities convertible into such Securities) representing 40% or more of the combined voting power of all Securities of Holdings entitled to vote in the election of members of the Governing Body of Holdings or the Company, (ii) the occurrence of a change in the composition of the Governing Body of Holdings or the Company such that a majority of the members of any such Governing Body are not Continuing Members, (iii) the failure at any time of Holdings legally and beneficially to own and control 100% of the issued and outstanding shares of capital stock of the Company or the failure at any time of Holdings to have the ability to elect all of the Governing Body of the Company, and (iv) the occurrence of any "Change in Control" as defined in any of the indentures for the Existing Senior Notes. As used herein, the term "beneficially own" or "beneficial ownership" shall have the meaning set forth in the Exchange Act and the rules and regulations promulgated thereunder.

            "Closing Date" means the date on which all of the conditions set forth in subsection 4.1 have been satisfied or waived in accordance with the terms of this Agreement.

            "Co-Documentation Agent" has the meaning assigned to that term in the introduction to this Agreement.

            "Collateral" means, collectively, all of the property in which Liens are purported to be granted pursuant to the Collateral Documents as security for the Obligations.

            "Collateral Account" has the meaning ascribed to such term in the Security Agreement.

            "Collateral Agent" has the meaning assigned to that term in the introduction to this Agreement and also means and includes any successor Collateral Agent appointed pursuant to subsection 10.5A.

            "Collateral Documents" means the Security Agreement, the Pledge Agreement, each Deposit Agreement, the Intercreditor Agreement and all other instruments or documents delivered by any Loan Party or Receivables SPV pursuant to this Agreement or any of the other Loan Documents in order to grant to the Administrative Agent, on behalf of the Lenders, a Lien on any property of that Loan Party as security for the Obligations.

            "Collections" has the meaning ascribed to such term in the Intercreditor Agreement.

            "Collection Account" means (i) each Deposit Account described on
Schedule 5.19 as a Collection Account, each of which Deposit Accounts is, as of the Closing Date, a "Collection Account" as defined in the Existing Purchase and Servicing Agreement, (ii) any Deposit Account that replaces such Deposit Account, and (iii) any Deposit Account that

                                       6                        CREDIT AGREEMENT
is or becomes a "Collection Account" under the Existing Purchase and Servicing Agreement (or the like under any Receivables Securitization Program). It is understood and agreed that the same Deposit Account may (but need not) serve as both a Collection Account and a Concentration Account.

            "Commercial Letter of Credit" means any letter of credit or similar instrument issued for the purpose of providing the primary payment mechanism in connection with the purchase of any materials, goods or services by the Company or any of its Subsidiaries in the ordinary course of business of the Company or such Subsidiary.

            "Commitments" means the commitments of Lenders to make Loans as set forth in subsection 2.1A and subsection 3.3.

            "Company" has the meaning assigned to that term in the introduction to this Agreement.

            "Commingled Property" has the meaning ascribed to such term in the Intercreditor Agreement.

            "Compliance Certificate" means a certificate substantially in the form of Exhibit H annexed hereto.

            "Concentration Account" means (i) each Deposit Account described on
Schedule 5.19 as a Concentration Account, each of which Deposit Accounts is, as of the Closing Date, a "Concentration Account" as defined in the Existing Purchase and Servicing Agreement, (ii) any Deposit Account that replaces such Deposit Account, and (iii) any Deposit Account that is or becomes a "Concentration Account" under the Existing Purchase and Servicing Agreement (or the like under any Receivables Securitization Program). It is understood and agreed that the same Deposit Account may (but need not) serve as both a Collection Account and a Concentration Account.

            "Confidential Information Memorandum" means the Confidential Information Memorandum dated June, 2003, and supplements thereto, relating to the credit facilities evidenced by this Agreement.

            "Consolidated Capital Expenditures" means, for any period, the sum of the aggregate of all expenditures (whether paid in cash or other consideration or accrued as a liability and including the portion of Capital Leases that is capitalized on the consolidated balance sheet of Holdings and its Subsidiaries) by Holdings and its Subsidiaries during that period that, in conformity with GAAP, are included in "additions to property, plant or equipment" or comparable items reflected in the consolidated statement of cash flows of Holdings and its Subsidiaries. For purposes of this definition, the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment or with insurance proceeds shall be included in Consolidated Capital Expenditures only to the extent of the gross amount of such purchase price less the credit granted by the seller of such equipment for the equipment being traded in at such time or the amount of such proceeds, as the case may be.

                                       7                        CREDIT AGREEMENT

            "Consolidated Cash Interest Expense" means, for any period, Consolidated Interest Expense for such period excluding, however, any interest expense not payable in Cash (including amortization of discount and amortization of debt issuance costs).

            "Consolidated Cash Taxes" means, for any period, the aggregate amount of federal, state, local and foreign income taxes of Holdings and its Subsidiaries paid in cash during such period.

            "Consolidated EBITDA" means, for any period, the sum, without duplication, of the amounts for such period of (i) Consolidated Net Income, (ii) Consolidated Interest Expense, (iii) provisions for taxes based on income, (iv) total depreciation expense, (v) total amortization expense, and (vi) other non-cash items (other than any such non-cash item to the extent that it represents an accrual of or reserve for cash expenditures in any future period), but only, in the case of clauses (ii)-(vi), to the extent deducted in the calculation of Consolidated Net Income, less (a) other non-cash items added in the calculation of Consolidated Net Income (other than any such non-cash item to the extent that it will result in the receipt of cash payments within twelve months after the date on which it was accrued) and (b) benefit for taxes based on income, all of the foregoing as determined on a consolidated basis for Holdings and its Subsidiaries in conformity with GAAP.

            "Consolidated EBITDAPO" means, for any period, the sum, without duplication, of the amounts for such period of (i) Consolidated EBITDA and (ii) all expenses associated with pensions or other post-retirement benefit obligations (including, without limitation, all non-cash corridor charges), but only, in the case of clause (ii), to the extent deducted in the calculation of Consolidated Net Income, less all income associated with pensions or other post-retirement benefit obligations, but only to the extent added in the calculation of Consolidated Net Income, all of the foregoing as determined on a consolidated basis for Holdings and its Subsidiaries in conformity with GAAP.

            "Consolidated Fixed Charge Coverage Ratio" for any period means the ratio of (i) Consolidated EBITDAPO for such period less Consolidated Capital Expenditures paid in cash during such period to (ii) Consolidated Fixed Charges for such period.

            "Consolidated Fixed Charges" means, for any period, the sum (without duplication) of the amounts for such period of (i) Consolidated Cash Interest Expense, (ii) scheduled principal payments (except with respect to the repayment of the Loans at maturity) in respect of Consolidated Total Debt, (iii) Consolidated Cash Taxes, (iv) dividends paid by Holdings, (v) the aggregate amount of all rents paid or payable during that period under all Capital Leases to which Holdings or any of its Subsidiaries is a party, and (vi) all cash payments in connection with pensions or other post-retirement benefit obligations, all of the foregoing as determined on a consolidated basis for Holdings and its Subsidiaries in conformity with GAAP.

            "Consolidated Interest Expense" means, for any period, total interest expense (including that portion attributable to Capital Leases in accordance with GAAP and including capitalized interest) of Holdings and its Subsidiaries on a consolidated basis with respect to all outstanding Indebtedness of Holdings and its Subsidiaries, including all commissions, discounts

                                       8                        CREDIT AGREEMENT
and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, net costs under Interest Rate Agreements and amounts referred to in subsection 2.3 payable to the Administrative Agent and Lenders that is considered interest expense in accordance with GAAP, but excluding, however, any such amounts referred to in subsection 2.3 payable on or before the Closing Date.

            "Consolidated Leverage Ratio" means, for any Fiscal Quarter, the ratio of (a) the quotient obtained by dividing (i) the sum of Consolidated Total Debt determined as at the last day of each month in such Fiscal Quarter by (ii) three to (b) Consolidated EBITDAPO for the four consecutive Fiscal Quarters ending on such day.

            "Consolidated Net Asset Value" means, on any date, the excess of (i) the aggregate book value of the assets of Holdings and its Subsidiaries, determined on a consolidated basis in accordance with GAAP, over (ii) the sum of
(x) the aggregate book value of the liabilities of Holdings and its Subsidiaries, determined on a consolidated basis in accordance with GAAP, (y) the aggregate value of off-balance-sheet liabilities of Holdings and its Subsidiaries, and (z) the aggregate Synthetic Lease Obligations of Holdings and its Subsidiaries.

            "Consolidated Net Income" means, for any period, the net income (or loss) of Holdings and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP (except that Synthetic Leases shall be treated as Capital Leases rather than Operating Leases); provided that there shall be excluded (i) the net income (or loss) of any Person (other than a Subsidiary of the Company) in which any other Person (other than the Company or any of its Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to the Company or any of its Subsidiaries by such Person during such period, (ii) the net income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of the Company or is merged into or consolidated with the Company or any of its Subsidiaries or that Person's assets are acquired by the Company or any of its Subsidiaries, (iii) the net income of any Subsidiary of the Company to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, (iv) any after-tax gains or losses attributable to (a) asset sales or (b) returned surplus assets of any Pension Plan, and (v) (to the extent not included in clauses (i) through (iv) above) any net extraordinary gains or net non-cash extraordinary losses.

            "Consolidated Total Debt" means, as at any date of determination, the aggregate stated balance sheet amount of all Indebtedness of Holdings and its Subsidiaries, determined on a consolidated basis in accordance with GAAP (except that items of Indebtedness that are not recorded as liabilities on a balance sheet in accordance with GAAP shall nevertheless be included within Consolidated Total Debt).

            "Contingent Obligation" means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person (i) with respect to any Indebtedness, lease, dividend or other obligation of another if the primary purpose or intent thereof by the Person incurring the Contingent Obligation is to provide assurance to the obligee of such obligation of

                                       9                        CREDIT AGREEMENT
another that such obligation of another will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such obligation will be protected (in whole or in part) against loss in respect thereof, (ii) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings, or (iii) under Hedge Agreements. Contingent Obligations shall include
(a) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another, (b) the obligation to make take-or-pay or similar payments if required regardless of non-performance by any other party or parties to an agreement, and (c) any liability of such Person for the obligation of another through any agreement (contingent or otherwise) (1) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (2) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (1) or (2) of this sentence, the primary purpose or intent thereof is as described in the preceding sentence. The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if less, the amount to which such Contingent Obligation is specifically limited.

            "Continuing Members" means, with respect to the Governing Body of a Person on any date of determination, the persons who were members of such Governing Body on the Closing Date, together with each person who, on the date of determination, is a member of such Governing Body whose nomination for election to such Governing Body was recommended by a majority of the persons who were Continuing Members of such Governing Body at the time of such nomination.

            "Contractual Obligation" means, as applied to any Person, any provision of any Security issued by that Person or of any material indenture, mortgage, deed of trust, deed to secure debt, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

            "Control Agreement" means an agreement, satisfactory in form and substance to the Administrative Agent and the Collateral Agent and executed by the financial institution at which a Deposit Account is maintained, pursuant to which such financial institution confirms and acknowledges the Collateral Agent's security interest in such Deposit Account, and agrees that (subject to the fulfillment of any conditions precedent required to be contained in such Control Agreement pursuant to the Intercreditor Agreement or any future intercreditor agreement relating to a Permitted Receivables Securitization Program) the financial institution will comply with instructions originated by the Collateral Agent as to disposition of funds in the Deposit Account, without further consent by the Company or any Subsidiary.

            "Currency Agreement" means any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap or other similar agreement or arrangement to which Holdings or any of its Subsidiaries is a party.

                                       10                       CREDIT AGREEMENT

            "De-Activation Notice" has the meaning ascribed to such term in subsection 6.9C.

            "Deposit Account" means a demand, time, savings, passbook or similar account maintained with a Person engaged in the business of banking, including, without limitation, a bank, savings bank, savings and loan association, credit union or trust company.

            "Deposit Agreement" means any Control Agreement or Blocked Account Agreement.

            "Depository Bank" has the meaning ascribed to such term in subsection 6.9C.

            "Designated Issuer" means a bank or other legally authorized Person selected by or acceptable to a Revolving Lender in its sole discretion to issue a Letter of Credit hereunder, which Letter of Credit shall be guaranteed by such Revolving Lender in a manner acceptable to such Revolving Lender and its designee. Each such Revolving Lender shall be considered the "Issuing Lender" hereunder with respect to any Letters of Credit issued by its respective Designated Issuer.

            "Discretionary Swing Line Loan" has the meaning assigned to that term in subsection 2.1A(ii)(a).

            "Dollars" and the sign "$" mean the lawful money of the United States of America.

            "Domestic Subsidiary" means any Subsidiary that is incorporated or organized under the laws of the United States of America, any state thereof or in the District of Columbia.

            "Domestic Unrestricted Cash" means Cash and Cash Equivalents that, in each case, meet all of the following requirements: (i) it is denominated in Dollars, (ii) if it is embodied in a tangible medium, such tangible medium is located in the United States of America, (iii) if it is deposited in a Deposit Account or held in a securities account (as defined in the UCC), such account is maintained in the United States of America with a financial institution that either (a) is organized under the laws of the United States of America or any state or political subdivision thereof, or (b) is a branch of a financial institution, which branch is located and authorized to conduct the relevant type of financial business in the United States of America, (iv) if it is commercial paper or shares in a money market account or mutual fund, the issuer thereof is organized under the laws of the United States of America or any state or political subdivision thereof, and (v) it is not held in trust for, or held subject to any Lien, transfer restriction or other claim in favor of, any Person other than the Collateral Agent on behalf of the Lenders.

            "Douglas" means Douglas Dynamics, L.L.C., a Delaware limited liability company.

                                       11                       CREDIT AGREEMENT

            "Eligible Assignee" means (i) any Lender, any Affiliate of any Lender and any Approved Fund of any Lender; and (ii) (a) a commercial bank organized under the laws of the United States or any state thereof; (b) a savings and loan association or savings bank organized under the laws of the United States or any state thereof; (c) a commercial bank organized under the laws of any other country or a political subdivision thereof; provided that (1) such bank is acting through a branch or agency located in the United States or
(2) such bank is organized under the laws of a country that is a member of the Organization for Economic Cooperation and Development or a political subdivision of such country; and (d) any other entity that is an "accredited investor" (as defined in Regulation D under the Securities Act) that extends credit or buys loans as one of its businesses including insurance companies, mutual funds and lease financing companies that, in each case, have at least $2,000,000 in net assets; provided that neither (x) the Company nor (y) any Affiliate of the Company nor (z) any Person known to the assigning Lender to be a competitor of the Company shall be an Eligible Assignee.

            "Eligible Inventory" means and includes Inventory consisting of first quality goods held for resale in the ordinary course of the Company's business (and not, for example, in connection with any liquidation, clearance or termination of a division or line of goods), which goods are owned by the Company, located in the United States of America and acceptable to the Collateral Agent in all respects in its reasonable credit judgment. General criteria for Eligible Inventory may be established from time to time and revised from time to time, in each case by the Collateral Agent in the Collateral Agent's reasonable credit judgment. In determining such acceptability, the Collateral Agent may, but need not, rely on reports and schedules of Inventory furnished to the Collateral Agent by the Company, but reliance thereon by the Collateral Agent from time to time shall not be deemed to limit the Collateral Agent's right to revise standards of eligibility at any time. Eligible Inventory shall not include the following:

            (i)      packaging and shipping materials;

            (ii) Inventory in transit (except between locations (i) owned by the Company free and clear of any mortgage, deed of trust, deed to secure debt, or similar encumbrance or (ii) covered by a Bailee Consent, Landlord Consent or Mortgagee Consent);

            (iii) Inventory not located at one of the identified premises disclosed to the Collateral Agent from time to time;

            (iv) Inventory located at a premises subject to a mortgage, unless such Inventory is covered by a Mortgagee Consent;

            (v) Inventory located at the premises of a third party, if the amount of Inventory located at that premises has a book value of $500,000 or less;

            (vi) Inventory located at the premises of third parties, unless such Inventory is covered by a Bailee Consent, a Processor Consent, or a Landlord Consent, as applicable;

            (vii)    Inventory held on consignment by the Company as consignee;

                                       12                       CREDIT AGREEMENT

            (viii) Inventory subject to a Lien in favor of any third party, except for Liens permitted hereunder;

            (ix)     bill and hold goods;

            (x) Inventory that is covered by a negotiable document of title not in the Collateral Agent's possession with all necessary endorsements;

            (xi) Inventory that is not subject to the Collateral Agent's first (other than as against Permitted Encumbrances) and valid fully perfected security interest or for which the Collateral Agent has not received adequate certificates, reports and other assurances (the adequacy of which is to be determined by the Collateral Agent in its sole discretion) of such priority and perfection;

            (xii)    Commingled Property;

            (xiii)    Returned Goods;

            (xiv) returned goods that are not either currently usable or currently saleable in the ordinary course of business of the Company and its Subsidiaries;

            (xv) damaged or defective goods that are outside the range of tolerances that are customarily accepted by customers of the Company or have been specifically rejected by any customer;

            (xvi) "seconds" that are outside the range of tolerances that are customarily accepted by customers of the Company or have been specifically rejected by any customer;

            (xvii)   samples and display items;

            (xviii)  parts and supplies Inventory;

            (xix)    Inventory held by a third party as consignee;

            (xx) Inventory produced in violation of the Fair Labor Standards Act or subject to the so-called "hot goods" provisions contained in Title 29 U.S.C. 215(a)(i);

            (xxi) finished goods that do not meet the specifications of the purchase order for such goods in any material respect and are outside the range of tolerances that are customarily accepted by the particular purchaser who placed the order or have been specifically rejected by any customer;

            (xxii) Inventory that is not in good condition, is obsolete, does not meet all standards imposed by any governmental agency, or department or division thereof, having regulatory authority over the Inventory, or that is not either currently usable or

                                       13                       CREDIT AGREEMENT
     currently saleable in the ordinary course of the business of the Company and its Subsidiaries;

            (xxiii) Hazardous Materials or other goods that can be transported only with licenses;

            (xxiv) Inventory that has been used, or has been attached, seized, made subject to a writ or distress warrant, levied upon or brought within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors, and such attachment lien, seizure, writ or distress warrant, or levy has not been released or discharged, and such possession has not been relinquished;

            (xxv) Inventory that does not comply in all respects with each of the representations, warranties and covenants set forth in this Agreement and the other Loan Documents;

            (xxvi) Inventory purchased in or as part of a "bulk" transfer or sale of assets unless the seller and the Company and its Subsidiaries have complied with all applicable bulk sales or bulk transfer laws;

            (xxvii) Inventory subject to a patent or trademark requiring payment of royalties or licensor consent preventing the Collateral Agent from being able to sell it following an Event of Default; and

            (xxviii) Inventory not covered by insurance to the extent required by this Agreement.

Notwithstanding the foregoing, the Collateral Agent shall, in determining eligibility and acceptability of Inventory as aforesaid, exercise its reasonable credit judgment.

            "Employee Benefit Plan" means any "employee benefit plan", as defined in Section 3(3) of ERISA, that is or was maintained or contributed to by Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates in the last six years, or to which any such Person has an obligation to contribute or has any outstanding liability.

            "Environmental Claim" means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Government Authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law, (ii) in connection with any Hazardous Materials or any actual or alleged Hazardous Materials Activity, or
(iii) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

            "Environmental Laws" means any and all current or future statutes, ordinances, orders, rules, regulations, guidance documents, judgments, Governmental Authorizations, or any other requirements of any Government Authority relating to (i) environmental matters, including

                                       14                       CREDIT AGREEMENT
those relating to any Hazardous Materials Activity, (ii) the generation, use, storage, transportation or disposal of Hazardous Materials, or (iii) occupational safety and health, industrial hygiene, land use or the protection of human, plant or animal health or welfare, in any manner applicable to Holdings or any of its Subsidiaries or any Facility.

            "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.

            "ERISA Affiliate", as applied to any Person, means (i) any corporation that is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member; (ii) any trade or business (whether or not incorporated) that is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member. Any former ERISA Affiliate of a Person or any of its Subsidiaries shall continue to be considered an ERISA Affiliate of such Person or such Subsidiary within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of such Person or such Subsidiary and with respect to liabilities arising after such period for which such Person or such Subsidiary could be liable under the Internal Revenue Code or ERISA.

            "ERISA Event" means (i) a "reportable event" within the meaning of
Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation); (ii) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(d) of the Internal Revenue Code) or the failure to make by its due date a required installment under Section 412(m) of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability pursuant to Section 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which to the Company's knowledge could reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of liability on Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the withdrawal of Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to
Section 4241 or 4245 of ERISA, or that it intends to

                                       15                       CREDIT AGREEMENT
terminate or has terminated under Section 4041A or 4042 of ERISA; (viii) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates in connection with any Employee Benefit Plan; (ix) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; or (x) the imposition of a Lien pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or pursuant to ERISA with respect to any Pension Plan.

            "Event of Default" means each of the events set forth in Section 8.

            "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

            "Existing 1997 IRB Agreement" means that certain Loan Agreement, dated as of February 1, 1997, between the City of Rockport, Indiana, and the Company, together with all documents, agreements, and instruments relating thereto, in each case as amended, modified, or supplemented through the Closing Date and from time to time thereafter to the extent permitted by subsection 7.12.

            "Existing 1998 IRB Agreement" means that certain Loan Agreement, dated as of February 1, 1998, between the City of Rockport, Indiana, and the Company, together with all documents, agreements, and instruments relating thereto, in each case as amended, modified, or supplemented through the Closing Date and from time to time thereafter to the extent permitted by subsection 7.12.

            "Existing 1999 IRB Agreement" means that certain Loan Agreement, dated as of January 1, 1999, between the City of Rockport, Indiana, and the Company, together with all documents, agreements, and instruments relating thereto, in each case as amended, modified, or supplemented through the Closing Date and from time to time thereafter to the extent permitted by subsection 7.12.

            "Existing 2004 Senior Notes" means the Senior Secured Notes, Series A-E, due 2004, issued pursuant to those certain Note Purchase Agreements, dated as of December 17, 1996, among the Company, Holdings, and the purchasers listed in Schedule A attached thereto, together with all documents, agreements, and instruments relating thereto, in each case as amended, modified, or supplemented through the Closing Date and from time to time thereafter to the extent permitted by subsection 7.12.

            "Existing 2007 Senior Notes" means the 9% Senior Notes due 2007, issued pursuant to that certain Indenture, dated as of October 1, 1992, among the Company (as successor by merger to Armco Inc., an Ohio corporation), Holdings, Douglas, and Fifth Third Bank, as trustee, together with all documents, agreements, and instruments relating thereto, in

                                       16                       CREDIT AGREEMENT
each case as amended, modified, or supplemented through the Closing Date and from time to time thereafter to the extent permitted by subsection 7.12.

            "Existing 2008 Senior Notes" means the 8 7/8% Senior Notes due 2008, issued pursuant to that certain Indenture, dated as of November 1, 1993, among the Company (as successor by merger to Armco Inc., an Ohio corporation), Holdings, Douglas, and Firststar Bank, N.A. (formerly known as Star Bank, N.A.), as trustee, together with all documents, agreements, and instruments relating thereto, in each case as amended, modified, or supplemented through the Closing Date and from time to time thereafter to the extent permitted by subsection 7.12.

            "Existing 2009 Senior Notes" means the 7 7/8% Senior Notes due 2009, issued pursuant to that certain Indenture, dated as of February 10, 1999, among the Company, Holdings, Douglas, and Fifth Third Bank, as trustee, together with all documents, agreements, and instruments relating thereto, in each case as amended, modified, or supplemented through the Closing Date and from time to time thereafter to the extent permitted by subsection 7.12.

            "Existing 2012 Senior Notes" means the 7 3/4% Senior Notes due 2012, issued pursuant to that certain Indenture, dated as of June 11, 2002, among the Company, Holdings, Douglas, and Fifth Third Bank, as trustee, together with all documents, agreements, and instruments relating thereto, in each case as amended, modified, or supplemented through the Closing Date and from time to time thereafter to the extent permitted by subsection 7.12.

            "Existing Indebtedness" means, collectively, the Existing Senior Notes, the Existing IRB Agreements, the Existing Receivables Securitization Program, and the Existing Taxpayer Agreement.

            "Existing IRB Agreements" means the Existing 1997 IRB Agreement, the Existing 1998 IRB Agreement, and the Existing 1999 IRB Agreement, together with all documents, agreements, and instruments relating thereto, in each case as amended, modified, or supplemented through the Closing Date and from time to time thereafter to the extent permitted by subsection 7.12.

            "Existing Purchase and Servicing Agreement" means that certain Amended and Restated Purchase and Servicing Agreement, dated as of October 1, 1999, among AK Steel Receivables Ltd., an Ohio limited liability corporation, the Company, the purchasers party thereto, and PNC Bank, National Association, as agent, as amended, modified, or supplemented through the Closing Date and from time to time thereafter to the extent permitted by subsection 7.12.

            "Existing Receivables Purchase Agreement" means that certain Amended and Restated Receivables Purchase Agreement, dated as of October 1, 1999, by and between the Company and AK Steel Receivables Ltd., as amended, modified, or supplemented through the Closing Date and from time to time thereafter to the extent permitted by subsection 7.12.

            "Existing Receivables Securitization Program" means (i) the Existing Purchase and Servicing Agreement, (ii) the Existing Receivables Purchase Agreement, and (iii) all

                                       17                       CREDIT AGREEMENT
documents, agreements, and instruments relating to either of the foregoing, in each case as amended, modified, or supplemented through the Closing Date and from time to time thereafter to the extent permitted by subsection 7.12.

            "Existing Receivables SPV" means AK Steel Receivables Ltd., an Ohio limited liability corporation.

            "Existing Senior Notes" means, collectively, the Existing 2004 Senior Notes, the Existing 2007 Senior Notes, the Existing 2008 Senior Notes, the Existing 2009 Senior Notes, and the Existing 2012 Senior Notes.

            "Existing Taxpayer Agreement" means that certain Taxpayer Agreement, made as of May 1, 1997, by and between the Spencer County Redevelopment Commission and the Company, together with all documents, agreements, and instruments relating thereto, in each case as amended, modified, or supplemented through the Closing Date and from time to time thereafter to the extent permitted by subsection 7.12.

            "Facilities" means any and all real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by the Company or any of its Subsidiaries or any of their respective predecessors or Affiliates.

            "Facility Availability" for any date means the amount by which (i) the lesser of (x) the Borrowing Base (as of the last day of the period covered (or required to be covered) by the most recent Borrowing Base Certificate delivered (or required to be delivered) on or prior to the date for which Facility Availability is being determined) and (y) the sum of the Revolving Loan Commitments (as of the date the date for which Facility Availability is being determined) exceeds (ii) the Total Utilization of Revolving Loan Commitments (as of the date for which Facility Availability is being determined), as determined by the Administrative Agent.

            "Facility Usage Percentage" for any date means the percentage equal to (x) the Total Utilization of Revolving Loan Commitments (as of such date) divided by (y) the sum of the Revolving Loan Commitments (as of such date).

            "Federal Funds Effective Rate" means, for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent.

            "Field Examination" means an examination of the Inventory and books and records of the Company conducted by the Collateral Agent, as such examination may be updated from time to time in accordance with subsection 6.11.

                                       18                       CREDIT AGREEMENT

            "Financial Plan" has the meaning assigned to that term in subsection 6.1(xii).

            "Finished and Semi-Finished Goods Inventory" means all Inventory that has been classified as "finished goods" or "semi-finished goods" Inventory in a manner consistent with the Company's current and historical practices, as reflected in its general ledger; provided that the items included within Finished and Semi-Finished Goods Inventory shall be consistent with the methodology used in the most recent Inventory Appraisal; and provided further that, in the event that the Company becomes the owner of a Subject Business, the Inventory of such Subject Business shall not be included in Finished and Semi-Finished Goods Inventory until (i) the Company owns such Inventory directly and free and clear of Liens other than Permitted Encumbrances and (ii) a supplemental Inventory Appraisal and Field Examination (which shall not be counted for purposes of the limits on the number of updates to the Inventory Appraisal and Field Examination required under subsection 6.11) shall have been performed with respect to such Inventory, with the scope and procedures associated with such Inventory Appraisal and Field Examination to be consistent with the scope and procedures associated with the initial Inventory Appraisal and Field Examination.

            "First Priority" means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that (i) such Lien is perfected and has priority over any other Lien on such Collateral (other than Permitted Encumbrances or as provided by the Intercreditor Agreement) and
(ii) such Lien is the only Lien (other than Liens permitted pursuant to subsection 7.2) to which such Collateral is subject.

            "Fiscal Quarter" means a fiscal quarter of any Fiscal Year.

            "Fiscal Year" means the fiscal year of the Company and its Subsidiaries ending on December 31 of each calendar year.

            "Foreign Plan" means any employee benefit plan maintained by the Company or any of its Subsidiaries that is mandated or governed by any law, rule or regulation of any Government Authority other than the United States of America, any state thereof or any other political subdivision thereof.

            "Foreign Subsidiary" means any Subsidiary that is not a Domestic Subsidiary.

            "Fund" means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

            "Funding and Payment Office" means (i) the office of the Administrative Agent and Swing Line Lender located at Eleven Madison Avenue, New York, New York 10010-3629 or (ii) such other office of the Administrative Agent and Swing Line Lender as may from time to time hereafter be designated as such in a written notice delivered by the Administrative Agent and Swing Line Lender to the Company and each Lender.

                                       19                       CREDIT AGREEMENT

            "Funding Date" means the date of the funding of a Loan, which shall be a Business Day.

            "GAAP" means, subject to the limitations on the application thereof set forth in subsection 1.2, generally accepted accounting principles set forth in opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, in each case as the same are applicable to the circumstances as of the date of determination.

            "Governing Body" means the board of directors or other body having the power to direct or cause the direction of the management and policies of a Person that is a corporation, partnership, trust or limited liability company.

            "Government Authority" means any political subdivision or department thereof, any other governmental or regulatory body, commission, central bank, board, bureau, organ or instrumentality or any court, in each case whether federal, state, local or foreign.

            "Governmental Authorization" means any permit, license, registration, authorization, plan, directive, consent, order or consent decree of or from, or notice to, any Government Authority.

            "Granting Lender" has the meaning ascribed to such term in subsection 11.1B(iv).

            "Guaranteed Obligations" has the meaning ascribed to such term in subsection 9.1.

            "Guaranties" means the Holdings Guaranty and the Subsidiary
Guaranty.

            "Guarantor" as used in Section 9 means Holdings, in its capacity as guarantor under the Holdings Guaranty.

            "Hazardous Materials" means (i) any chemical, material or substance at any time defined as or included in the definition of "hazardous substances", "hazardous wastes", "hazardous materials", "extremely hazardous waste", "acutely hazardous waste", "radioactive waste", "biohazardous waste", "pollutant", "toxic pollutant", "contaminant", "restricted hazardous waste", "infectious waste", "toxic substances", or any other term or expression intended to define, list or classify substances by reason of properties harmful to health, safety or the indoor or outdoor environment (including harmful properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity, reproductive toxicity, "TCLP toxicity" or "EP toxicity" or words of similar import under any applicable Environmental Laws); (ii) any oil, petroleum, petroleum fraction or petroleum derived substance; (iii) any drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (iv) any flammable substances or explosives; (v) any radioactive

                                       20                       CREDIT AGREEMENT
materials; (vi) any asbestos-containing materials; (vii) urea formaldehyde foam insulation; (viii) electrical equipment which contains any oil or dielectric fluid containing polychlorinated biphenyls; (ix) pesticides; and (x) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any Government Authority or which may or could pose a hazard to the health and safety of the owners, occupants or any Persons in the vicinity of any Facility or to the indoor or outdoor environment.

            "Hazardous Materials Activity" means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

            "Hedge Agreement" means an Interest Rate Agreement or a Currency Agreement designed to hedge against fluctuations in interest rates, currency values, or natural gas prices, respectively, and not entered into for speculative purposes.

            "Holdings" has the meaning ascribed to such term in the introduction to this Agreement.

            "Holdings Guaranty" means the Guaranty given by Holdings in Section 9 of this Agreement, as such Holdings Guaranty may thereafter be amended, supplemented or otherwise modified from time to time in accordance with this Agreement.

            "Immaterial Subsidiary" means any Subsidiary of Holdings that (i) contributes less than 10% of Consolidated EBITDA, (ii) holds less than 10% of Consolidated Net Asset Value, (iii) has liabilities (including, without limitation, contingent liabilities and off-balance-sheet liabilities) that could not reasonably be expected to equal 10% or more of the consolidated liabilities (including, without limitation, contingent liabilities and off-balance-sheet liabilities) of Holdings and its Subsidiaries, and (iv) does not have any assets included in Eligible Inventory; provided that all Subsidiaries of Holdings shall be deemed to be Material Subsidiaries if (x) the aggregate EBITDA of all Subsidiaries that, but for this proviso, would constitute Immaterial Subsidiaries exceeds 10% of Consolidated EBITDA, (y) the aggregate net asset value of all Subsidiaries that, but for this proviso, would constitute Immaterial Subsidiaries exceeds 10% of Consolidated Net Asset Value, or (z) the aggregate liabilities (including, without limitation, contingent liabilities and off-balance-sheet liabilities) of all Subsidiaries that, but for this proviso, would constitute Immaterial Subsidiaries exceeds 10% of the consolidated liabilities (including, without limitation, contingent liabilities and off-balance-sheet liabilities) of Holdings and its Subsidiaries.

            "Increasing Lenders" has the meaning ascribed to such term in subsection 2.1A(iii).

            "Indebtedness", as applied to any Person, means, without duplication, (i) all indebtedness for borrowed money, (ii) that portion of obligations with respect to Capital Leases

                                       21                       CREDIT AGREEMENT
that is properly classified as a liability on a balance sheet in conformity with GAAP, (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money, (iv) any obligation owed for all or any part of the deferred purchase price of property or services (excluding any such obligations incurred under ERISA), which purchase price is
(a) due more than six months from the date of incurrence of the obligation in respect thereof or (b) evidenced by a note or similar written instrument, (v) Synthetic Lease Obligations, (vi) the aggregate amount of all drawings under letters of credit issued for the account of such Person and not theretofore reimbursed, (vii) the aggregate cash investment (net of repayment) made by the receivables purchasers under Receivables Securitization Programs, together with all other obligations under any Receivables Securitization Program that would be characterized as principal if such Receivables Securitization Program were structured as a secured lending transaction rather than a purchase, (viii) any other obligation arising with respect to any other transaction that is the functional equivalent of or takes the place of borrowing but that does not constitute a liability on the balance sheet of such Person, and (ix) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is non-recourse to the credit of that Person. Obligations under Interest Rate Agreements and Currency Agreements constitute
(1) in the case of Hedge Agreements, Contingent Obligations, and (2) in all other cases, Investments, and in neither case constitute Indebtedness.

            "Indemnified Liabilities" has the meaning assigned to that term in subsection 11.3.

            "Indemnitee" has the meaning assigned to that term in subsection
11.3.

            "Intangible Property" has the meaning ascribed to such term in the Security Agreement.

            "Intellectual Property" means all patents, trademarks, tradenames, copyrights, technology, software, know-how and processes used in or necessary for the conduct of the business of the Company and its Subsidiaries as currently conducted that are material to the condition (financial or otherwise), business or operations of the Company and its Subsidiaries, taken as a whole.

            "Intercreditor Agreement" means the Intercreditor Agreement executed and delivered by the Administrative Agent, the Collateral Agent, the Company, AK Steel Receivables Ltd. and PNC Bank, National Association, as agent under the Existing Receivables Securitization Program, substantially in the form of Exhibit O annexed hereto, as such Intercreditor Agreement may hereafter be amended, supplemented or otherwise modified from time to time.

            "Interest Payment Date" means (i) with respect to any Base Rate Loan, the last Business Day of March, June, September and December of each year, commencing on the first such date to occur after the Closing Date, and (ii) with respect to any LIBOR Loan, the last day of each Interest Period applicable to such Loan; provided that in the case of each Interest Period

                                       22                       CREDIT AGREEMENT
of longer than three months "Interest Payment Date" shall also include each date that is three months, or a multiple thereof, after the commencement of such Interest Period.

            "Interest Period" has the meaning assigned to that term in subsection 2.2B.

            "Interest Rate Agreement" means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement or arrangement to which the Company or any of its Subsidiaries is a party.

            "Interest Rate Determination Date" means, with respect to any Interest Period, the second Business Day prior to the first day of such Interest Period.

            "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, and any successor statute.

            "Inventory" means any "inventory," as such term is defined in the UCC, now or hereafter owned or acquired by the Company wherever located, and, in any event, including all inventory, merchandise, goods and other personal property that are held by or on behalf of the Company for sale or lease or are furnished or are to be furnished under a contract of service or that constitute raw materials, work in process, or materials used or consumed or to be used or consumed in the business of Holdings or any of its Subsidiaries or in the processing, packaging, advertising, promotion, delivery or shipping of the same, and all finished goods and all proceeds and products thereof.

            "Inventory Appraisal" means an appraisal of the net orderly liquidation value of the inventory of the Company conducted by Hilco Appraisal Services, LLC, and delivered to the Administrative Agent and the Collateral Agent prior to the Closing Date, in form and substance satisfactory to the Administrative Agent and the Collateral Agent, as such appraisal may be updated by Hilco Appraisal Services, LLC, or such other independent third party consultant selected by the Collateral Agent in its sole discretion, from time to time in accordance with subsection 6.11.

            "Inventory Category" means any of (i) Raw Materials Inventory, (ii) Work-In-Process Inventory, or (iii) Finished and Semi-Finished Goods Inventory.

            "Investment" means (i) any direct or indirect purchase or other acquisition by Holdings or any of its Subsidiaries of, or of a beneficial interest in, any Securities of any other Person (including Holdings or any Subsidiary of Holdings), (ii) any direct or indirect redemption, retirement, purchase or other acquisition for value, by any Subsidiary of Holdings from any Person other than the Company or any of its Subsidiaries, of any equity Securities of such Subsidiary, (iii) any direct or indirect loan, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contribution by Holdings or any of its Subsidiaries to any other Person, including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business, or (iv) Interest Rate Agreements or Currency Agreements not constituting Hedge

                                       23                       CREDIT AGREEMENT

Agreements. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment (other than adjustments for the repayment of, or the refund of capital with respect to, the original principal amount of any such Investment).

            "Issuing Lender", with respect to any Letter of Credit, means the Revolving Lender (or any Subsidiary thereof) that agrees or is otherwise obligated to issue such Letter of Credit, or to arrange for the issuance of a Letter of Credit by a Designated Issuer, determined as provided in subsection 3.1B(ii).

            "Joint Venture" means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form.

            "Landlord Consent" means a consent, in form and substance satisfactory to the Administrative Agent and the Collateral Agent, signed by the applicable landlord and delivered to the Collateral Agent (with a copy to the Administrative Agent).

            "Lead Arranger" means Credit Suisse First Boston, acting through its Cayman Islands branch, in its capacity as Lead Arranger and Book Running Manager.

            "Lender" and "Lenders" means the Persons identified as "Lenders" and listed on the signature pages of this Agreement, together with their successors and permitted assigns pursuant to subsection 11.1, and the term "Lenders" shall include the Swing Line Lender unless the context otherwise requires.

            "Letter of Credit" or "Letters of Credit" means Commercial Letters of Credit and Standby Letters of Credit issued or to be issued by Issuing Lenders or Designated Issuers for the account of the Company pursuant to subsection 3.1.

            "Letter of Credit Obligations" means all outstanding obligations incurred by the Issuing Lenders and Revolving Lenders at the request of the Company, whether direct or indirect, contingent or otherwise, due or not due, in connection with the issuance of Letter of Credit by any Issuing Lender or Designated Issuer or the purchase of a participation by the Revolving Lenders with respect to any Letter of Credit.

            "Letter of Credit Usage" means, as at any date of determination, the sum of (i) the maximum aggregate amount that is or at any time thereafter may become available for drawing under all Letters of Credit then outstanding plus
(ii) the aggregate amount of all drawings under Letters of Credit honored by Issuing Lenders or Designated Issuers and not theretofore reimbursed out of the proceeds of Revolving Loans pursuant to subsection 3.3B or otherwise reimbursed by the Company.

            "LIBOR Loans" means Loans bearing interest at rates determined by reference to the Adjusted LIBOR as provided in subsection 2.2A.

                                       24                       CREDIT AGREEMENT

            "LIBOR Margin" means the margin over the Adjusted LIBOR used in determining the rate of interest of LIBOR Loans pursuant to subsection 2.2A.

            "Lien" means any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing.

            "Liquidity" for any date means the sum of (i) the Facility Availability for such date and (ii) the lesser of (x) the Other Liquidity for such date and (y) $50,000,000.

            "Liquidity Certificate" means an Officer's Certificate substantially in the form of Exhibit G annexed hereto delivered by the Company to the Administrative Agent and the Collateral Agent pursuant to subsection 4.1G or 6.1(vi).

            "Loan" or "Loans" means one or more of the Revolving Loans or Swing Line Loans or any combination thereof.

            "Loan Documents" means this Agreement, the Notes, the Letters of Credit (and any applications for, or reimbursement agreements or other documents or certificates executed by the Company in favor of an Issuing Lender or Designated Issuer relating to, the Letters of Credit), the Guaranties and the Collateral Documents.

            "Loan Party" means each of Holdings, the Company, and any of the Subsidiaries of Holdings or the Company from time to time executing a Loan Document other than the Receivables SPV, and "Loan Parties" means all such Persons, collectively.

            "Margin Stock" has the meaning assigned to that term in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

            "Material Adverse Effect" means (i) a material adverse effect upon the business, assets, operations, condition (financial or otherwise) or prospects of (with respect to the business, financial condition or financial performance) Holdings and its Subsidiaries taken as a whole or upon the Collateral taken as a whole or (ii) the material impairment of the ability of any Loan Party to perform, or the impairment of the ability of the Administrative Agent, the Collateral Agent, or the Lenders to enforce, the Obligations.

            "Material Contract" means any contract or other arrangement to which Holdings or any of its Subsidiaries is a party (other than the Loan Documents) for which breach, nonperformance, cancellation or failure to renew could have a Material Adverse Effect.

            "Material Domestic Subsidiary" means any Material Subsidiary that is also a Domestic Subsidiary.

            "Material Subsidiary" means any Subsidiary of Holdings that is not an Immaterial Subsidiary.

                                       25                       CREDIT AGREEMENT

            "Maximum Consolidated Capital Expenditures Amount" has the meaning assigned to that term in subsection 7.8.

            "Maximum Discretionary Amount" means, as of any date of determination, $10,000,000.

            "Maximum Discretionary Borrowing Base Amount" means, as of any date of determination, the sum of (x) the Borrowing Base and (y) the Maximum Discretionary Amount.

            "Maximum Leverage Ratio" for any four-Fiscal Quarter period means the ratio set forth in subsection 7.6C(ii) for such period.

            "Minimum Fixed Charge Coverage Ratio" for any four-Fiscal Quarter period means the ratio set forth in subsection 7.6B(ii) for such period.

            "Monthly Average Facility Availability" for any month means an amount equal to the quotient obtained by dividing (x) the sum of the Facility Availability for each of the days of such month by (y) the number of days in such month.

            "Moody's" means Moody's Investors Service, Inc.

            "Mortgagee Consent" means a consent, in form and substance satisfactory to the Administrative Agent and the Collateral Agent, signed by the applicable mortgagee and delivered to the Collateral Agent (with a copy to the Administrative Agent).

            "Multiemployer Plan" means any Employee Benefit Plan that is a "multiemployer plan" as defined in Section 3(37) of ERISA.

            "Net Asset Sale Proceeds", with respect to any Asset Sale, means Cash payments (including any Cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) received from such Asset Sale, net of any bona fide direct costs incurred in connection with such Asset Sale, including (i) income taxes reasonably estimated to be actually payable within two years of the date of such Asset Sale as a result of any gain recognized in connection with such Asset Sale and (ii) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Loans) that is secured by a Lien permitted under subsection 7.2 on the stock or assets in question and that is required to be repaid under the terms thereof as a result of such Asset Sale; provided, however, that Net Asset Sale Proceeds shall not include any cash payments received from any Asset Sale by a Foreign Subsidiary unless such proceeds may be repatriated (by reason of a repayment of an intercompany note or otherwise) to the United States without (in the reasonable judgment of the Company) resulting in a material tax liability to the Company.

            "Net Insurance/Condemnation Proceeds" means any Cash payments or proceeds received (i) under any casualty insurance policy relating to all or any portion of the Collateral in respect of a covered loss thereunder or (ii) as a result of the taking of all or any

                                       26                       CREDIT AGREEMENT
portion of the Collateral by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of all or any portion of the Collateral to a purchaser with such power under threat of such a taking, in each case net of any actual and reasonable documented costs incurred by Holdings or any of its Subsidiaries directly in connection with the adjustment or settlement of any claims of Holdings or such Subsidiary in respect thereof.

            "Net Securities Proceeds" means the cash proceeds (net of underwriting discounts and commissions and other reasonable costs and expenses directly associated therewith, including reasonable legal fees and expenses) from the (i) issuance of Capital Stock of or incurrence of Indebtedness by Holdings, the Company, or any of the Subsidiaries of Holdings or the Company, and (ii) capital contributions made by a holder of Capital Stock of Holdings.

            "New Lender" has the meaning assigned to that term in subsection 2.1A(iii).

            "New Lender Supplement" has the meaning assigned to that term in subsection 2.1A(iii).

            "New Receivables SPV" has the meaning ascribed to such term in subsection 6.8D.

            "Non-Consenting Lender" has the meaning ascribed to such term in subsection 2.9.

            "Non-US Lender" means a Lender that is organized under the laws of any jurisdiction other than the United States or any state or other political subdivision thereof.

            "Notes" means one or more of the Revolving Notes or Swing Line Note or any combination thereof.

            "Notice of Borrowing" means a notice substantially in the form of Exhibit A annexed hereto.

            "Notice of Conversion/Continuation" means a notice substantially in the form of Exhibit B annexed hereto.

            "Obligations" means all payment and performance obligations of every nature, whether contingent, liquidated, fixed or otherwise, matured or unmatured, pre- or post-petition, of each Loan Party from time to time owed to the Agents, the Lenders or any of them under the Loan Documents, whether for principal, interest (including, without limitation, all interest that accrues after the commencement of any case or proceeding by or against any Loan Party in bankruptcy, whether or not allowed or allowable in such case or proceeding), reimbursement of amounts drawn under Letters of Credit (and any other Letter of Credit Obligations), fees, expenses, indemnification or otherwise.

            "Officer" means the president, chief executive officer, a vice president, chief financial officer, treasurer, general partner (if an individual), managing member (if an individual) or other individual appointed by the Governing Body or the Organizational Documents of a

                                       27                       CREDIT AGREEMENT
corporation, partnership, trust or limited liability company to serve in a similar capacity as the foregoing.

            "Officer's Certificate", as applied to any Person that is a corporation, partnership, trust or limited liability company, means a certificate executed on behalf of such Person by one or more Officers of such Person or one or more Officers of a general partner or a managing member if such general partner or managing member is a corporation, partnership, trust or limited liability company.

            "OLV Percentage" means, for any Inventory Category on any date, the orderly liquidation value net of liquidation costs of Inventory in such Inventory Category, expressed as a percentage of the book value of Inventory in such Inventory Category, as such percentage shall have been determined by the most recent Inventory Appraisal delivered on or prior to such date.

            "Operating Lease", as applied to any Person, means any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) that is not a Capital Lease other than any such lease under which that Person is the lessor.

            "Organizational Documents" means the documents (including Bylaws, if applicable) pursuant to which a Person that is a corporation, partnership, trust or limited liability company is organized.

            "Other Liquidity" for any date means the sum of (i) the sum of the aggregate amounts of Domestic Unrestricted Cash owned by Holdings, the Company and the Subsidiary Guarantors on such date and (ii) the Receivables Availability on such date. In computing Other Liquidity, Domestic Unrestricted Cash shall be taken into account only to the extent that Holdings and its Subsidiaries shall have paid their accounts payable in a manner consistent with past practice in the ordinary course of business.

            "Participant" means a purchaser of a participation in the rights and obligations under this Agreement pursuant to subsection 11.1C.

            "Patriot Act" means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act).

            "PBGC" means the Pension Benefit Guaranty Corporation or any successor thereto.

            "Pension Plan" means any Employee Benefit Plan, other than a Multiemployer Plan, that is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA, and, for purposes of subsection 8.10, any Foreign Plan.

            "Permitted Encumbrances" means the following types of Liens (excluding any such Lien imposed pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or by ERISA, any such Lien imposed by a Government Authority in connection with any Foreign Plan,

                                       28                       CREDIT AGREEMENT
any such Lien relating to or imposed in connection with any Environmental Claim, and any such Lien expressly prohibited by any applicable terms of any of the Collateral Documents):

            (i) Liens for taxes, assessments or governmental charges or claims the payment of which is not, at the time, required by subsection 6.3;

            (ii) statutory Liens of landlords, Liens of collecting banks under the UCC on items in the course of collection, statutory Liens and rights of set-off of banks, statutory Liens of carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law, in each case incurred in the ordinary course of business (a) for amounts not yet overdue or (b) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of 5 days) are being contested in good faith by appropriate proceedings, so long as (1) such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts, and (2) in the case of a Lien with respect to any portion of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral on account of such Lien;

            (iii) deposits, not exceeding $20,000,000 in the aggregate at any time outstanding, made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, or to secure the performance of statutory obligations, bids, leases, government contracts, trade contracts and other similar obligations (exclusive of obligations for the payment of borrowed money), so long as no foreclosure, sale or similar proceedings have been commenced with respect to any portion of the Collateral on account thereof;

            (iv) any attachment or judgment Lien not constituting an Event of Default under subsection 8.8;

            (v) licenses (with respect to Intellectual Property and other property other than Collateral), leases or subleases granted to third parties in accordance with any applicable terms of the Collateral Documents and not interfering in any material respect with the ordinary conduct of the business of the Company or any of its Subsidiaries or resulting in a material diminution in the value of any Collateral as security for the Obligations;

            (vi) easements, rights-of-way, restrictions, encroachments, and other minor defects or irregularities in title to real property, in each case that do not and will not interfere in any material respect with the ordinary conduct of the business of the Company or any of its Subsidiaries or result in a material diminution in the value of any Collateral as security for the Obligations;

            (vii) any (a) interest or title of a lessor or sublessor under any lease not prohibited by this Agreement, (b) Lien or restriction that the interest or title of such lessor or sublessor may be subject to, or (c) subordination of the interest of the lessee or sublessee under such lease to any Lien or restriction referred to in the preceding clause

                                       29                       CREDIT AGREEMENT

     (b), so long as the holder of such Lien or restriction agrees to recognize the rights of such lessee or sublessee under such lease;

            (viii) Liens arising from filing UCC financing statements relating solely to leases not prohibited by this Agreement;

            (ix) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

            (x) any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property;

            (xi)    Liens granted pursuant to the Collateral Documents; and

            (xii) Liens securing obligations (other than obligations representing Indebtedness for borrowed money) under operating, reciprocal easement or similar agreements entered into in the ordinary course of business of the Company and its Subsidiaries.

            "Permitted Receivables Securitization Program" means (i) the Existing Receivables Securitization Program, (ii) any Receivables Securitization Program approved in writing by Requisite Lenders, or (iii) any Receivables Securitization Program (a) having terms and conditions no less favorable to any Loan Party, any Agent, or any Lender (as determined by each of the Administrative Agent and the Collateral Agent, each in the exercise of its reasonable credit judgment) than the terms and conditions of the Existing Receivables Securitization Program and (b) with respect to which an intercreditor agreement having terms and conditions no less favorable to any Agent or any Lender (as determined by each of the Administrative Agent and the Collateral Agent, each in the exercise of its reasonable credit judgment) than the terms of the Intercreditor Agreement has been duly executed and delivered.

            "Person" means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and governments (whether federal, state or local, domestic or foreign, and including political subdivisions thereof) and agencies or other administrative or regulatory bodies thereof.

            "Pledge Agreement" means the Pledge Agreement executed and delivered by the Company on the Closing Date, substantially in the form of Exhibit N annexed hereto, as such Pledge Agreement may thereafter be amended, supplemented or otherwise modified from time to time.

            "Pledged Collateral" means, collectively, the "Pledged Collateral" as defined in the Pledge Agreement.

                                       30                       CREDIT AGREEMENT

            "Potential Event of Default" means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

            "Pricing Certificate" means each Liquidity Certificate required to be delivered following the last month of a Fiscal Quarter, setting forth information for such month.

            "Prime Rate" means the rate that Credit Suisse First Boston announces from time to time as its prime lending rate, as in effect from time to time. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. Credit Suisse First Boston or any other Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

            "Proceedings" means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration.

            "Proceeds Remittance Account" means (i) the Deposit Account described on Schedule 5.19 as the Proceeds Remittance Account, in which the Company has granted a security interest in favor of the Collateral Agent on behalf of the Lenders pursuant to the Control Agreement delivered on the Closing Date, into which proceeds from the sale of Accounts arising from the sale of Inventory (including pursuant to the Existing Receivables Securitization Program and any other Permitted Receivables Securitization Program) are to be deposited from time to time, or (ii) any future Deposit Account created for a similar purpose with the consent of the Collateral Agent so long as a Control Agreement is delivered to the Collateral Agent prior to any funds being deposited in such Deposit Account.

            "Processor Consent" means a consent, in form and substance satisfactory to the Administrative Agent and the Collateral Agent, signed by the applicable processor and delivered to the Collateral Agent (with a copy to the Administrative Agent).

            "Pro Rata Share" means with respect to each Lender, the percentage obtained by dividing (x) the Revolving Loan Exposure of that Lender by (y) the aggregate Revolving Loan Exposure of all Lenders, as the applicable percentage may be adjusted by assignments permitted pursuant to subsection 11.1. The initial Pro Rata Share of each Lender for purposes of the preceding sentence is set forth opposite the name of that Lender in Schedule 2.1 annexed hereto.

            "Purchased Receivables" has the meaning ascribed to such term in the Intercreditor Agreement.

            "Purchaser Agent" has the meaning ascribed to such term in the Intercreditor Agreement.

            "Quarterly Average Facility Availability" for any Fiscal Quarter means an amount equal to the quotient obtained by dividing (x) the sum of the Facility Availability for each of the days of such Fiscal Quarter by (y) the number of days in such Fiscal Quarter.

                                       31                       CREDIT AGREEMENT

            "Quarterly Average Facility Usage Percentage" for any Fiscal Quarter means the percentage equal to (x) the sum of the Facility Usage Percentage for each of the days in such Fiscal Quarter divided by (y) the number of days in such Fiscal Quarter.

            "Raw Materials Inventory" means all Inventory that has been classified as "raw materials" Inventory in a manner consistent with the Company's current and historical practices, as reflected in its general ledger; provided that the items included within Raw Materials Inventory shall be consistent with the methodology used in the most recent Inventory Appraisal; and provided further that, in the event that the Company becomes the owner of a Subject Business, the Inventory of such Subject Business shall not be included in Raw Materials Inventory until (i) the Company owns such Inventory directly and free and clear of Liens other than Permitted Encumbrances and (ii) a supplemental Inventory Appraisal and Field Examination (which shall not be counted for purposes of the limits on the number of updates to the Inventory Appraisal and Field Examination required under subsection 6.11) shall have been performed with respect to such Inventory, with the scope and procedures associated with such Inventory Appraisal and Field Examination to be consistent with the scope and procedures associated with the initial Inventory Appraisal and Field Examination.

            "Receivables Availability" means, at any time, the maximum amount available at such time to be funded, whether through the making of cash purchases or loans, or through the issuance of letters of credit, under a Permitted Receivables Securitization Program, taking into account any borrowing base or similar limitations on availability.

            "Receivables Securitization Programs" means the Existing Receivables Securitization Program and any other arrangement under which a Person sells, assigns, grants a security interest in, or otherwise securitizes its accounts receivable.

            "Receivables SPV" means the Existing Receivables SPV and each New Receivables SPV.

            "Refunded Swing Line Loans" has the meaning assigned to that term in subsection 2.1A(iv).

            "Register" has the meaning assigned to that term in subsection 2.1D.

            "Regulation D" means Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

            "Reimbursement Date" has the meaning assigned to that term in subsection 3.3B.

            "Release" means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Materials into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous

                                       32                       CREDIT AGREEMENT

Materials), including the movement of any Hazardous Materials through the air, soil, surface water or groundwater.

            "Repayment Account" means a Deposit Account owned and controlled exclusively by the Administrative Agent for use in connection with the transactions contemplated by the Loan Documents, into which the Cash Balances of Blocked Accounts and the Proceeds Remittance Account are deposited pursuant to the Cash Management System if and when activated with respect to such Blocked Accounts and Proceeds Remittance Account; provided that, from time to time, certain amounts owned by the Purchaser Agent and/or the Receivables SPV may be deposited therein, without terminating the rights of such Persons with respect to such amounts.

            "Request for Issuance" means a request substantially in the form of Exhibit C annexed hereto.

            "Requisite Lenders" means Lenders holding more than 50% of the aggregate Revolving Loan Exposure of all Lenders.

            "Responding Lender" has the meaning ascribed to such term in subsection 2.1A(iii).

            "Restricted Junior Payment" means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of the Company or Holdings now or hereafter outstanding, except a dividend payable solely in shares of that class of stock to the holders of that class,
(ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock of the Company or Holdings now or hereafter outstanding, (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of the Company or Holdings now or hereafter outstanding, and (iv) any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to, any Subordinated Indebtedness.

            "Returned Goods" has the meaning ascribed to such term in the Intercreditor Agreement.

            "Revolving Lender" means a Lender that has a Revolving Loan Commitment and/or that has an outstanding Revolving Loan.

            "Revolving Loan Commitment" means the commitment of a Revolving Lender to make Revolving Loans to the Company pursuant to subsection 2.1A(i), and "Revolving Loan Commitments" means such commitments of all Revolving Lenders in the aggregate.

            "Revolving Loan Commitment Termination Date" means July 24, 2008.

                                       33                       CREDIT AGREEMENT

            "Revolving Loan Exposure" means, with respect to any Revolving Lender, as of any date of determination (i) prior to the termination of the Revolving Loan Commitments, that Lender's Revolving Loan Commitment, and (ii) after the termination of the Revolving Loan Commitments, the sum of (a) the aggregate outstanding principal amount of the Revolving Loans of that Lender plus (b) in the event that Lender is an Issuing Lender, the aggregate Letter of Credit Usage in respect of all Letters of Credit issued by that Lender (in each case net of any participations purchased by other Lenders in such Letters of Credit or in any unreimbursed drawings thereunder) plus (c) the aggregate amount of all participations purchased by that Lender in any outstanding Letters of Credit or any unreimbursed drawings under any Letters of Credit plus (d) in the case of Swing Line Lender, the aggregate outstanding principal amount of all Swing Line Loans (net of any participations thereof purchased by other Revolving Lenders) plus (e) the aggregate amount of all participations purchased by that Lender in any outstanding Swing Line Loans.

            "Revolving Loan Increase Period" means the period from (i) the Closing Date to (ii) the earlier of (x) the second anniversary of the Closing Date and (y) the Revolving Loan Commitment Termination Date.

            "Revolving Loans" means the Loans made by Revolving Lenders to the Company pursuant to subsection 2.1A(i).

            "Revolving Notes" means (i) the promissory notes of the Company issued pursuant to subsection 2.1E(i) on the Closing Date and/or (ii) any promissory notes issued by the Company pursuant to the last sentence of subsection 11.1B(i) in connection with assignments of the Revolving Loan Commitments and Revolving Loans of any Revolving Lenders, in each case substantially in the form of Exhibit D annexed hereto, as they may be amended, supplemented or otherwise modified from time to time.

            "S&P" means Standard & Poor's, a division of the McGraw-Hill Companies, Inc.

            "Securities" means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated, certificated or uncertificated, or otherwise, or in general any instruments commonly known as "securities" or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

            "Securities Act" means the Securities Act of 1933, as amended from time to time, and any successor statute.

            "Security Agreement" means the Security Agreement executed and delivered on the Closing Date, substantially in the form of Exhibit M annexed hereto, as such Security Agreement may thereafter be amended, supplemented or otherwise modified from time to time.

                                       34                       CREDIT AGREEMENT

            "Solvent" means, with respect to any Person, that as of the date of determination both (i)(a) the then fair saleable value of the property, on a going concern basis, of such Person is (1) greater than the total amount of liabilities (including probable contingent liabilities) of such Person and (2) not less than the amount that will be required to pay the probable liabilities on such Person's then existing debts as they become absolute and due considering all financing alternatives and potential asset sales reasonably available to such Person; (b) such Person's capital is not unreasonably small in relation to its business or any contemplated or undertaken transaction; and (c) such Person does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due; and
(ii) such Person is "solvent" within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

            "SPC" has the meaning assigned to that term in subsection 11.1B(iv).

            "Special Revolving Loans" means any Revolving Loans that are made to repay any Refunded Swing Line Loan that is a Discretionary Swing Line Loan in accordance with subsection 2.1A(ii)(b).

            "SPV Remittance Account" means (i) the Deposit Account described on
Schedule 5.19 as the SPV Remittance Account, which Deposit Account is the Deposit Account to which payment of the purchase price of Accounts is made by the Purchaser Agent or, in the case of reinvestments pursuant to a Permitted Receivables Securitization Program, is transferred or deposited by the Existing Receivables SPV, (ii) any Deposit Account that replaces such Deposit Account, and (iii) any Deposit Account that serves a similar function under any Receivables Securitization Program (including, without limitation, any Deposit Account designated from time to time by the Existing Receivables SPV under
Section 2.06(c) of the Existing Purchase and Servicing Agreement). It is understood and agreed that the same Deposit Account may (but need not) serve as both the Transferor's Account and the SPV Remittance Account.

            "Standby Letter of Credit" means any standby letter of credit or similar instrument issued for the purpose of supporting (i) Indebtedness of the Company or any of its Subsidiaries in respect of industrial revenue or development bonds or financings, (ii) workers' compensation liabilities of the Company or any of its Subsidiaries, (iii) the obligations of third party insurers of the Company or any of its Subsidiaries arising by virtue of the laws of any jurisdiction requiring third party insurers, (iv) obligations with respect to Capital Leases or Operating Leases of the Company or any of its Subsidiaries, and (v) performance, payment, deposit or surety obligations of the Company or any of its Subsidiaries, in any case if required by law or governmental rule or regulation or in accordance with custom and practice in the industry.

            "Subject Business" has the meaning assigned to such term in subsection 7.3(vi).

            "Subject Lender" has the meaning ascribed to such term in subsection 2.9.

                                       35                       CREDIT AGREEMENT

            "Subordinated AKR Note" means the "Subordinated Note" as defined in
Section 2.5(b) of the Existing Receivables Purchase Agreement.

            "Subordinated Indebtedness" means any Indebtedness of the Company incurred from time to time and subordinated in right of payment to the Obligations and approved by Requisite Lenders.

            "Subsidiary" means, with respect to any Person, means any corporation, partnership, trust, limited liability company, association, Joint Venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the members of the Governing Body is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof. Notwithstanding the foregoing, AK-ISG Steel Coating Company, an Ohio general partnership, is hereby deemed not to be a Subsidiary of Holdings or any of its Subsidiaries, unless Holdings or any of its Subsidiaries, individually or collectively, acquires the right to control the management of such Person; provided that this sentence shall not prevent such Person from being treated as a Joint Venture of Holdings or of any Subsidiary of Holdings if it otherwise qualifies as a Joint Venture within the definition of such term.

            "Subsidiary Guarantor" means any Subsidiary of the Company that executes and delivers a counterpart of the Subsidiary Guaranty on the Closing Date or from time to time thereafter pursuant to subsection 6.8.

            "Subsidiary Guaranty" means the Subsidiary Guaranty executed and delivered by Douglas Dynamics, L.L.C., AKS Investments, Inc., and AK Tube, L.L.C., on the Closing Date and to be executed and delivered by additional Material Subsidiaries of the Company from time to time thereafter in accordance with subsection 6.8, substantially in the form of Exhibit L annexed hereto, as such Subsidiary Guaranty may hereafter be amended, supplemented or otherwise modified from time to time.

            "Supplemental Collateral Agent" has the meaning assigned to that term in subsection 10.1C.

            "Swing Line Lender" means Credit Suisse First Boston, acting through its Cayman Islands branch, in its capacity as Swing Line Lender hereunder, or any Person serving as a successor Swing Line Lender hereunder.

            "Swing Line Loan Commitment" means the commitment of Swing Line Lender to make Swing Line Loans to the Company pursuant to subsection 2.1A(ii).

            "Swing Line Loans" means the Loans made by Swing Line Lender to the Company pursuant to subsection 2.1A(ii).

            "Swing Line Note" means (i) the promissory note of the Company issued pursuant to subsection 2.1E(ii) on the Closing Date and/or (ii) any promissory note issued by the

                                       36                       CREDIT AGREEMENT

Company to any successor Swing Line Lender pursuant to the last sentence of subsection 10.5B, in each case substantially in the form of Exhibit E annexed hereto, as it may be amended, supplemented or otherwise modified from time to time.

            "Syndication Agent" has the meaning assigned to that term in the introduction to this Agreement.

            "Synthetic Lease" means (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

            "Synthetic Lease Obligation" means the monetary obligation of a Person under a Synthetic Lease.

            "Tax" or "Taxes" means any present or future tax, levy, impost, duty, charge, fee, deduction or withholding of any nature and whatever called, by whomsoever, on whomsoever and wherever imposed, levied, collected, withheld or assessed, including interest, penalties, additions to tax and any similar liabilities with respect thereto; except that, in the case of a Lender, there shall be excluded (i) taxes that are imposed on the overall net income or net profits (including franchise taxes imposed in lieu thereof) (a) by the United States, (b) by any other Government Authority under the laws of which such Lender is organized or has its principal office or maintains its applicable lending office, or (c) by any jurisdiction solely as a result of a present or former connection between such Lender and such jurisdiction (other than any such connection arising solely from such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, any of the Loan Documents), and (ii) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which such Lender is located.

            "Test Date" means each date after June 30, 2003, on which a Borrowing Base Certificate and a Liquidity Certificate are required to be delivered pursuant to subsections 6.1(v) and (vi).

            "Total Utilization of Revolving Loan Commitments" means, as at any date of determination, the sum of (i) the aggregate principal amount of all outstanding Revolving Loans plus (ii) the aggregate principal amount of all outstanding Swing Line Loans plus (iii) the Letter of Credit Usage.

            "Transferor's Account" means (i) the Deposit Account described on
Schedule 5.19 as the Transferor's Account, which Deposit Account is, as of the Closing Date, the "Transferor's Account" as defined in the Existing Purchase and Servicing Agreement, (ii) any Deposit Account that replaces such Deposit Account, and (iii) any Deposit Account that is or becomes a "Transferor's Account" under the Existing Purchase and Servicing Agreement (or the like under any Receivables Securitization Program). It is understood and agreed that the

                                       37                       CREDIT AGREEMENT
same Deposit Account may (but need not) serve as both the Transferor's Account and the SPV Remittance Account.

            "Transferred Receivables" has the meaning ascribed to such term in the Security Agreement.

            "Transferred Receivables Cash Collateral Account" means (i) the Deposit Account described on Schedule 5.19 as the Transferred Receivables Cash Collateral Account, which Deposit Account is, as of the Closing Date, the "Cash Collateral Account" as defined in the Existing Purchase and Servicing Agreement,
(ii) any Deposit Account that replaces such Deposit Account, and (iii) any Deposit Account that is or becomes a "Cash Collateral Account" under the Existing Purchase and Servicing Agreement (or the like under any Receivables Securitization Program).

            "UCC" means the Uniform Commercial Code as in effect in any applicable jurisdiction.

            "Unsold Receivables" has the meaning ascribed to such term in the Intercreditor Agreement.

            "Work-In-Process Inventory" means all Inventory that has been classified as "work-in-process" Inventory in a manner consistent with the Company's current and historical practices, as reflected in its general ledger; provided that the items included within Work-In-Process Inventory shall be consistent with the methodology used in the most recent Inventory Appraisal; and provided further that, in the event that the Company becomes the owner of a Subject Business, the Inventory of such Subject Business shall not be included in Work-In-Process Inventory until (i) the Company owns such Inventory directly and free and clear of Liens other than Permitted Encumbrances and (ii) a supplemental Inventory Appraisal and Field Examination (which shall not be counted for purposes of the limits on the number of updates to the Inventory Appraisal and Field Examination required under subsection 6.11) shall have been performed with respect to such Inventory, with the scope and procedures associated with such Inventory Appraisal and Field Examination to be consistent with the scope and procedures associated with the initial Inventory Appraisal and Field Examination.

     1.2    Accounting Terms; Utilization of GAAP for Purposes of Calculations
            ------------------------------------------------------------------
            Under Agreement.
            ---------------

            Except as otherwise expressly provided in this Agreement, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. Financial statements and other information required to be delivered by the Company to the Lenders pursuant to clauses (ii),
(iii) and (xii) of subsection 6.1 shall be prepared in accordance with GAAP as in effect at the time of such preparation (and delivered together with the reconciliation statements provided for in subsection 6.1(v)). Calculations in connection with the definitions, covenants and other provisions of this Agreement shall utilize GAAP as in effect on the date of determination, applied in a manner consistent with that used in preparing the financial statements referred to in subsection 5.3. If at any time any change in GAAP would

                                       38                       CREDIT AGREEMENT
affect the computation of any financial ratio or requirement set forth in any Loan Document, and the Company, the Administrative Agent or Requisite Lenders shall so request, the Administrative Agent, the Lenders and the Company shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of Requisite Lenders), provided that, until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and the Company shall provide to the Administrative Agent and the Lenders reconciliation statements provided for in subsection 6.1(v).

     1.3    Other Definitional Provisions and Rules of Construction.
            -------------------------------------------------------

            A. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference.

            B. References to "Sections" and "subsections" shall be to Sections and subsections, respectively, of this Agreement unless otherwise specifically provided. Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

            C. The use in any of the Loan Documents of the word "include" or "including", when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not nonlimiting language (such as "without limitation" or "but not limited to" or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter.

Section 2.  AMOUNTS AND TERMS OF COMMITMENTS AND LOANS

     2.1    Commitments; Making of Loans; the Register; Notes.
            -------------------------------------------------

            A. Commitments. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of Holdings and the Company herein set forth, each Lender hereby severally agrees to make the Revolving Loans as described in subsection 2.1A(i), and the Swing Line Lender hereby agrees to make the Swing Line Loans as described in subsection 2.1A(ii).

            (i) Revolving Loans. Each Lender severally agrees, subject to the limitations set forth below with respect to the maximum amount of Revolving Loans permitted to be outstanding from time to time, to lend to the Company from time to time during the period from, but excluding, the Closing Date to, but excluding, the Revolving Loan Commitment Termination Date an aggregate amount not exceeding its Pro Rata Share of the aggregate amount of the Revolving Loan Commitments to be used for the purposes identified in subsection 2.5A. The original amount of each Lender's Revolving Loan Commitment is set forth opposite its name on Schedule 2.1 annexed hereto and the

                                       39                       CREDIT AGREEMENT
     aggregate original amount of the Revolving Loan Commitments is $400,000,000; provided that the Revolving Loan Commitments of the Lenders shall be adjusted to give effect to any assignments of the Revolving Loan Commitments pursuant to subsection 11.1B and shall be increased from time to time by the amount of any increase thereto pursuant to subsection 2.1A(iii), and shall be reduced from time to time by the amount of any reductions thereto made pursuant to subsection 2.4. Each Lender's Revolving Loan Commitment shall expire on the Revolving Loan Commitment Termination Date and all Revolving Loans and all other amounts owed hereunder with respect to the Revolving Loans and the Revolving Loan Commitments shall be paid in full no later than that date; provided that each Lender's Revolving Loan Commitment shall expire immediately and without further action on August 15, 2003, if the Closing Date does not occur on or before that date. Amounts borrowed under this subsection 2.1A(i) may be repaid and reborrowed to but excluding the Revolving Loan Commitment Termination Date.

          Anything contained in this Agreement to the contrary notwithstanding, the Revolving Loans and the Revolving Loan Commitments shall be subject to the following limitations:

                    (a) in no event shall the Total Utilization of Revolving Loan Commitments at any time exceed the Revolving Loan Commitments then in effect; and

                    (b) no Revolving Loans (other than Special Revolving Loans) shall be made at any time if, after giving effect to the making of such Revolving Loans, the Total Utilization of Revolving Loan Commitments would exceed the Borrowing Base then in effect.

            (ii) Swing Line Loans. (a) General Provisions. The Swing Line Lender hereby agrees, subject to the limitations set forth below with respect to the maximum amount of Swing Line Loans permitted to be outstanding from time to time, to make a portion of the Revolving Loan Commitments available to the Company from time to time during the period from, but excluding, the Closing Date to, but excluding, the Revolving Loan Commitment Termination Date by making Swing Line Loans to the Company in an aggregate amount not exceeding the amount of the Swing Line Loan Commitment to be used for the purposes identified in subsection 2.5A, notwithstanding the fact that such Swing Line Loans, when aggregated with the Swing Line Lender's outstanding Revolving Loans and the Swing Line Lender's Pro Rata Share of the Letter of Credit Usage then in effect, may exceed the Swing Line Lender's Revolving Loan Commitment. The original amount of the Swing Line Loan Commitment is $10,000,000; provided that any reduction of the Revolving Loan Commitments made pursuant to subsection 2.4 that reduces the aggregate Revolving Loan Commitments to an amount less than the then current amount of the Swing Line Loan Commitment shall result in an automatic corresponding reduction of the Swing Line Loan Commitment to the amount of the Revolving Loan Commitments, as so reduced, without any further action on the part of the Company, the Administrative Agent or the Swing Line Lender. The Swing Line

                                       40                       CREDIT AGREEMENT

     Loan Commitment shall expire on the Revolving Loan Commitment Termination Date and all Swing Line Loans and all other amounts owed hereunder with respect to the Swing Line Loans shall be paid in full no later than that date; provided that the Swing Line Loan Commitment shall expire immediately and without further action on August 15, 2003, if the Closing Date does not occur on or before that date. Amounts borrowed under this subsection 2.1A(ii) may be repaid and reborrowed to but excluding the Revolving Loan Commitment Termination Date.

       Anything contained in this Agreement to the contrary notwithstanding, the Swing Line Loans and the Swing Line Loan Commitment shall be subject to the following limitations:

                    (1) in no event shall the Total Utilization of Revolving Loan Commitments at any time exceed the Revolving Loan Commitments then in effect;

                    (2) no Swing Line Loans (other than Discretionary Swing Line Loans made in accordance with this subsection 2.1A(ii)) shall be made at any time if, after giving effect to the making of such Swing Line Loans, the Total Utilization of Revolving Loan Commitments would exceed the Borrowing Base then in effect;

                    (3) no Discretionary Swing Line Loans shall be made at any time if, after giving effect to the making of such Discretionary Swing Line Loans, the Total Utilization of Revolving Loan Commitments would exceed the Maximum Discretionary Borrowing Base Amount then in effect; and

                    (4) no Swing Line Loans (including, without limitation, Discretionary Swing Line Loans) shall be made at any time if, after giving effect to the making of such Swing Line Loans, the outstanding principal balance of all Swing Line Loans would exceed the Swing Line Loan Commitment then in effect.

       Without limiting any of the foregoing provisions of this subsection 2.1A(ii), the Company and the Lenders acknowledge and agree that the Swing Line Lender may, in its sole discretion and without any obligation to do so:

                    (A) make Swing Line Loans from time to time in an amount sufficient to pay to the Administrative Agent and the Lenders any fees and expenses required to be paid hereunder or under any other Loan Document by any Loan Party that have not been paid when due; provided that the Company shall be deemed to have submitted an appropriate Notice of Borrowing therefor and the proceeds of such Swing Line Loan shall not be advanced to the Company but shall be applied directly by the Administrative Agent (I) in the case of any fees, in accordance with the terms of this Agreement and the other Loan Documents and (II) in the

                                       41                       CREDIT AGREEMENT
            case of any expenses, to reimburse any Agent or Lender for any expenses documented by a written invoice previously submitted to the Company and the Administrative Agent and in form and substance satisfactory to the Administrative Agent; and

                    (B) at any time when (I) the Total Utilization of Revolving Loan Commitments exceeds the Borrowing Base and/or (II) an Event of Default or Potential Event of Default shall have occurred and be continuing, upon the request of the Company, make Swing Line Loans (any such Swing Line Loan a "Discretionary Swing Line Loan"), so long as (x) Requisite Lenders have not given notice to the Swing Line Lender instructing the Swing Line Lender not to make Swing Line Loans hereunder and (y) the making of any such Discretionary Swing Line Loan would not cause the aggregate outstanding principal amount of all Discretionary Swing Line Loans and Special Revolving Loans to exceed the Maximum Discretionary Amount in effect at such time; provided, however, that the Swing Line Lender shall not (X) make more than three Discretionary Swing Line Loans in any Fiscal Year or
            (Y) make any Discretionary Swing Line Loan at a time when any other Discretionary Swing Line Loan or Special Revolving Loan has been outstanding within the preceding thirty days.

       Anything to the contrary in this Agreement and the other Loan Documents notwithstanding, Swing Line Loans (including, without limitation, Discretionary Swing Line Loans) made pursuant to the preceding clause (A) or (B) shall constitute Swing Line Loans for all purposes hereunder, including, without limitation, for purposes of the making of Refunded Swing Line Loans and the purchase of participations therein by the Lenders in accordance with the terms hereof.

            (b) Mandatory Repayment of Swing Line Loans with Proceeds of Revolving Loans. With respect to any Swing Line Loans that have not been voluntarily prepaid by the Company pursuant to subsection 2.4B(i), the Swing Line Lender may, at any time in its sole and absolute discretion, deliver to the Administrative Agent (with a copy to the Company), no later than 10:00 A.M. (New York City time) one Business Day in advance of the proposed Funding Date, a notice requesting Revolving Lenders to make Revolving Loans that are Base Rate Loans on such Funding Date in an amount equal to the amount of such Swing Line Loans (the "Refunded Swing Line Loans") outstanding on the date such notice is given. The Company hereby authorizes the giving of any such notice and the making of any such Revolving Loans. Anything contained in this Agreement to the contrary notwithstanding, (1) the proceeds of such Revolving Loans made by Revolving Lenders other than the Swing Line Lender shall be immediately delivered by the Administrative Agent to the Swing Line Lender (and not to the Company) and applied to repay a corresponding portion of the Refunded Swing Line Loans and (2) on the day such Revolving Loans are made, the Swing Line Lender's Pro Rata Share of the Refunded Swing Line Loans shall

                                       42                       CREDIT AGREEMENT
     be deemed to be paid with the proceeds of a Revolving Loan made by the Swing Line Lender, and such portion of the Swing Line Loans deemed to be so paid shall no longer be outstanding as Swing Line Loans and shall no longer be due under the Swing Line Note, if any, of the Swing Line Lender but shall instead constitute part of the Swing Line Lender's outstanding Revolving Loans and shall be due under the Revolving Note, if any, of the Swing Line Lender. The Company hereby authorizes the Administrative Agent and the Swing Line Lender to charge any accounts that the Administrative Agent and/or the Swing Line Lender may have in the Company's name (up to the amount available in each such account) in order to pay the Swing Line Lender immediately the amount of the Refunded Swing Line Loans to the extent that the proceeds of such Revolving Loans made by Revolving Lenders, including the Revolving Loan deemed to be made by the Swing Line Lender, are not sufficient to repay in full the Refunded Swing Line Loans. If any portion of any such amount paid (or deemed to be paid) to the Swing Line Lender should be recovered by or on behalf of the Company from the Swing Line Lender in any bankruptcy proceeding, in any assignment for the benefit of creditors or otherwise, the loss of the amount so recovered shall be ratably shared among all Lenders in the manner contemplated by subsection 11.5.

            (c) Swing Line Loan Participations. If for any reason (1) Revolving Loans are not made upon the request of the Swing Line Lender as provided in the immediately preceding paragraph in an amount sufficient to repay any amounts owed to the Swing Line Lender in respect of any outstanding Swing Line Loans or (2) the Revolving Loan Commitments are terminated at a time when any Swing Line Loans are outstanding, each Revolving Lender shall be deemed to, and hereby agrees to, have purchased a participation in each of such outstanding Swing Line Loans in an amount equal to its Pro Rata Share (calculated, in the case of the foregoing clause (2), immediately prior to such termination of the Revolving Loan Commitments) of the unpaid amount of such Swing Line Loans together with accrued interest thereon. Upon one Business Day's notice from the Swing Line Lender, each Revolving Lender shall deliver to the Swing Line Lender an amount equal to its respective participation in same day funds at the Funding and Payment Office. In order to evidence such participation further (and without prejudice to the effectiveness of the participation provisions set forth above), each Revolving Lender agrees to enter into a separate participation agreement at the request of the Swing Line Lender in form and substance reasonably satisfactory to the Swing Line Lender and such Revolving Lender. In the event any Revolving Lender fails to make available to the Swing Line Lender the amount of such Revolving Lender's participation as provided in this paragraph,the Swing Line Lender shall be entitled to recover such amount on demand from such Revolving Lender together with interest thereon at the federal funds rate for three Business Days and thereafter at the Base Rate. In the event that the Swing Line Lender receives a payment of any amount in which other Revolving Lenders have purchased participations as provided in this paragraph,

                                       43                       CREDIT AGREEMENT
     the Swing Line Lender shall promptly distribute to each such other Revolving Lender its Pro Rata Share of such payment.

            (d) Revolving Lenders' Obligations. Anything contained herein to the contrary notwithstanding, each Revolving Lender's obligation to make Revolving Loans for the purpose of repaying any Refunded Swing Line Loans pursuant to subsection 2.1A(ii)(b) and each Revolving Lender's obligation to purchase a participation of any unpaid Swing Line Loans pursuant to the immediately preceding paragraph shall be absolute and unconditional and shall not be affected by any circumstance, including (1) any set-off, counterclaim, recoupment, defense or other right that such Revolving Lender may have against the Swing Line Lender, the Company or any other Person for any reason whatsoever, (2) the occurrence or continuation of an Event of Default or a Potential Event of Default, (3) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of the Company or any of its Subsidiaries, (4) any breach of this Agreement or any other Loan Document by any party thereto, or (5) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing; provided that such obligations of each Revolving Lender are subject to the condition that (x) the Swing Line Lender believed in good faith that all conditions under Section 4 to the making of the applicable Refunded Swing Line Loans or other unpaid Swing Line Loans, as the case may be, were satisfied at the time such Refunded Swing Line Loans or unpaid Swing Line Loans were made or (y) the satisfaction of any such condition not satisfied had been waived in accordance with subsection 11.6 prior to or at the time such Refunded Swing Line Loans or other unpaid Swing Line Loans were made.

     (iii) Increases of the Revolving Loan Commitments. With the written consent of the Administrative Agent, the Company may request in writing at any time during the Revolving Loan Increase Period that the then effective aggregate principal amount of Revolving Loan Commitments be increased; provided that (1) the aggregate principal amount of the increase in Revolving Loan Commitments pursuant to this subsection 2.1A(iii) shall not exceed $100,000,000, (2) the Company may not make more than one request for such increase in Revolving Loan Commitments, (3) no Event of Default or Potential Event of Default shall have occurred and be continuing or shall occur as a result of such increase in Revolving Loan Commitments, (4) prior to the date of such increase, each Lender shall have received written notice from the Administrative Agent of the aggregate principal amount of such increase and (5) the Company shall, and shall cause its Subsidiaries to, execute and deliver such documents and instruments and take such other actions (including, without limitation, obtaining appropriate endorsements to title insurance policies) as may be reasonably requested by the Administrative Agent in connection with such increase. Any request under this subsection 2.1A(iii) shall be submitted by the Company to the Administrative Agent (and the Administrative Agent shall forward copies to Lenders), specify the proposed effective date and amount of such increase and be accompanied by an Officer's Certificate of the Company stating that no

                                       44                       CREDIT AGREEMENT

Event of Default or Potential Event of Default exists or will occur as a result of such increase. The Company may also specify any fees offered to those Lenders (the "Increasing Lenders") which agree to increase the principal amount of their Revolving Loan Commitments, which fees may be variable based upon the amount by which any such Lender is willing to increase the principal amount of its Revolving Loan Commitment. No Lender shall have any obligation, express or implied, to offer to increase the aggregate principal amount of its Revolving Loan Commitment. Only the consent of each Increasing Lender and the Administrative Agent shall be required for an increase in the aggregate principal amount of Revolving Loan Commitments pursuant to this subsection 2.1A(iii). No Lender which elects not to increase the principal amount of its Revolving Loan Commitment may be replaced in respect of its existing Revolving Loan Commitment as a result thereof without such Lender's consent.

            Each Lender that desires to increase its Revolving Loan Commitment (each a "Responding Lender") shall as soon as practicable specify the amount of the proposed increase which it is willing to assume. If the total amount that Responding Lenders are willing to increase their Revolving Loan Commitments exceeds the amount of the requested increase, the Administrative Agent shall allocate the proposed increase among the Responding Lenders ratably in proportion to the amount that each Responding Lender specified that it was willing to assume. If the total amount that the Responding Lenders are willing to increase their Revolving Loan Commitments by is less than the amount of the proposed increase, the Company may designate new lenders who qualify as Eligible Assignees and who are reasonably acceptable to the Administrative Agent as additional Lenders hereunder in accordance with this subsection 2.1A(iii) (each such new lender being a "New Lender"), which New Lender may assume all or a portion of the increase in the aggregate principal amount of the Revolving Loan Commitments.

            Each New Lender designated by the Company and reasonably acceptable to the Administrative Agent shall become an additional party hereto as a New Lender concurrently with the effectiveness of the proposed increase in the aggregate principal amount of the Revolving Loan Commitment, upon its execution of New Lender Supplement in the form of Exhibit Q (and, in each case, otherwise in form and substance reasonably satisfactory to the Administrative Agent) (the "New Lender Supplement").

            Subject to the foregoing, any increase requested by the Company shall be effective as of the date proposed by the Company and agreed to by the Administrative Agent and shall be in the principal amount equal to (i) the principal amount which Increasing Lenders are willing to assume as increases to the principal amount of their Revolving Loan Commitment, plus (ii) the principal amount offered by New Lenders with respect to Revolving Loan Commitments. Upon effectiveness of any such increase, the Pro Rata Share of each Lender will be adjusted to give effect to the increase in Revolving Loan Commitments. To the extent that the adjustment of Pro Rata Shares results in loss or expenses to any Lender as a result of the prepayment of any LIBOR Loan on a date other than the scheduled last day of the applicable Interest Period, the Company shall be jointly and severally responsible for such loss or expense pursuant to subsection 2.6D.

                                       45                       CREDIT AGREEMENT

            B. Borrowing Mechanics. Revolving Loans made on any Funding Date (other than Revolving Loans made pursuant to a request by Swing Line Lender pursuant to subsection 2.1A(ii) or Revolving Loans made pursuant to subsection 3.3B) shall be in an aggregate minimum amount of $3,000,000 and multiples of $1,000,000 in excess of that amount; provided that Revolving Loans made on any Funding Date as LIBOR Loans with a particular Interest Period shall be in an aggregate minimum amount of $5,000,000 and multiples of $1,000,000 in excess of that amount. Swing Line Loans made on any Funding Date shall be in an aggregate minimum amount of $1,000,000 and multiples of $500,000 in excess of that amount. Whenever the Company desires that Lenders make Revolving Loans it shall deliver to the Administrative Agent a duly executed Notice of Borrowing no later than 12:00 Noon (New York City time) at least three Business Days in advance of the proposed Funding Date (in the case of LIBOR Loans) or at least one Business Day in advance of the proposed Funding Date (in the case of Base Rate Loans). Whenever the Company desires that Swing Line Lender make a Swing Line Loan, it shall deliver to Swing Line Lender, with a copy to the Administrative Agent a duly executed Notice of Borrowing no later than 12:00 Noon (New York City time) on the proposed Funding Date. Revolving Loans may be continued as or converted into Base Rate Loans and LIBOR Loans in the manner provided in subsection 2.2D. In lieu of delivering a Notice of Borrowing, the Company may give the Administrative Agent telephonic notice by the required time of any proposed borrowing under this subsection 2.1B; provided that such notice shall be promptly confirmed in writing by delivery of a duly executed Notice of Borrowing to the Administrative Agent on or before the applicable Funding Date.

            Neither the Administrative Agent nor any Lender shall incur any liability to the Company in acting upon any telephonic notice referred to above that the Administrative Agent believes in good faith to have been given by an Officer or other person authorized to borrow on behalf of the Company or for otherwise acting in good faith under this subsection 2.1B or under subsection 2.2D, and upon funding of Loans by Lenders, and upon conversion or continuation of the applicable basis for determining the interest rate with respect to any Loans pursuant to subsection 2.2D, in each case in accordance with this Agreement, pursuant to any such telephonic notice the Company shall have effected Loans or a conversion or continuation, as the case may be, hereunder.

            The Company shall notify the Administrative Agent prior to the funding of any Loans in the event that any of the matters to which the Company is required to certify in the applicable Notice of Borrowing is no longer true and correct as of the applicable Funding Date, and the acceptance by the Company of the proceeds of any Loans shall constitute a re-certification by the Company, as of the applicable Funding Date, as to the matters to which the Company is required to certify in the applicable Notice of Borrowing.

            Except as otherwise provided in subsections 2.6B, 2.6C and 2.6G, a Notice of Borrowing for, or a Notice of Conversion/Continuation for conversion to, or continuation of, a LIBOR Loan (or telephonic notice in lieu thereof) shall be irrevocable, and the Company shall be bound to make a borrowing or to effect a conversion or continuation in accordance therewith.

            C. Disbursement of Funds. All Revolving Loans shall be made by Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that

                                       46                       CREDIT AGREEMENT
neither the Administrative Agent nor any Lender shall be responsible for any default by any other Lender in that other Lender's obligation to make a Loan requested hereunder nor shall the Commitment of any Lender to make the particular type of Loan requested be increased or decreased as a result of a default by any other Lender in that other Lender's obligation to make a Loan requested hereunder. Promptly after receipt by the Administrative Agent of a Notice of Borrowing pursuant to subsection 2.1B (or telephonic notice in lieu thereof), the Administrative Agent shall notify each Lender for that type of Loan of the proposed borrowing. Each such Lender shall make the amount of its Loan available to the Administrative Agent not later than 2:00 P.M. (New York City time) on the applicable Funding Date, in same day funds in Dollars, at the Funding and Payment Office. Except as provided in subsection 2.1A(ii) or subsection 3.3B with respect to Revolving Loans used to repay Refunded Swing Line Loans or to reimburse any Issuing Lender for the amount of a drawing under a Letter of Credit issued by it or any Designated Issuer and with respect to any Swing Line Loans, upon satisfaction or waiver of the conditions precedent specified in subsections 4.1 (in the case of the initial Loans) and 4.2 (in the case of all Loans), the Administrative Agent shall make the proceeds of such Loans available to the Company on the applicable Funding Date in same day funds in Dollars equal to the proceeds of all such Loans received by the Administrative Agent from Lenders. In the case of Swing Line Loans, upon satisfaction or waiver of the conditions precedent specified in subsection 4.2, Swing Line Lender shall make the amount of its Swing Line Loan available to the Company promptly on the applicable Funding Date, in same day funds in Dollars and pursuant to the instructions in the Notice of Borrowing for such Swing Line Loan.

            Unless the Administrative Agent shall have been notified by any Lender prior to a Funding Date for any Loans that such Lender does not intend to make available to the Administrative Agent the amount of such Lender's Loan requested on such Funding Date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such Funding Date and the Administrative Agent may, in its sole discretion, but shall not be obligated to, make available to the Company a corresponding amount on such Funding Date. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from such Funding Date until the date such amount is paid to the Administrative Agent, at the federal funds rate for three Business Days and thereafter at the Base Rate. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent's demand therefor, the Administrative Agent shall promptly notify the Company and the Company shall immediately pay such corresponding amount to the Administrative Agent together with interest thereon, for each day from such Funding Date until the date such amount is paid to the Administrative Agent, at the rate payable under this Agreement for Base Rate Loans. Nothing in this subsection 2.1C shall be deemed to relieve any Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that the Company may have against any Lender as a result of any default by such Lender hereunder.

            D. The Register. The Administrative Agent, acting for these purposes solely as an agent of the Company (it being acknowledged that the Administrative Agent, in such capacity, and its officers, directors, employees, agent and affiliates shall constitute Indemnitees

                                       47                       CREDIT AGREEMENT
under subsection 11.3), shall maintain (and make available for inspection by the Company and Lenders upon reasonable prior notice at reasonable times) at its address referred to in subsection 11.8 a register for the recordation of, and shall record, the names and addresses of Lenders and the Revolving Loan Commitment, Swing Line Loan Commitment, Revolving Loans and Swing Line Loans of each Lender from time to time (the "Register"). The Company, the Administrative Agent and Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Commitments and Loans listed therein for all purposes hereof; all amounts owed with respect to any Commitment or Loan shall be owed to the Lender listed in the Register as the owner thereof; and any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments or Loans. Each Lender shall record on its internal records (and make available for inspection by the Administrative Agent upon reasonable prior notice) the amount of its Loans and Commitments and each payment in respect hereof, and any such recordation shall be conclusive and binding on the Company, absent manifest error, subject to the entries in the Register, which shall, absent manifest error, govern in the event of any inconsistency with any Lender's records. Failure to make any recordation in the Register or in any Lender's records, or any error in such recordation, shall not affect any Loans or Commitments or any Obligations in respect of any Loans.

            E. Notes. (i) The Company shall execute and deliver on the Closing Date to each Revolving Lender signatory hereto a Revolving Note substantially in the form of Exhibit D annexed hereto to evidence such Revolving Lender's Revolving Loans, in the principal amount of that Lender's Revolving Loan Commitment and with other appropriate insertions, and (ii) the Company shall execute and deliver on the Closing Date to Swing Line Lender a Swing Line Note substantially in the form of Exhibit E annexed hereto to evidence Swing Line Lender's Swing Line Loans, in the principal amount of the Swing Line Loan Commitment and with other appropriate insertions.

            If so requested by any Lender by written notice to the Company (with a copy to the Administrative Agent) or at any time after the Closing Date, the Company shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to subsection 11.1), promptly after the Company's receipt of such notice), a promissory note or promissory notes to evidence such Lender's Revolving Loans or Swing Line Loans, as the case may be, substantially in the form of Exhibit D or Exhibit E annexed hereto, as appropriate, with appropriate insertions.

     2.2    Interest on the Loans.
            ---------------------

            A.      Rate of Interest. Subject to the provisions of subsections
2.6 and 2.7, each Revolving Loan (other than a Special Revolving Loan) shall bear interest on the unpaid principal amount thereof from the date made through maturity (whether by acceleration or otherwise) at a rate determined by reference to the Base Rate or the Adjusted LIBOR. Subject to the provisions of subsection 2.7, each Swing Line Loan and each Special Revolving Loan shall bear interest on the unpaid principal amount thereof from the date made through maturity (whether by acceleration or otherwise) at a rate determined by reference to the Base Rate. The

                                       48                       CREDIT AGREEMENT
applicable basis for determining the rate of interest with respect to any Revolving Loan shall be selected by the Company initially at the time a Notice of Borrowing is given with respect to such Loan pursuant to subsection 2.1B, and the basis for determining the interest rate with respect to any Revolving Loan may be changed from time to time pursuant to subsection 2.2D. If on any day a Revolving Loan is outstanding with respect to which notice has not been delivered to the Administrative Agent in accordance with the terms of this Agreement specifying the applicable basis for determining the rate of interest, then for that day that Loan shall bear interest determined by reference to the Base Rate.

            (i) Subject to the provisions of subsections 2.2E, 2.2G and 2.7, the Revolving Loans shall bear interest through maturity as follows:

                    (a) if a Base Rate Loan, then at the sum of the Base Rate plus the Base Rate Margin set forth in the table below opposite the Monthly Average Facility Availability for the last month in the Fiscal Quarter for which the applicable Pricing Certificate has been delivered pursuant to subsection 6.1(vi); or

                    (b) if a LIBOR Loan, then at the sum of the Adjusted LIBOR plus the LIBOR Margin set forth in the table below opposite the Monthly Average Facility Availability for the last month in the Fiscal Quarter for which the applicable Pricing Certificate has been delivered pursuant to subsection 6.1(vi):

===============================================================================
  Monthly Average Facility Availability    Base Rate Margin     LIBOR Margin
===============================================================================
Less than                  $  100,000,000              1.75%               2.75%
-------------------------------------------------------------------------------
Greater than or equal to   $  100,000,000
but less than              $  225,000,000              1.50%               2.50%
-------------------------------------------------------------------------------
Greater than or equal to   $  225,000,000              1.25%               2.25%
===============================================================================

     provided that, until the delivery of the Pricing Certificate for the first Fiscal Quarter ending on or after the six-month anniversary of the Closing Date, the applicable margin for Revolving Loans that are Base Rate Loans shall be 1.25% per annum and for Revolving Loans that are LIBOR Loans shall be 2.25% per annum; provided, further that the LIBOR Margins and Base Rate Margins set forth in this subsection 2.2A(i) shall be increased by 0.50% for any Discretionary Swing Line Loans or any Special Revolving Loans.

            (ii) Upon delivery of the Pricing Certificate by the Company to the Administrative Agent pursuant to subsection 6.1(vi), the Base Rate Margin and the LIBOR Margin shall automatically be adjusted in accordance with such Pricing
                                       49                       CREDIT AGREEMENT

     Certificate, such adjustment to become effective on the next succeeding Business Day following the receipt by the Administrative Agent of such Pricing Certificate (subject to the provisions of the foregoing clause
     (i)), provided that, if at any time a Pricing Certificate is not delivered at the time required pursuant to subsection 6.1(vi), from the time such Pricing Certificate was required to be delivered until delivery of such Pricing Certificate, the applicable margins shall be the maximum percentage amount for the relevant Loan set forth above.

            (iii) Subject to the provisions of subsections 2.2E, 2.2G and 2.7, and the proviso in clause (i) of this subsection 2.2A, the Swing Line Loans shall bear interest through maturity at the sum of the Base Rate plus the applicable Base Rate Margin for Revolving Loans.

            B. Interest Periods. In connection with each LIBOR Loan, the Company may, pursuant to the applicable Notice of Borrowing or Notice of Conversion/Continuation, as the case may be, select an interest period (each an "Interest Period") to be applicable to such Loan, which Interest Period shall be, at the Company's option, either a one, two, three, or six month period, or, if deposits in the London interbank market are generally available to the Lenders for such period (as determined by each Lender) a nine or twelve month period; provided that:

            (i) the initial Interest Period for any LIBOR Loan shall commence on the Funding Date in respect of such Loan, in the case of a Loan initially made as a LIBOR Loan, or on the date specified in the applicable Notice of Conversion/Continuation, in the case of a Loan converted to a LIBOR Loan;

            (ii) in the case of immediately successive Interest Periods applicable to a LIBOR Loan continued as such pursuant to a Notice of Conversion/Continuation, each successive Interest Period shall commence on the day on which the next preceding Interest Period expires;

            (iii) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that if any Interest Period would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

            (iv) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (v) of this subsection 2.2B, end on the last Business Day of a calendar month;

            (v) no Interest Period with respect to any portion of the Revolving Loans shall extend beyond the Revolving Loan Commitment Termination Date;

                                       50                       CREDIT AGREEMENT

            (vi) there shall be no more than ten Interest Periods outstanding at any time; and

            (vii) in the event that the Company fails to specify an Interest Period for any LIBOR Loan in the applicable Notice of Borrowing or Notice of Conversion/Continuation, the Company shall be deemed to have selected an Interest Period of one month.

            C. Interest Payments. Subject to the provisions of subsection 2.2E, interest on each Loan shall be payable in arrears on and to each Interest Payment Date applicable to that Loan, upon any prepayment or unscheduled repayment of that Loan (to the extent accrued on the amount being prepaid or repaid) and at maturity (including final maturity); provided that in the event any Swing Line Loans or any Revolving Loans that are Base Rate Loans are prepaid pursuant to subsection 2.4A(i), interest accrued on such Loans through the date of such prepayment shall be payable on the next succeeding Interest Payment Date applicable to Base Rate Loans (or, if earlier, at final maturity).

            D. Conversion or Continuation. Subject to the provisions of subsection 2.6, the Company shall have the option (i) to convert at any time all or any part of its outstanding Revolving Loans equal to $5,000,000 and multiples of $1,000,000 in excess of that amount from Base Rate Loans to LIBOR Loans, (ii) upon the expiration of any Interest Period applicable to a LIBOR Loan, to convert all or any part of its outstanding Revolving Loans from LIBOR Loans to Base Rate Loans, or (iii) upon the expiration of any Interest Period applicable to a LIBOR Loan, to continue all or any portion of such Loan equal to $5,000,000 and multiples of $1,000,000 in excess of that amount as a LIBOR Loan; provided, however, that a LIBOR Loan may only be converted into a Base Rate Loan on the expiration date of an Interest Period applicable thereto; provided, further, that Special Revolving Loans may not be converted into LIBOR Loans.

            The Company shall deliver a duly executed Notice of Conversion/Continuation to the Administrative Agent no later than 12:00 Noon (New York City time) at least one Business Day in advance of the proposed conversion date (in the case of a conversion to a Base Rate Loan) and at least three Business Days in advance of the proposed conversion/continuation date (in the case of a conversion to, or a continuation of, a LIBOR Loan). In lieu of delivering a Notice of Conversion/Continuation, the Company may give the Administrative Agent telephonic notice by the required time of any proposed conversion/continuation under this subsection 2.2D; provided that such notice shall be promptly confirmed in writing by delivery of a duly executed Notice of Conversion/Continuation to the Administrative Agent on or before the proposed conversion/continuation date. Upon receipt of written or telephonic notice of any proposed conversion/continuation under this subsection 2.2D, the Administrative Agent shall promptly notify each Lender of the Loan subject to the Notice of Conversion/Continuation.

            E. Default Rate. Upon the occurrence and during the continuation of any Event of Default, the outstanding principal amount of all Loans (including, without limitation, LIBOR Loans) and, to the extent permitted by applicable law, any interest payments thereon not paid when due and any fees (other than fees payable under subsection 3.2) and other amounts

                                       51                       CREDIT AGREEMENT
then due and payable hereunder, shall thereafter bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws) payable upon demand at a rate that is 2% per annum in excess of the interest rate otherwise payable under this Agreement with respect to the applicable Loans (or, in the case of any such fees (other than fees payable under subsection 3.2) and other amounts not paid when due, at a rate that is 2% per annum in excess of the interest rate otherwise payable under this Agreement for Base Rate Loans); provided that LIBOR Loans shall bear interest payable upon demand at a rate that is 2% per annum in excess of the interest rate otherwise payable under this Agreement with respect to such Loans until the expiration of the Interest Period in effect at the time any such increase in interest rate is effective, at which time such LIBOR Loans shall thereupon become Base Rate Loans and shall thereafter bear interest payable upon demand at a rate that is 2% per annum in excess of the interest rate otherwise payable under this Agreement for Base Rate Loans; and provided further, that fees payable under subsection 2.3A, 3.2(i)(a) or 3.2(i)(b) shall accrue at a rate that is 2% per annum in excess of the rate at which such fees would otherwise accrue, and fees payable under subsection 3.2(i)(b) or 3.2(ii)(b) shall accrue at a rate that is 2% per annum in excess of the applicable LIBOR Margin otherwise payable under this Agreement for Revolving Loans. Payment or acceptance of the increased rates of interest provided for in this subsection 2.2E is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of the Administrative Agent or any Lender.

            F. Computation of Interest. Interest on the Loans shall be computed (i) in the case of Base Rate Loans, on the basis of a 365-day or 366-day year, as the case may be, and (ii) in the case of LIBOR Loans, on the basis of a 360-day year, in each case for the actual number of days elapsed in the period during which it accrues. In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted from a LIBOR Loan, the date of conversion of such LIBOR Loan to such Base Rate Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted to a LIBOR Loan, the date of conversion of such Base Rate Loan to such LIBOR Loan, as the case may be, shall be excluded; provided that if a Loan is repaid on the same day on which it is made, one day's interest shall be paid on that Loan.

            G. Maximum Rate. Notwithstanding the foregoing provisions of this subsection 2.2, in no event shall the rate of interest payable by the Company with respect to any Loan exceed the maximum rate of interest permitted to be charged under applicable law.

     2.3    Fees.
            ----

            A. Commitment Fees. The Company agrees to pay to the Administrative Agent, for distribution to each Revolving Lender in proportion to that Revolving Lender's Pro Rata Share, commitment fees for the period from and including the Closing Date to but excluding the Revolving Loan Commitment Termination Date in an amount equal to the product of (i) the average of the daily excess of (x) the sum of the Revolving Loan Commitments over (y) the sum of (I) the aggregate principal amount of outstanding Revolving Loans (but not any

                                       52                       CREDIT AGREEMENT
outstanding Swing Line Loans) and (II) the Letter of Credit Usage multiplied by
(ii) a rate per annum equal to the percentage set forth in the table below opposite the Quarterly Average Facility Usage Percentage for the Fiscal Quarter for which the applicable Pricing Certificate has been delivered pursuant to subsection 6.1(vi):

================================================================================
            Quarterly Average                           Commitment
        Facility Usage Percentage                     Fee Percentage
================================================================================
Less than 33 1/3%                                                          0.75%
--------------------------------------------------------------------------------
Greater than or equal to 33 1/3%
but less than 66 2/3%                                                      0.50%
--------------------------------------------------------------------------------
Greater than or equal to 66 2/3%                                          0.375%
================================================================================

such commitment fees to be calculated on the basis of a 360-day year and the actual number of days elapsed and to be payable quarterly in arrears on the last Business Day of March, June, September and December of each year, commencing on the first such date to occur after the Closing Date, and on the Revolving Loan Commitment Termination Date; provided that until the delivery of the Pricing Certificate for the first Fiscal Quarter ending on or after the six-month anniversary of the Closing Date, the applicable commitment fee percentage shall be 0.75% per annum. Upon the delivery of such Pricing Certificate by the Company to the Administrative Agent pursuant to subsection 6.1(iv), the applicable commitment fee percentage shall automatically be adjusted in accordance with such Pricing Certificate, such adjustment to become effective on the next succeeding Business Day following the receipt by the Administrative Agent of such Pricing Certificate; provided that, if at any time a Pricing Certificate is not delivered at the time required pursuant to subsection 6.1(iv), from the time such Pricing Certificate was required to be delivered until delivery of such Pricing Certificate, the applicable commitment fee percentage shall be the maximum percentage amount set forth above.

            B. Other Fees. The Company agrees to pay to the Administrative Agent, the Collateral Agent and the Lead Arranger such fees in the amounts and at the times separately agreed upon between the Company and the Administrative Agent, the Collateral Agent or the Lead Arranger.

                                       53                       CREDIT AGREEMENT

     2.4    Repayments, Prepayments, and Reductions in Revolving Loan
            ----------------------------------------------------------
            Commitments; General Provisions Regarding Payments; Application of
            ------------------------------------------------------------------
            Proceeds of Collateral and Payments Under Guaranties.
            ----------------------------------------------------

            A.      Voluntary   Prepayments  and  Reductions  in  Revolving
Loan Commitments; Mandatory Unscheduled Repayments.

            (i) Voluntary Prepayments. The Company may, upon written or telephonic notice to the Administrative Agent on or prior to 12:00 Noon (New York City time) on the date of prepayment, which notice, if telephonic, shall be promptly confirmed in writing, at any time and from time to time prepay any Swing Line Loan on any Business Day in whole or in part in an aggregate minimum amount of $500,000 and multiples of $100,000 in excess of that amount. The Company may, upon not less than one Business Day's prior written or telephonic notice, in the case of Base Rate Loans, and three Business Days' prior written or telephonic notice, in the case of LIBOR Loans, in each case given to the Administrative Agent by 12:00 Noon (New York City time) on the date required and, if given by telephone, promptly confirmed in writing to the Administrative Agent who shall promptly notify each Lender for the Loans to be prepaid), at any time and from time to time prepay any Revolving Loans on any Business Day in whole or in part in an aggregate minimum amount of (a) $3,000,000 and multiples of $1,000,000 in excess of that amount in the case of Base Rate Loans, and
     (b) $5,000,000 and multiples of $1,000,000 in excess of that amount in the case of LIBOR Loans; provided, however, that a LIBOR Loan may only be prepaid on the expiration of the Interest Period applicable thereto unless all amounts required to be paid under subsection 2.6D are paid simultaneously with the prepayment of such LIBOR Loans (or, if such amounts have not been determined by the time of such prepayment, promptly on demand therefor in accordance with subsection 2.8A by the Lenders entitled to such compensation). Notice of prepayment having been given as aforesaid shall be irrevocable and the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein. Any such voluntary prepayment shall be applied as specified in subsection 2.4A(iv).

            (ii) Voluntary Reductions of Revolving Loan Commitments. The Company may, upon no fewer than three Business Days' prior written or telephonic notice confirmed in writing to the Administrative Agent, who shall promptly notify each Revolving Lender of such notice, at any time and from time to time either (a) terminate the Revolving Loan Commitments in whole or (b) permanently reduce the Revolving Loan Commitments in part, without premium or penalty, in an amount up to the amount by which the Revolving Loan Commitments exceed the greater of (1) the Total Utilization of Revolving Loan Commitments at the time of such proposed reduction or (2) $200,000,000; provided that any such partial reduction of the Revolving Loan Commitments shall be in an aggregate minimum amount of $10,000,000 and multiples of $5,000,000 in excess of that amount. The Company's notice to the Administrative Agent shall designate the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction, and such termination or reduction of the Revolving Loan Commitments shall be effective on the date specified in the Company's

                                       54                       CREDIT AGREEMENT
     notice and shall reduce the Revolving Loan Commitment of each Revolving Lender proportionately to its Pro Rata Share. Any such voluntary reduction of the Revolving Loan Commitments shall be applied as specified in subsection 2.4A(iv).

            (iii) Mandatory Repayments. The Loans shall be repaid in the amounts and under the circumstances set forth below, all such repayments to be applied as set forth below or as more specifically provided in subsection 2.4A(iv); provided, however, that no such repayments under subsections 2.4A(iii)(a)-(f) shall be required unless, at the time when such repayment would otherwise be required but for this proviso, the Cash Management System has been activated pursuant to subsection 6.9B with respect to any Deposit Account and has not been de-activated pursuant to such subsection with respect to all such Deposit Accounts:

                    (a) Repayments From Net Asset Sale Proceeds. No later than the date of receipt by Holdings or any of its Domestic Subsidiaries of any Net Asset Sale Proceeds in respect of any Asset Sale, the Company shall either (1) repay the Loans in an aggregate amount equal to such Net Asset Sale Proceeds or (2) (x) so long as no Potential Event of Default or Event of Default shall have occurred and be continuing, (y) so long as such Net Asset Sale Proceeds are not derived from bulk sales of Inventory by the Company or any of its Domestic Subsidiaries, and (z) to the extent that aggregate Net Asset Sale Proceeds from the Closing Date through the date of determination do not exceed $100,000,000, deliver to the Administrative Agent an Officer's Certificate setting forth (I) that portion of such Net Asset Sale Proceeds that the Company or such Domestic Subsidiary intends to reinvest in equipment or other productive assets of the general type used in the business of the Company and its Subsidiaries within 180 days of such date of receipt and (II) the proposed use of such portion of the Net Asset Sale Proceeds and such other information with respect to such reinvestment as the Administrative Agent may reasonably request, and the Company shall, or shall cause such Domestic Subsidiary or one or more of the Subsidiary Guarantors to, apply such portion promptly and diligently (and, in any event, within such 180-day period) to such reinvestment purposes. In addition, the Company shall, no later than 180 days after receipt of such Net Asset Sale Proceeds that have not theretofore been applied to the Obligations or that have not been so reinvested as provided above, make an additional repayment of the Loans in the full amount of all such Net Asset Sale Proceeds.

                    (b) Repayments from Net Insurance/Condemnation Proceeds. No later than the first Business Day following the date of receipt by the Collateral Agent or by Holdings or any of its Domestic Subsidiaries of any Net Insurance/Condemnation Proceeds that are required to be applied to repay the Loans pursuant to the provisions of subsection 6.4C, the Company shall repay the Loans in an aggregate amount equal to the amount of such Net Insurance/Condemnation Proceeds.

                                       55                       CREDIT AGREEMENT

                    (c) Repayments Due to Issuance of Equity Securities. On the date of receipt of the Net Securities Proceeds from the issuance of any Capital Stock of Holdings or any of its Subsidiaries or from any capital contribution to Holdings or any of its Subsidiaries after the Closing Date, the Company shall repay the Loans in an aggregate amount equal to 50% of such Net Securities Proceeds.

                    (d) Repayments Due to Issuance of Indebtedness. On the date of receipt of the Net Securities Proceeds from the issuance of any Indebtedness of Holdings or any of its Subsidiaries after the Closing Date, other than Indebtedness permitted pursuant to subsection 7.1(i)-(viii), (x), or (xi), the Company shall repay the Loans in an aggregate amount equal to 50% of such Net Securities Proceeds.

                    (e) Calculations of Net Proceeds Amounts; Additional Repayments Based on Subsequent Calculations. Concurrently with any repayment of the Loans pursuant to subsections 2.4A(iii)(a)-(d), the Company shall deliver to the Administrative Agent an Officer's Certificate demonstrating the calculation of the amount of the applicable Net Asset Sale Proceeds, Net Insurance/Condemnation Proceeds or Net Securities Proceeds, as the case may be, that gave rise to such repayment. In the event that the Company shall subsequently determine that the actual amount was greater than the amount set forth in such Officer's Certificate, the Company shall promptly make an additional repayment of the Loans in an amount equal to the amount of such excess, and the Company shall concurrently therewith deliver to the Administrative Agent an Officer's Certificate demonstrating the derivation of the additional amount resulting in such excess. Nothing in subsections 2.4A(iii)(a)-(d) shall be construed to constitute the Administrative Agent's or any Lender's consent to any transaction that is not permitted by other provisions of this Agreement.

                    (f) Repayments Pursuant to Cash Management System. The Company shall repay the Loans on each Business Day in an aggregate amount equal to the Cash Balance of each Deposit Account (if any) with respect to which the Cash Management System has been activated pursuant to subsection 6.9 and not de-activated pursuant to such subsection.

                    (g) Repayments Due to Reductions or Restrictions of Revolving Loan Commitments.

                         (1) The Company shall from time to time repay first the Swing Line Loans and second the Revolving Loans to the extent necessary so that the Total Utilization of Revolving Loan Commitments shall not at any time exceed the Revolving Loan Commitments;

                         (2) the Company shall from time to time repay first the Discretionary Swing Line Loans and second the Special Revolving Loans to the extent necessary so that the Total Utilization of Revolving Loan

                                       56                       CREDIT AGREEMENT

                    Commitments shall not at any time exceed the Maximum Discretionary Borrowing Base Amount; and

                         (3) the Company shall from time to time repay first the Swing Line Loans (other than any Discretionary Swing Line Loans) and second the Revolving Loans (other than any Special Revolving Loans) in an amount necessary so that (x) the Total Utilization of Revolving Loan Commitments, minus the aggregate principal amount of outstanding Discretionary Swing Line Loans and Special Revolving Loans, shall not at any time exceed (y) the Borrowing Base.

                    (h) Repayments of Discretionary Swing Line Loans and Special Revolving Loans. Within thirty days after the date when any Discretionary Swing Line Loan is made, the Company shall repay such Discretionary Swing Line Loan and all Special Revolving Loans that were made to repay such Discretionary Swing Line Loan.

            (iv)    Application of Prepayments and Unscheduled Repayments.

                    (a) Application of Voluntary Prepayments by Type of Loans and Order of Maturity. Any voluntary prepayments pursuant to subsection 2.4A(i) shall be applied first to repay any outstanding Discretionary Swing Line Loans to the full extent thereof, second to repay any outstanding Special Revolving Loans to the full extent thereof, third to repay any remaining outstanding Swing Line Loans to the full extent thereof, and fourth to repay any remaining outstanding Revolving Loans to the full extent thereof.

                    (b) Application of Mandatory Repayments by Type of Loans. Except as provided in subsection 2.4C, any amount required to be applied as a mandatory repayment of the Loans pursuant to subsections 2.4A(iii)(a)-(g) shall be applied first to repay any outstanding Discretionary Swing Line Loans to the full extent thereof, second to repay any outstanding Special Revolving Loans to the full extent thereof, third to repay any remaining outstanding Swing Line Loans to the full extent thereof, fourth, to repay any remaining outstanding Revolving Loans to the full extent thereof.

                    (c) Application of Prepayments and Repayments to Base Rate Loans and LIBOR Loans. Considering Revolving Loans being prepaid separately, any prepayment or unscheduled repayment thereof shall be applied first to Base Rate Loans to the full extent thereof before application to LIBOR Loans, in each case in a manner that minimizes the amount of any payments required to be made by the Company pursuant to subsection 2.6D.

                                       57                       CREDIT AGREEMENT

            B.      General Provisions Regarding Payments.

            (i) Manner and Time of Payment. All payments by the Company of principal, interest, fees and other Obligations shall be made in Dollars in same day funds, without defense, setoff or counterclaim, free of any restriction or condition, and delivered to the Administrative Agent not later than 12:00 Noon (New York City time) on the date due at the Funding and Payment Office for the account of Lenders; funds received by the Administrative Agent after that time on such due date shall be deemed to have been paid by the Company on the next succeeding Business Day. The Company hereby authorizes the Administrative Agent to charge any accounts that the Administrative Agent may have in the Company's name in order to cause timely payment to be made to the Administrative Agent of all principal, interest, fees and expenses due hereunder (subject to sufficient funds being available in its accounts for that purpose).

            (ii) Application of Payments to Principal and Interest. Except as provided in subsection 2.2C, all payments in respect of the principal amount of any Loan shall include payment of accrued interest on the principal amount being repaid or prepaid, and all such payments (and, in any event, any payments in respect of any Loan on a date when interest is due and payable with respect to such Loan) shall be applied to the payment of interest before application to principal.

            (iii) Apportionment of Payments. Aggregate principal and interest payments in respect of Revolving Loans shall be apportioned among all outstanding Loans to which such payments relate, in each case proportionately to Lenders' respective Pro Rata Shares. The Administrative Agent shall promptly distribute to each Lender its Pro Rata Share of all such payments received by the Administrative Agent and the commitment fees of such Lender, if any, when received by the Administrative Agent pursuant to subsection 2.3. Notwithstanding the foregoing provisions of this subsection 2.4B(iii), if, pursuant to the provisions of subsection 2.6C, any Notice of Conversion/Continuation is withdrawn as to any Affected Lender or if any Affected Lender makes Base Rate Loans in lieu of its Pro Rata Share of any LIBOR Loans, the Administrative Agent shall give effect thereto in apportioning payments received thereafter.

            (iv) Payments on Business Days. Except as otherwise provided in this Agreement, whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder or of the commitment fees hereunder, as the case may be.

            C. Application of Proceeds of Collateral and Payments after Event of Default.

            Upon termination of the Revolving Loan Commitments or upon the occurrence and during the continuation of an Event of Default, if requested by Requisite Lenders, (a) all payments received on account of the Obligations, whether from the Company, from Holdings or any Subsidiary Guarantor or otherwise, shall be applied by the Collateral Agent and the

                                       58                       CREDIT AGREEMENT

Administrative Agent against the Obligations and (b) all proceeds received by the Collateral Agent in respect of any sale of, collection from, or other realization upon all or any part of the Collateral under any Collateral Document may, in the discretion of the Collateral Agent, be held by the Collateral Agent as Collateral for, and/or (then or at any time thereafter) applied in full or in part by the Collateral Agent against, the applicable Secured Obligations (as defined in such Collateral Document), in each case in the following order of priority:

            (i) to the payment of all costs and expenses of such sale, collection or other realization, all other expenses, liabilities and advances made or incurred by the Collateral Agent or the Administrative Agent in connection therewith, and all amounts for which the Collateral Agent or the Administrative Agent is entitled to compensation (including the fees described in subsection 2.3B), reimbursement and indemnification under any Loan Document and all advances made by the Collateral Agent or the Administrative Agent thereunder for the account of the applicable Loan Party, and to the payment of all costs and expenses paid or incurred by the Collateral Agent or the Administrative Agent in connection with the Loan Documents, all in accordance with subsections 10.4, 11.2 and 11.3 and the other terms of this Agreement and the Loan Documents;

            (ii) thereafter, to the payment of accrued fees described in subsection 2.3A or subsection 3.2 and accrued interest, in each case for the ratable benefit of the Lenders to whom such fees and interest are owed;

            (iii) thereafter, to the payment of the principal amount of Swing Line Loans and the cash collateralization of Letters of Credit pursuant to subsection 3.6 or Section 8 until all Letter of Credit Obligations have been fully cash collateralized in the manner set forth in subsection 3.6, in each case for the ratable benefit of the Swing Line Lender and the Issuing Lenders;

            (iv) thereafter, to the payment of the principal amount of Revolving Loans for the ratable benefit of the Revolving Lenders;

            (v) thereafter, to the payment of all other Obligations for the ratable benefit of the holders thereof (subject to the provisions of subsection 2.4B(ii) hereof); and

            (vi) thereafter, to the payment to or upon the order of such Loan Party or to whomsoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

     2.5    Use of Proceeds.
            ---------------

            A. Revolving Loans; Swing Line Loans. The proceeds of any Revolving Loans and any Swing Line Loans (including, without limitation, any Discretionary Swing Line Loans) shall be applied by the Company for working capital and other general corporate purposes, which may include the making of intercompany loans to any of the Company's wholly-owned Subsidiary Guarantors, in accordance with subsection 7.1(v), for their own general corporate purposes.

                                       59                       CREDIT AGREEMENT

            B. Margin Regulations. No portion of the proceeds of any borrowing under this Agreement shall be used by the Company or any of its Subsidiaries in any manner that might cause the borrowing or the application of such proceeds to violate Regulation U, Regulation T, or Regulation X of the Board of Governors of the Federal Reserve System or any other regulation of such Board or to violate the Exchange Act, in each case as in effect on the date or dates of such borrowing and such use of proceeds.

     2.6    Special Provisions Governing LIBOR Loans.
            ----------------------------------------

            Notwithstanding any other provision of this Agreement to the contrary, the following provisions shall govern with respect to LIBOR Loans as to the matters covered:

            A. Determination of Applicable Interest Rate. As soon as practicable on each Interest Rate Determination Date, the Administrative Agent shall determine (which determination shall, absent manifest error, be conclusive and binding upon all parties) the interest rate that shall apply to the LIBOR Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to the Company and each Lender.

            B. Inability to Determine Applicable Interest Rate. In the event that the Administrative Agent shall have determined (which determination shall be conclusive and binding upon all parties hereto), on any Interest Rate Determination Date that by reason of circumstances affecting the London interbank market adequate and fair means do not exist for ascertaining the interest rate applicable to such Loans on the basis provided for in the definition of Adjusted LIBOR, the Administrative Agent shall on such date give notice (by telefacsimile or by telephone confirmed in writing) to the Company and each Lender of such determination, whereupon (i) no Loans may be made as, or converted to, LIBOR Loans until such time as the Administrative Agent notifies the Company and Lenders that the circumstances giving rise to such notice no longer exist and (ii) any Notice of Borrowing or Notice of Conversion/Continuation given by the Company with respect to the Loans in respect of which such determination was made shall be deemed to be for a Base Rate Loan.

            C. Illegality or Impracticability of LIBOR Loans. In the event that on any date any Lender shall have determined (which determination shall be conclusive and binding upon all parties hereto but shall be made only after consultation with the Company and the Administrative Agent) that the making, maintaining or continuation of its LIBOR Loans (i) has become unlawful as a result of compliance by such Lender in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful) or (ii) has become impracticable, or would cause such Lender material hardship, as a result of contingencies occurring after the date of this Agreement which materially and adversely affect the London interbank market or the position of such Lender in that market, then, and in any such event, such Lender shall be an "Affected Lender" and it shall on that day give notice (by telefacsimile or by telephone confirmed in writing) to the Company and the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each other Lender). Thereafter (a) the

                                       60                       CREDIT AGREEMENT
obligation of the Affected Lender to make Loans as, or to convert Loans to, LIBOR Loans shall be suspended until such notice shall be withdrawn by the Affected Lender, (b) to the extent that such determination by the Affected Lender relates to a LIBOR Loan then being requested by the Company pursuant to a Notice of Borrowing or a Notice of Conversion/Continuation, the Affected Lender shall make such Loan as (or convert such Loan to, as the case may be) a Base Rate Loan, (c) the Affected Lender's obligation to maintain its outstanding LIBOR Loans (the "Affected Loans") shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law, and (d) the Affected Loans shall automatically convert into Base Rate Loans on the date of such termination. Notwithstanding the foregoing, to the extent that a determination by an Affected Lender as described above relates to a LIBOR Loan then being requested by the Company pursuant to a Notice of Borrowing or a Notice of Conversion/Continuation, the Company shall have the option, subject to the provisions of subsection 2.6D, to rescind such Notice of Borrowing or Notice of Conversion/Continuation as to all Lenders by giving notice (by telefacsimile or by telephone confirmed in writing) to the Administrative Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above (which notice of rescission the Administrative Agent shall promptly transmit to each other Lender). Except as provided in the immediately preceding sentence, nothing in this subsection 2.6C shall affect the obligation of any Lender other than an Affected Lender to make or maintain Loans as, or to convert Loans to, LIBOR Loans in accordance with the terms of this Agreement.

            D. Compensation For Breakage or Non-Commencement of Interest Periods. The Company shall compensate each Lender, upon written request by that Lender pursuant to subsection 2.8, for all reasonable losses, expenses and liabilities (including any interest paid by that Lender to lenders of funds borrowed by it to make or carry its LIBOR Loans and any loss, expense or liability sustained by that Lender in connection with the liquidation or re-employment of such funds) which that Lender may sustain (but excluding loss of anticipated LIBOR Margin that would have accrued over the remaining portion of the applicable Interest Period): (i) if for any reason (other than a default by that Lender) a borrowing of any LIBOR Loan does not occur on a date specified therefor in a Notice of Borrowing or a telephonic request therefor, or a conversion to or continuation of any LIBOR Loan does not occur on a date specified therefor in a Notice of Conversion/Continuation or a telephonic request therefor, (ii) if any prepayment or other principal payment or any conversion of any of its LIBOR Loans (including any prepayment, repayment, or conversion occasioned by the circumstances described in subsection 2.6C) occurs on a date prior to the last day of an Interest Period applicable to that Loan,
(iii) if any prepayment or unscheduled repayment of any of its LIBOR Loans is not made on any date specified in a notice of prepayment or repayment given by the Company, or (iv) as a consequence of any other default by the Company in the repayment of its LIBOR Loans when required by the terms of this Agreement.

            E. Booking of LIBOR Loans. Any Lender may make, carry or transfer LIBOR Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of that Lender.

            F. Assumptions Concerning Funding of LIBOR Loans. Calculation of all amounts payable to a Lender under this subsection 2.6 and under subsection 2.7A shall be made

                                       61                       CREDIT AGREEMENT
as though that Lender had funded each of its LIBOR Loans through the purchase of a U.S. dollar deposit bearing interest at the rate obtained pursuant to clause
(i) of the definition of Adjusted LIBOR in an amount equal to the amount of such LIBOR Loan and having a maturity comparable to the relevant Interest Period, whether or not its LIBOR Loans had been funded in such manner.

            G. LIBOR Loans After Default. After the occurrence of and during the continuation of a Potential Event of Default or an Event of Default,
(i) the Company may not have a Loan be made or maintained as, or converted to, a LIBOR Loan after the expiration of any Interest Period then in effect for that Loan and (ii) subject to the provisions of subsection 2.6D, any Notice of Borrowing or Notice of Conversion/Continuation given by the Company with respect to a requested borrowing or conversion/continuation that has not yet occurred shall be deemed to be for a Base Rate Loan or, if the conditions to making a Loan set forth in subsection 4.2 cannot then be satisfied, to be rescinded by the Company.

     2.7    Increased Costs; Taxes; Capital Adequacy.
            ----------------------------------------

            A. Compensation for Increased Costs. Subject to the provisions of subsection 2.7B (which shall be controlling with respect to the matters covered thereby), in the event that any Lender (including any Issuing Lender) shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a court or other Government Authority, in each case that becomes effective after the date hereof, or compliance by such Lender with any guideline, request or directive issued or made after the date hereof by any central bank or other Government Authority (whether or not having the force of law):

            (i) subjects such Lender to any additional Tax with respect to this Agreement or any of its obligations hereunder (including with respect to issuing, maintaining, or guaranteeing any Letters of Credit or purchasing or maintaining any participations therein or maintaining any Commitment hereunder) or any payments to such Lender of principal, interest, fees or any other amount payable hereunder;

            (ii) imposes, modifies or holds applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender (other than any such reserve or other requirements with respect to LIBOR Loans that are reflected in the definition of Adjusted LIBOR); or

            (iii) imposes any other condition (other than with respect to Taxes) on or affecting such Lender or its obligations hereunder or the London interbank market;

and the result of any of the foregoing is to increase the cost to such Lender of agreeing to make, making or maintaining its Loans or Commitments or agreeing to issue, issuing, maintaining, or

                                       62                       CREDIT AGREEMENT
guaranteeing any Letter of Credit or agreeing to purchase, purchasing or maintaining any participation therein or to reduce any amount received or receivable by such Lender with respect thereto; then, in any such case, the Company shall promptly pay to such Lender, upon receipt of the statement referred to in subsection 2.8A, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as may be necessary to compensate such Lender for any such increased cost or reduction in amounts received or receivable hereunder.

            B.      Taxes.

            (i) Payments to Be Free and Clear. All sums payable by the Company under this Agreement and the other Loan Documents shall be paid free and clear of, and without any deduction or withholding on account of, any Tax imposed, levied, collected, withheld or assessed by or within the United States of America or any political subdivision in or of the United States of America or any other jurisdiction from or to which a payment is made by or on behalf of the Company or by any federation or organization of which the United States of America or any such jurisdiction is a member at the time of payment.

            (ii) Grossing-up of Payments. If the Company or any other Person is required by law to make any deduction or withholding on account of any such Tax from any sum paid or payable by the Company to the Administrative Agent or any Lender under any of the Loan Documents:

                    (a) the Company shall notify the Administrative Agent of any such requirement or any change in any such requirement as soon as the Company becomes aware of it;

                    (b) the Company shall pay any such Tax when such Tax is due, such payment to be made (if the liability to pay is imposed on the Company) for its own account or (if that liability is imposed on the Administrative Agent or such Lender, as the case may be) on behalf of and in the name of the Administrative Agent or such Lender;

                    (c) the sum payable by the Company in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment, the Administrative Agent or such Lender, as the case may be, receives on the due date a net sum equal to what it would have received had no such deduction, withholding or payment been required or made; and

                    (d) within 30 days after paying any sum from which it is required by law to make any deduction or withholding, and within 30 days after the due date of payment of any Tax which it is required by clause (b) above to pay, the Company shall deliver to the Administrative Agent evidence satisfactory to the

                                       63                       CREDIT AGREEMENT
            other affected parties of such deduction, withholding or payment and of the remittance thereof to the relevant taxing or other authority;

provided that no such additional amount shall be required to be paid to any Lender under clause (c) above except to the extent that any change after the date on which such Lender became a Lender in any such requirement for a deduction, withholding or payment as is mentioned therein shall result in an increase in the rate of such deduction, withholding or payment from that in effect on the date on which such Lender became a Lender, in respect of payments to such Lender.

            (iii)   Evidence of Exemption from U.S. Withholding Tax.

                    (a) Each Non-US Lender shall deliver to the Administrative Agent and to the Company, on or prior to the Closing Date (in the case of each Lender listed on the signature pages hereof) or on or prior to the date of the Assignment Agreement pursuant to which it becomes a Lender (in the case of each other Lender), and at such other times as may be necessary in the determination of the Company or the Administrative Agent (each in the reasonable exercise of its discretion), two original copies of Internal Revenue Service Form W-8BEN or W-8ECI (or any successor forms) properly completed and duly executed by such Lender, or, in the case of a Non-US Lender claiming exemption from United States federal withholding tax under
            Section 871(h) or 881(c) of the Internal Revenue Code with respect to payments of "portfolio interest", a form W-8BEN, and, in the case of a Lender that has certified in writing to the Administrative Agent that it is not a "bank" (as defined in Section 881(c)(3)(A) of the Internal Revenue Code), a certificate of such Lender certifying that such Lender is not (i) a "bank" for purposes of Section 881(c) of the Internal Revenue Code, (ii) a ten-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code) of the Company or Holdings or (iii) a controlled foreign corporation related to the Company (within the meaning of Section 864(d)(4) of the Internal Revenue Code) in each case together with any other certificate or statement of exemption required under the Internal Revenue Code or the regulations issued thereunder to establish that such Lender is not subject to United States withholding tax with respect to any payments to such Lender of interest payable under any of the Loan Documents.

                    (b) Each Non-US Lender, to the extent that it does not act or ceases to act for its own account with respect to any portion of any sums paid or payable to such Lender under any of the Loan Documents (for example, in the case of a typical participation by such Lender), shall deliver to the Administrative Agent and to the Company, on or prior to the Closing Date (in the case of each Lender listed on the signature pages hereof), on or prior to the date of the Assignment Agreement pursuant to which it becomes a Lender (in the case of each other Lender), or on such later date when such Lender ceases to act for its own account with respect to any portion of any such sums paid or payable, and at such other times as may be necessary in the determination of the Company or the

                                       64                       CREDIT AGREEMENT

            Administrative Agent (each in the reasonable exercise of its discretion), (1) two original copies of the forms or statements required to be provided by such Lender under subsection 2.7B(iii)(a), properly completed and duly executed by such Lender, to establish the portion of any such sums paid or payable with respect to which such Lender acts for its own account that is not subject to United States withholding tax, and (2) two original copies of Internal Revenue Service Form W-8IMY (or any successor forms) properly completed and duly executed by such Lender, together with any information, if any, such Lender chooses to transmit with such form, and any other certificate or statement of exemption required under the Internal Revenue Code or the regulations issued thereunder, to establish that such Lender is not acting for its own account with respect to a portion of any such sums payable to such Lender.

                    (c) Each Non-US Lender hereby agrees, from time to time after the initial delivery by such Lender of such forms, whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence so delivered obsolete or inaccurate in any material respect, that such Lender shall promptly (1) deliver to the Administrative Agent and to the Company two original copies of renewals, amendments or additional or successor forms, properly completed and duly executed by such Lender, together with any other certificate or statement of exemption required in order to confirm or establish that such Lender is not subject to United States withholding tax with respect to payments to such Lender under the Loan Documents and, if applicable, that such Lender does not act for its own account with respect to any portion of such payment, or (2) notify the Administrative Agent and the Company of its inability to deliver any such forms, certificates or other evidence.

                    (d) The Company shall not be required to pay any additional amount to any Non-US Lender under clause (c) of subsection 2.7B(ii),
            (1) with respect to any Tax required to be deducted or withheld on the basis of the information, certificates or statements of exemption such Lender chooses to transmit with an Internal Revenue Service Form W-8IMY pursuant to subsection 2.7B(iii)(b)(2) or (2) if such Lender shall have failed to satisfy the requirements of clause
            (a), (b) or (c)(1) of this subsection 2.7B(iii); provided that if such Lender shall have satisfied the requirements of subsection 2.7B(iii)(a) on the date such Lender became a Lender, nothing in this subsection 2.7B(iii)(d) shall relieve the Company of its obligation to pay any amounts pursuant to subsection 2.7B(ii)(c) in the event that, as a result of any change in any applicable law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender is not subject to withholding as described in subsection 2.7B(iii)(a).

            C. Capital Adequacy Adjustment. If any Lender shall have determined that the adoption, effectiveness, phase-in or applicability after the date hereof of any law, rule or regulation (or any provision thereof) regarding capital adequacy, or any change therein or in the

                                       65                       CREDIT AGREEMENT
interpretation or administration thereof by any Government Authority charged with the interpretation or administration thereof, or compliance by any Lender with any guideline, request or directive regarding capital adequacy (whether or not having the force of law) of any such Government Authority, has or would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of, or with reference to, such Lender's Loans or Commitments or Letters of Credit or participations therein or other obligations hereunder with respect to the Loans or the Letters of Credit to a level below that which such Lender or such controlling corporation could have achieved but for such adoption, effectiveness, phase-in, applicability, change or compliance (taking into consideration the policies of such Lender or such controlling corporation with regard to capital adequacy), then from time to time, within five Business Days after receipt by the Company from such Lender of the statement referred to in subsection 2.8A, the Company shall pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling corporation on an after-tax basis for such reduction.

     2.8    Statement of Lenders; Obligation of Lenders and Issuing Lenders to
            ------------------------------------------------------------------
            Mitigate.
            --------

            A. Statements. Each Lender claiming compensation or reimbursement pursuant to subsection 2.6D, 2.7 or 2.8B shall deliver to the Company (with a copy to the Administrative Agent) a written statement, setting forth in reasonable detail the basis of the calculation of such compensation or reimbursement, which statement shall be conclusive and binding upon all parties hereto absent manifest error.

            B. Mitigation. Each Lender and Issuing Lender agrees that, as promptly as practicable after the officer of such Lender or Issuing Lender responsible for administering the Loans or Letters of Credit of such Lender or Issuing Lender, as the case may be, becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender to become an Affected Lender or that would entitle such Lender or Issuing Lender to receive payments under subsection 2.7, use reasonable effort to make, issue, fund or maintain the Commitments or the Affected Loans of such Lender through another lending office of such Lender or to issue, maintain, or guarantee Letters of Credit of such Issuing Lender through another lending or letter of credit office of such Issuing Lender or, in the case of a guaranty arrangement, through another letter of credit office of the applicable Designated Issuer, if (i) as a result thereof the circumstances which would cause such Lender to be an Affected Lender would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender or Issuing Lender pursuant to subsection 2.7 would be materially reduced and (ii) as determined by such Lender or Issuing Lender in its sole discretion, such action would not otherwise be disadvantageous to such Lender or Issuing Lender; provided that such Lender or Issuing Lender will not be obligated to utilize such other lending or letter of credit office pursuant to this subsection 2.8B unless the Company agrees to pay all incremental expenses incurred by such Lender or Issuing Lender as a result of utilizing such other lending or letter of credit office as described above.

                                       66                       CREDIT AGREEMENT

     2.9    Replacement of a Lender.
            -----------------------

            If the Company receives a statement of amounts due pursuant to subsection 2.8A from a Lender (other than with respect to amounts due under subsection 2.6D), a Revolving Lender defaults in its obligations to fund a Revolving Loan pursuant to this Agreement, a Lender (a "Non-Consenting Lender") refuses to consent to an amendment, modification or waiver of this Agreement that, pursuant to subsection 11.6, requires consent of 100% of the Lenders or 100% of the Lenders with Obligations directly affected or a Lender becomes an Affected Lender (any such Lender, a "Subject Lender"), so long as (i) no Potential Event of Default or Event of Default shall have occurred and be continuing and the Company has obtained a commitment from another Lender or an Eligible Assignee to purchase at par the Subject Lender's Loans and assume the Subject Lender's Commitments and all other obligations of the Subject Lender hereunder, (ii) such Lender is not an Issuing Lender with respect to any Letters of Credit outstanding (unless all such Letters of Credit are terminated or arrangements acceptable to such Issuing Lender as set forth in subsection 3.6 (such as a "back-to-back" letter of credit) are made) and (iii) if applicable, the Subject Lender is unwilling to withdraw the notice delivered to the Company pursuant to subsection 2.8 and/or is unwilling to remedy its default upon 10 days prior written notice to the Subject Lender and the Administrative Agent, the Company may require the Subject Lender to assign all of its Loans and Commitments to such other Lender, Lenders, Eligible Assignee or Eligible Assignees pursuant to the provisions of subsection 11.1B; provided that, prior to or concurrently with such replacement, (1) the Subject Lender shall have received payment in full of all principal, interest, fees and other amounts (including all amounts under subsections 2.6D, 2.7 and/or 2.8B (if applicable)) through such date of replacement and a release from its obligations under the Loan Documents, (2) the processing fee (if any) required to be paid by subsection 11.1B(i) shall have been paid to the Administrative Agent, (3) all of the requirements for such assignment contained in subsection 11.1B, including, without limitation, the consent of the Administrative Agent (if required) and the receipt by the Administrative Agent of an executed Assignment Agreement and other supporting documents, have been fulfilled, and (4) in the event such Subject Lender is a Non-Consenting Lender, each assignee shall consent, at the time of such assignment, to each matter in respect of which such Subject Lender was a Non-Consenting Lender and the Company also requires each other Subject Lender that is a Non-Consenting Lender to assign its Loans and Commitments.

Section 3.  LETTERS OF CREDIT

     3.1    Issuance of Letters of Credit and Lenders' Purchase of
            -------------------------------------------------------
            Participations Therein.
            ----------------------

            A. Letters of Credit. In addition to the Company requesting that Lenders make Revolving Loans pursuant to subsection 2.1A(iii) and that Swing Line Lender make Swing Line Loans pursuant to subsection 2.1A(iv), the Company may request, in accordance with the provisions of this subsection 3.1, from time to time during the period from, but excluding, the Closing Date to, but excluding, the date that is thirty days prior to the Revolving Loan Commitment Termination Date, that one or more Revolving Lenders (or any of their respective Subsidiaries or Designated Issuers) issue Letters of Credit payable on a sight basis for the account of the Company for the purposes specified in the definitions of Commercial Letters of

                                       67                       CREDIT AGREEMENT

Credit and Standby Letters of Credit. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of the Company herein set forth, any one or more Lenders may, but shall not be obligated to, issue such Letters of Credit (or arrange for such issuance by a Subsidiary or a Designated Issuer) in accordance with the provisions of this subsection 3.1; provided that the Company shall not request that any Revolving Lender issue or arrange for the issuance of (and no Revolving Lender shall issue or arrange for the issuance of):

            (i) any Letter of Credit if, after giving effect to such issuance, the Total Utilization of Revolving Loan Commitments would exceed the Revolving Loan Commitments then in effect;

            (ii) any Letter of Credit if, after giving effect to such issuance, the Total Utilization of Revolving Loan Commitments would exceed the Borrowing Base then in effect;

            (iii) any Letter of Credit if, after giving effect to such issuance, the Letter of Credit Usage would exceed $50,000,000;

            (iv) any Letter of Credit having an expiration date later than the earlier of (a) the date that is five Business Days prior to the Revolving Loan Commitment Termination Date and (b) the date that is one year from the date of issuance of such Letter of Credit; provided that the immediately preceding clause (b) shall not prevent any Issuing Lender from agreeing that a Letter of Credit will automatically be extended for one or more successive periods not to exceed one year each unless such Issuing Lender elects not to extend for any such additional period; and provided, further that such Issuing Lender shall elect not to extend such Letter of Credit if it has knowledge that the conditions for the issuance of a new Letter of Credit are not satisfied (and have not been waived in accordance with subsection 11.6) at the time such Issuing Lender must elect whether or not to allow such extension;

            (v) any Standby Letter of Credit issued for the purpose of supporting (a) trade payables or (b) any Indebtedness constituting "antecedent debt" (as that term is used in Section 547 of the Bankruptcy
     Code); or

            (vi) any Letter of Credit denominated in a currency other than Dollars.

            B.      Mechanics of Issuance.

            (i) Request for Issuance. Whenever the Company desires the issuance of a Letter of Credit, it shall deliver to the proposed Issuing Lender (with a copy to the Administrative Agent) a Request for Issuance no later than 12:00 Noon (New York City time) at least three Business Days (in the case of Standby Letters of Credit) or five Business Days (in the case of Commercial Letters of Credit), or in each case such shorter period as may be agreed to by the Issuing Lender in any particular instance, in advance of the proposed date of issuance. The Issuing Lender, in its reasonable discretion, may require changes in the text of the proposed Letter of Credit or any documents described in

                                       68                       CREDIT AGREEMENT
     or attached to the Request for Issuance. In addition to the foregoing, the Request for Issuance shall be accompanied by the Company's execution and delivery of any Letter of Credit application, reimbursement agreement or similar document, instrument or agreement (including, without limitation, any master agreement governing all Letters of Credit to be issued by such Issuing Lender or its Designated Issuer) as the applicable Issuing Lender shall have reasonably requested. In furtherance of the provisions of subsection 11.8, and not in limitation thereof, the Company may submit Requests for Issuance by telefacsimile and the Administrative Agent and Issuing Lenders may rely and act upon any such Request for Issuance without receiving an original signed copy thereof. No Letter of Credit shall require payment against a conforming demand for payment to be made thereunder on the same business day (under the laws of the jurisdiction in which the office of the Issuing Lender or Designated Issuer to which such demand for payment is required to be presented is located) that such demand for payment is presented if such presentation is made after 10:00 A.M. (in the time zone of such office of the Issuing Lender or Designated Issuer) on such business day.

                    The Company shall notify the applicable Issuing Lender and the Administrative Agent prior to the issuance of any Letter of Credit in the event that any of the matters to which the Company is required to certify in the applicable Request for Issuance is no longer true and correct as of the proposed date of issuance of such Letter of Credit, and upon the issuance of any Letter of Credit the Company shall be deemed to have re-certified, as of the date of such issuance, as to the matters to which the Company is required to certify in the applicable Request for Issuance.

            (ii) Determination of Issuing Lender. Upon receipt by a proposed Issuing Lender of a Request for Issuance pursuant to subsection 3.1B(i) requesting the issuance of a Letter of Credit, the proposed Issuing Lender shall promptly notify the Company and the Administrative Agent whether or not, in its sole discretion, it has elected to issue or arrange for the issuance of such Letter of Credit, and (1) if such proposed Issuing Lender so elects to issue or arrange for the issuance of such Letter of Credit it shall be the Issuing Lender with respect thereto and (2) if such proposed Issuing Lender fails so to notify the Company and the Administrative Agent promptly or declines to issue or arrange for the issuance of such Letter of Credit, the Company may request another Revolving Lender to be the Issuing Lender with respect to such Letter of Credit in accordance with the provisions of this subsection 3.1B.

            (iii) Issuance of Letter of Credit. Upon satisfaction or waiver (in accordance with subsection 11.6) of the conditions set forth in subsection 4.3, the Issuing Lender shall issue or arrange for the issuance of the requested Letter of Credit in accordance with the Issuing Lender's standard operating procedures.

            (iv) Notification to Revolving Lenders. Upon the issuance of or amendment to any Letter of Credit the applicable Issuing Lender shall promptly notify the Administrative Agent and the Company of such issuance or amendment in writing and such notice shall be accompanied by a copy of such Letter of Credit or amendment. Upon receipt of such notice, the Administrative Agent shall notify each Revolving

                                       69                       CREDIT AGREEMENT

     Lender in writing of such issuance or amendment and the amount of such Revolving Lender's respective participation in such Letter of Credit or amendment. On the last Business Day of each month, each Issuing Lender shall send by facsimile transmission to the Administrative Agent, a report of its daily maximum amount available for drawing under Letters of Credit for each Business Day during such month. In addition, on each of the last five Business Days of each Fiscal Quarter, each Issuing Lender shall send by facsimile transmission to the Administrative Agent, a report of its daily aggregate maximum amount available for drawing under Letters of Credit for such Business Day.

            C. Revolving Lenders' Purchase of Participations in Letters of Credit. Immediately upon the issuance of each Letter of Credit issued in accordance with the requirements of this subsection 3.1, each Revolving Lender shall be deemed to, and hereby agrees to, have irrevocably purchased from the Issuing Lender a participation in such Letter of Credit and any drawings honored thereunder in an amount equal to such Revolving Lender's Pro Rata Share of the maximum amount that is or at any time may become available to be drawn thereunder, and in any reimbursements thereof.

     3.2    Letter of Credit Fees.
            ---------------------

            The Company agrees to pay the following amounts with respect to Letters of Credit issued hereunder:

            (i) with respect to each Standby Letter of Credit, (a) a fronting fee, payable directly to the applicable Issuing Lender for its own account, equal to 0.50% per annum of the daily amount available to be drawn under such Standby Letter of Credit and (b) a letter of credit fee, payable to the Administrative Agent for the account of Revolving Lenders, equal to the applicable LIBOR Margin for Revolving Loans multiplied by the daily amount available to be drawn under such Standby Letter of Credit, each such fronting fee or letter of credit fee to be payable in arrears on and to (but excluding) the last Business Day of March, June, September, and December of each year and computed on the basis of a 360-day year for the actual number of days elapsed;

            (ii) with respect to each Commercial Letter of Credit, (a) a fronting fee, payable directly to the applicable Issuing Lender for its own account, equal to 0.25% per annum of the daily amount available to be drawn under such Commercial Letter of Credit and (b) a letter of credit fee, payable to the Administrative Agent for the account of Revolving Lenders, equal to the applicable LIBOR Margin for Loans multiplied by the daily amount available to be drawn under such Commercial Letter of Credit, each such fronting fee or letter of credit fee to be payable in arrears on and to (but excluding) the last Business Day of March, June, September, and December of each year and computed on the basis of a 360-day year as the case may be, for the actual number of days elapsed; and

            (iii) with respect to the issuance, negotiation, acceptance, amendment or transfer of each Letter of Credit and each payment of a drawing made thereunder (without duplication of the fees payable under clauses (i) and (ii) above), documentary

                                       70                       CREDIT AGREEMENT
     and processing charges or other fees (including per annum fees) and expenses payable directly to the applicable Issuing Lender for its own account in accordance with such Issuing Lender's standard schedule for such charges in effect at the time of such issuance, negotiation, acceptance, amendment, transfer or payment, as the case may be or otherwise payable pursuant to the application and related documentation under which such Letter of Credit is issued.

            For purposes of calculating any fees payable under clauses (i) and
(ii) of this subsection 3.2, the daily amount available to be drawn under any Letter of Credit shall be determined as of the close of business on any date of determination. Promptly upon receipt by the Administrative Agent of any amount described in clause (i)(b) or (ii)(b) of this subsection 3.2, the Administrative Agent shall distribute to each Revolving Lender its Pro Rata Share of such amount.

     3.3    Drawings and Reimbursement of Amounts Paid Under Letters of Credit.
            ------------------------------------------------------------------

            A. Responsibility of Issuing Lender or Its Designated Issuer With Respect to Drawings. In determining whether to honor any drawing under any Letter of Credit by the beneficiary thereof, the Issuing Lender or its Designated Issuer shall be responsible only to examine the documents delivered under such Letter of Credit with reasonable care so as to ascertain whether they appear on their face to be in accordance with the terms and conditions of such Letter of Credit.

            B. Reimbursement by the Company of Amounts Paid Under Letters of Credit. In the event an Issuing Lender or its Designated Issuer has determined to honor a drawing under a Letter of Credit issued by it, such Issuing Lender shall immediately notify the Company and the Administrative Agent, and the Company shall reimburse such Issuing Lender on or before the Business Day immediately following the date on which such drawing is honored (the "Reimbursement Date") in an amount in Dollars and in same day funds equal to the amount of such payment; provided that, anything contained in this Agreement to the contrary notwithstanding, (i) unless the Company shall have notified the Administrative Agent and such Issuing Lender prior to 10:00 A.M. (New York City time) on the date such drawing is honored that the Company intends to reimburse such Issuing Lender for the amount of such payment with funds other than the proceeds of Revolving Loans, the Company shall be deemed to have given a timely Notice of Borrowing to the Administrative Agent requesting Revolving Lenders to make Revolving Loans that are Base Rate Loans on the Reimbursement Date in an amount in Dollars equal to the amount of such payment and (ii) subject to satisfaction or waiver of the conditions specified in subsection 4.2B, Revolving Lenders shall, on the Reimbursement Date, make Revolving Loans that are Base Rate Loans in the amount of such payment, the proceeds of which shall be applied directly by the Administrative Agent to reimburse such Issuing Lender for the amount of such payment; and provided, further that if for any reason proceeds of Revolving Loans are not received by such Issuing Lender on the Reimbursement Date in an amount equal to the amount of such payment, the Company shall reimburse such Issuing Lender, on demand, in an amount in same day funds equal to the excess of the amount of such payment over the aggregate amount of such Revolving Loans, if any, which are so received. Nothing in this subsection 3.3B shall be deemed to relieve any Revolving Lender from its obligation to make

                                       71                       CREDIT AGREEMENT

Revolving Loans on the terms and conditions set forth in this Agreement, and the Company shall retain any and all rights it may have against any Revolving Lender resulting from the failure of such Revolving Lender to make such Revolving Loans under this subsection 3.3B.

            C. Payment by Lenders of Unreimbursed Amounts Paid Under Letters of Credit.

            (i) Payment by Revolving Lenders. In the event that the Company shall fail for any reason to reimburse any Issuing Lender as provided in subsection 3.3B in an amount equal to the amount of any payment by such Issuing Lender or its Designated Issuer under a Letter of Credit issued by it, such Issuing Lender shall promptly notify the Administrative Agent who will notify each other Lender of the unreimbursed amount of such honored drawing and of such other Revolving Lender's respective participation therein based on such Revolving Lender's Pro Rata Share. Each Revolving Lender shall make available to the Administrative Agent for the benefit of such Issuing Lender an amount equal to its respective participation, in Dollars and in same day funds, at the Funding and Payment Office, not later than 12:00 Noon (New York City time) on the first business day after the date notified by such Issuing Lender. In the event that any Revolving Lender fails to make available to the Administrative Agent for the benefit of such Issuing Lender on such business day the amount of such Revolving Lender's participation in such Letter of Credit as provided in this subsection 3.3C, such Issuing Lender shall be entitled to recover such amount on demand from such Revolving Lender together with interest thereon at the rate customarily used by such Issuing Lender for the correction of errors among banks for three Business Days and thereafter at the Base Rate. Nothing in this subsection 3.3C shall be deemed to prejudice the right of any Lender to recover from any Issuing Lender any amounts made available by such Revolving Lender to such Issuing Lender pursuant to this subsection 3.3C in the event that it is determined by the final judgment of a court of competent jurisdiction that the payment with respect to a Letter of Credit by such Issuing Lender in respect of which payment was made by such Revolving Lender constituted gross negligence or willful misconduct on the part of such Issuing Lender under the circumstances in question.

            (ii) Distribution to Lenders of Reimbursements Received From the Company. In the event any Issuing Lender shall have been reimbursed by other Revolving Lenders pursuant to subsection 3.3C(i) for all or any portion of any payment by such Issuing Lender or its Designated Issuer under a Letter of Credit issued by it or its Designated Issuer, such Issuing Lender shall distribute to the Administrative Agent on behalf of each other Revolving Lender that has paid all amounts payable by it under subsection 3.3C(i) with respect to such payment such other Revolving Lender's Pro Rata Share of all payments subsequently received by such Issuing Lender from the Company in reimbursement of such payment under the Letter of Credit when such payments are received. Any such distribution shall be made to a Revolving Lender.

                                       72                       CREDIT AGREEMENT

            D.      Interest on Amounts Paid Under Letters of Credit.

            (i) Payment of Interest by the Company. The Company agrees to pay to each Issuing Lender, with respect to payments under any Letters of Credit issued by it or its Designated Issuer, interest on the amount paid by such Issuing Lender or its Designated Issuer in respect of each such payment from the date a drawing is honored to but excluding the date such amount is reimbursed by the Company (including any such reimbursement out of the proceeds of Revolving Loans pursuant to subsection 3.3B) at a rate equal to (a) for the period from the date such drawing is honored to but excluding the Reimbursement Date, the rate then in effect under this Agreement with respect to Revolving Loans that are Base Rate Loans and (b) thereafter, a rate which is 2% per annum in excess of the rate of interest otherwise payable under this Agreement with respect to Revolving Loans that are Base Rate Loans. Interest payable pursuant to this subsection 3.3D(i) shall be computed on the basis of a 365-day or 366-day year, as the case may be, for the actual number of days elapsed in the period during which it accrues and shall be payable on demand or, if no demand is made, on the date on which the related drawing under a Letter of Credit is reimbursed in full.

            (ii) Distribution of Interest Payments by Issuing Lender. Promptly upon receipt by any Issuing Lender of any payment of interest pursuant to subsection 3.3D(i) with respect to a payment under a Letter of Credit issued by it or its Designated Issuer, (a) such Issuing Lender shall distribute to the Administrative Agent on behalf of each other Revolving Lender, out of the interest received by such Issuing Lender in respect of the period from the date such drawing is honored to but excluding the date on which such Issuing Lender is reimbursed for the amount of such payment (including any such reimbursement out of the proceeds of Revolving Loans pursuant to subsection 3.3B), the amount that such other Revolving Lender would have been entitled to receive in respect of the letter of credit fee that would have been payable in respect of such Letter of Credit for such period pursuant to subsection 3.2 if no drawing had been honored under such Letter of Credit, and (b) in the event such Issuing Lender shall have been reimbursed by other Revolving Lenders pursuant to subsection 3.3C(i) for all or any portion of such payment, such Issuing Lender shall distribute to the Administrative Agent on behalf of each other Revolving Lender that has paid all amounts payable by it under subsection 3.3C(i) with respect to such payment such other Revolving Lender's Pro Rata Share of any interest received by such Issuing Lender in respect of that portion of such payment so reimbursed by other Revolving Lenders for the period from the date on which such Issuing Lender was so reimbursed by other Revolving Lenders to but excluding the date on which such portion of such payment is reimbursed by the Company. The Administrative Agent shall distribute any such amounts to a Revolving Lender.

     3.4    Obligations Absolute.
            --------------------

            The obligation of the Company to reimburse each Issuing Lender for payments under the Letters of Credit issued by it or its Designated Issuer and to repay any Revolving Loans made by Revolving Lenders pursuant to subsection 3.3B and the obligations of Revolving Lenders under subsection 3.3C(i) shall be unconditional and irrevocable and shall be paid strictly

                                       73                       CREDIT AGREEMENT
in accordance with the terms of this Agreement under all circumstances including any of the following circumstances:

            (i) any lack of validity or enforceability of any Letter of Credit, this Agreement, or any other Loan Documents;

            (ii) the existence of any claim, set-off, defense or other right that the Company or any Lender may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons for whom any such transferee may be acting), any Issuing Lender, Designated Issuer, or other Revolving Lender or any other Person or, in the case of a Revolving Lender, against the Company, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between the Company or one of its Subsidiaries and the beneficiary for which any Letter of Credit was procured);

            (iii) any draft or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

            (iv) payment by the applicable Issuing Lender or its Designated Issuer under any Letter of Credit against presentation of a draft or other document which does not substantially comply with the terms of such Letter of Credit;

            (v) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of the Company or any of its Subsidiaries;

            (vi) any breach of this Agreement or any other Loan Document by any party thereto;

            (vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing; or

            (viii) the fact that an Event of Default or a Potential Event of Default shall have occurred and be continuing.

Nothing in this subsection 3.4 shall be deemed to prejudice the right of the Company to recover from any Issuing Lender or its Designated Issuer any amounts reimbursed by the Company to such Issuing Lender pursuant to this subsection 3.4 in the event that it is determined by the final judgment of a court of competent jurisdiction that the payment with respect to a Letter of Credit by such Issuing Lender or its Designated Issuer in respect of which reimbursement was made by the Company constituted gross negligence or willful misconduct on the part of such Issuing Lender or its Designated Issuer under the circumstances in question.

     3.5    Nature of Issuing Lenders' Duties.
            ---------------------------------

            As between the Company, on the one hand, and any Issuing Lender or its Designated Issuer, on the other hand, the Company assumes all risks of the acts and omissions

                                       74                       CREDIT AGREEMENT
of, or misuse of the Letters of Credit issued by such Issuing Lender or its Designated Issuer by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, neither such Issuing Lender nor such Designated Issuer shall be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of any such Letter of Credit to comply fully with any conditions required in order to draw upon such Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of such Issuing Lender or Designated Issuer, including any act or omission by a Government Authority, and none of the above shall affect or impair, or prevent the vesting of, any of such Issuing Lender's or Designated Issuer's rights or powers hereunder.

            In furtherance and extension and not in limitation of the specific provisions set forth in the first paragraph of this subsection 3.5, any action taken or omitted by any Issuing Lender or Designated Issuer under or in connection with the Letters of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith, shall not put such Issuing Lender or Designated Issuer under any resulting liability to the Company.

            Notwithstanding anything to the contrary contained in this subsection 3.5, the Company shall retain any and all rights it may have against any Issuing Lender or Designated Issuer for any liability arising solely out of the gross negligence or willful misconduct of such Issuing Lender or Designated Issuer, as determined by a final judgment of a court of competent jurisdiction.

     3.6    Cash Collateralization of Letters of Credit.
            -------------------------------------------

            (i) If the Company is required to provide cash collateral for the Letter of Credit Obligations pursuant to this Agreement prior to the Revolving Loan Commitment Termination Date, the Company will pay to the Collateral Agent, for the benefit of each Issuing Lender and the Revolving Lenders, cash or Cash Equivalents in an amount equal to 105% of the maximum amount then available to be drawn under each Letter of Credit outstanding. Such funds or Cash Equivalents shall be held by the Collateral Agent in the Collateral Account.

            (ii) If any Letter of Credit Obligations, whether or not then due and payable, shall for any reason be outstanding on the Revolving Loan Commitment Termination Date, the Company shall, with respect to each Letter of Credit outstanding, either (A) provide cash collateral therefor in the manner described above, (B) cause each such Letter of Credit to be

                                       75                       CREDIT AGREEMENT
cancelled and returned to the applicable Issuing Lender (or, if the Issuing Lender so directs, to its Designated Issuer), or (C) deliver a stand-by letter (or letters) of credit in guarantee of the Letter of Credit Obligations with respect to each outstanding Letter of Credit, which stand-by letter (or letters) of credit shall be of like tenor and duration (plus 30 additional days) as, and in an amount equal to 105% of the aggregate maximum amount then available to be drawn under, each Letter of Credit to which such outstanding Letter of Credit Obligations relate and shall be issued by a Person, and shall be subject to terms and conditions, as may be satisfactory in the sole discretion of the Issuing Lender that issued or arranged for the issuance of the Letter of Credit that the stand-by letter supports.

            (iii) From time to time after funds are deposited in the Collateral Account by the Company pursuant to this subsection 3.6 or Section 8, whether before or after the Revolving Loan Commitment Termination Date, the Collateral Agent shall apply such funds or Cash Equivalents then held in the Collateral Account to the payment of any amounts as may be due and payable by the Company to the Revolving Lenders with respect to such Letter of Credit Obligations of the Company and, upon the satisfaction in full of all Obligations of the Company with respect to the Letters of Credit, to any other Obligations then due and payable, all in accordance with Sections 6(d) and 7(b) of the Security Agreement.

            (iv) Neither the Company nor any Person claiming on behalf of or through the Company shall have any right to withdraw any of the funds or Cash Equivalents held in the Collateral Account pursuant to this subsection 3.6 or
Section 8, except that upon the termination of all Letter of Credit Obligations and the payment of all amounts payable by the Company to each Issuing Lender, Designated Issuer, or the Revolving Lenders in respect thereof, any such funds remaining in the Collateral Account shall be applied to other Obligations then due and owing. Upon payment in full of all such Obligations and the termination of the Revolving Loan Commitment, any such funds remaining in the Collateral Account shall be applied in accordance with Sections 6(d) and 7(b) of the Security Agreement.

Section 4.  CONDITIONS TO LOANS AND LETTERS OF CREDIT

            The obligations of Lenders to make Loans and the issuance of Letters of Credit hereunder are subject to the satisfaction of the following conditions.

     4.1    Conditions to Initial Revolving Loans and Swing Line Loans.
            ----------------------------------------------------------

            The obligations of the Lenders to make the initial Loans under this Agreement are, in addition to the conditions precedent specified in subsection 4.2, subject to prior or concurrent satisfaction of the following conditions:

            A. Loan Party Documents. On or before the Closing Date, the Company shall have delivered, and shall have caused each other Loan Party to have delivered, to the Lenders (or to the Administrative Agent with sufficient originally executed copies, where appropriate, for each Lender) the following with respect to the Company or such Loan Party, as the case may be, each, unless otherwise noted, dated the Closing Date:

                                       76                       CREDIT AGREEMENT

            (i) Copies of the Organizational Documents of such Person, certified by the Secretary of State of its jurisdiction of organization or, if such document is of a type that may not be so certified, certified by the secretary or similar officer of the applicable Loan Party, together with a good standing certificate from the Secretary of State of its jurisdiction of organization and each other state in which such Person is qualified to do business and, to the extent generally available, a certificate or other evidence of good standing as to payment of any applicable franchise or similar taxes from the appropriate taxing authority of each of such jurisdictions, each dated a recent date prior to the Closing Date;

            (ii) Resolutions of the Governing Body of such Person approving and authorizing the execution, delivery and performance of the Loan Documents to which it is a party, certified as of the Closing Date by the secretary or similar officer of such Person as being in full force and effect without modification or amendment;

            (iii) Signature and incumbency certificates of the officers of such Person executing the Loan Documents to which it is a party;

            (iv) Executed originals of the Loan Documents (other than Deposit Agreements) to which such Person is a party; and

            (v) Such other documents as the Administrative Agent or the Collateral Agent may have reasonably requested on or before the Closing Date.

            B. Fees. The Company shall have paid to the Administrative Agent,for distribution (as appropriate) to the Lead Arranger, the Collateral Agent and the Lenders, the fees payable on the Closing Date referred to in subsection 2.3.

            C. Representations and Warranties; Performance of Agreements. The Company shall have delivered to the Administrative Agent an Officer's Certificate, in form and substance satisfactory to the Administrative Agent, to the effect that the representations and warranties in Section 5 are true, correct and complete in all material respects on and as of the Closing Date to the same extent as though made on and as of that date (or, to the extent that such representations and warranties specifically relate to an earlier date, that such representations and warranties were true, correct and complete in all material respects on and as of such earlier date) and that the Company shall have performed in all material respects all agreements and satisfied all conditions that this Agreement provides shall be performed or satisfied by it on or before the Closing Date except as otherwise disclosed to and agreed to in writing by the Administrative Agent.

            D. Financial Statements. On or before the Closing Date, the Lenders shall have received from the Company unaudited financial statements of Holdings and its Subsidiaries as at the last day of the most recent month ended 45 or more days before the Closing Date, consisting of a consolidated balance sheet and the related consolidated statements of income or loss, stockholders' equity or deficit, and cash flows for each fiscal month after the most recent fiscal quarter for which financial statements were received by the Lenders as described in

                                       77                       CREDIT AGREEMENT
subsection 5.3(i) and ended on or before such date, all in reasonable detail, not materially inconsistent with the financial statements or forecasts previously furnished to the Administrative Agent, and certified by the chief financial officer or treasurer of Holdings that they fairly present the financial condition of Holdings and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments.

            E. Inventory Appraisal; Field Examination. The Lenders shall have received the results of (i) the Inventory Appraisal and (ii) the Field Examination, in each case in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent.

            F.      Borrowing Base Certificate; Borrowing Base Availability.
On the Closing Date, the Administrative Agent and the Collateral Agent shall have received a Borrowing Base Certificate satisfactory to the Administrative Agent and the Collateral Agent from the Company, substantially in the form of Exhibit F annexed hereto with appropriate attachments, certifying as to the amount of the Borrowing Base as of May 31, 2003, together with the calculations necessary to compute such Borrowing Base Availability for such day, to permit the Administrative Agent to determine the Borrowing Base Availability on such date.

            G. Facility Availability; Other Liquidity. On the Closing Date, the Administrative Agent and the Collateral Agent shall have received a Liquidity Certificate satisfactory to the Administrative Agent and the Collateral Agent from the Company, substantially in the form of Exhibit G annexed hereto with appropriate attachments, certifying as to the amount of the Facility Availability as of such date and the amount of the Other Liquidity as of such date, together with the calculations necessary to compute such Facility Availability and Other Liquidity for such day, to permit the Administrative Agent to determine the Facility Availability and the Other Liquidity on such date and demonstrating that the Facility Availability as of the Closing Date will be at least $400,000,000 and the Other Liquidity as of the Closing Date will be at least $200,000,000.

            H. Solvency Assurances. On the Closing Date, the Administrative Agent and the Lenders shall have received an Officer's Certificate from the chief financial officer of Holdings dated the Closing Date, substantially in the form of Exhibit I annexed hereto and with appropriate attachments, in each case demonstrating that, after giving effect to the consummation of the transactions contemplated by the Loan Documents, Holdings and each of its Subsidiaries will be Solvent on a consolidated basis.

            I.      Existing Indebtedness of Holdings and its Subsidiaries.

            (i) Maximum Existing Indebtedness. The Administrative Agent shall have received an Officer's Certificate of the Company stating that, after giving effect to the transactions described in this subsection 4.1, the Indebtedness and preferred stock of Holdings and its Subsidiaries (other than Indebtedness under the Loan Documents) shall consist of approximately $1,350,000,000 in aggregate principal amount of outstanding Indebtedness. The terms and conditions of all such Indebtedness shall be in form and in substance satisfactory to the Administrative Agent.

                                       78                       CREDIT AGREEMENT

            (ii) Amendment to Existing Receivables Securitization Program. On or before the Closing Date, the Company shall have delivered to the Administrative Agent a fully executed or conformed copy of (a) the Third Consent and Amendment, amending the Existing Purchase and Servicing Agreement and the Existing Receivables Purchase Agreement so as to permit the transactions contemplated by this Agreement and the other Loan Documents (among other things) and (b) any documents executed in connection therewith, all certified as true, correct and complete by an Officer of the Company, and such Third Consent and Amendment and each such document shall be in full force and effect and no provision thereof shall have been modified or waived in any respect reasonably determined by the Administrative Agent or the Collateral Agent to be material, in each case without the consent of the Administrative Agent and the Collateral Agent.

            (iii) Supplemental Agreement for Existing 2004 Senior Notes. On or before the Closing Date, the Company shall have delivered to the Administrative Agent a fully executed or conformed copy of (a) the Third Supplemental Agreement, amending the Note Purchase Agreements relating to the Existing 2004 Senior Notes so as to exclude from the definition of "Consolidated Net Worth" of the Company and its Subsidiaries (other than "Non-Recourse Subsidiaries", as defined in such Note Purchase Agreements)
     (I) certain net gains and losses from corridor adjustments related to pensions and other post-retirement benefits and (II) certain charges related to the impairment of goodwill, and (b) any documents executed in connection therewith, all certified as true, correct and complete by an Officer of the Company, and such Third Supplemental Agreement and each such document shall be in full force and effect and no provision thereof shall have been modified or waived in any respect reasonably determined by the Administrative Agent or the Collateral Agent to be material, in each case without the consent of the Administrative Agent and the Collateral Agent.

            (iv) Compliance with Existing Senior Notes. On the Closing Date, the Company shall have delivered an Officer's Certificate to the Administrative Agent demonstrating in reasonable detail, and setting forth the calculations necessary to verify, that the Obligations constitute a "Permitted Credit Facility" under (and as defined in) each indenture governing any of the Existing Senior Notes.

            J. Security Interests in the Collateral; Intercreditor Agreement.The Administrative Agent and the Collateral Agent shall have received evidence satisfactory to it that Holdings, the Company and Subsidiary Guarantors shall have taken or caused to be taken all such actions, executed and delivered or caused to be executed and delivered all such agreements, documents, and instruments, and made or caused to be made all such filings and recordings (other than the filing or recording of items described in clauses (i) and (ii) below) that may be necessary or, in the opinion of the Administrative Agent or the Collateral Agent, desirable in order to create in favor of the Collateral Agent, for the benefit of Lenders, a valid and (upon such filing and recording) perfected First Priority security interest in the entire Collateral. Such actions shall include the following:

                                       79                       CREDIT AGREEMENT

            (i) Lien Searches and UCC Termination Statements. Delivery to the Collateral Agent of (a) the results of a recent search, by a Person satisfactory to the Collateral Agent, of all effective UCC financing statements and fixture filings and all judgment and tax lien filings that may have been made with respect to any personal or mixed property of any Loan Party, together with copies of all such filings disclosed by such search, and (b) UCC termination statements duly executed (if required) by all applicable Persons for filing in all applicable jurisdictions as may be necessary to terminate any effective UCC financing statements or fixture filings disclosed in such search (other than any such financing statements or fixture filings in respect of Liens permitted to remain outstanding pursuant to the terms of this Agreement).

            (ii) UCC Financing Statements. Delivery to the Administrative Agent and the Collateral Agent of UCC financing statements, duly authorized by the Company, with respect to all Collateral, for filing in all jurisdictions as may be necessary or, in the opinion of the Administrative Agent or the Collateral Agent, desirable to perfect the security interests created in such Collateral pursuant to the Collateral Documents;

            (iii) Subordinated AKR Note. Delivery to the Collateral Agent of the Subordinated AKR Note (duly endorsed in a manner satisfactory to the Administrative Agent and the Collateral Agent);

            (iv) Designation of Deposit Accounts. Delivery to the Administrative Agent and Collateral Agent of evidence satisfactory to each of them in the exercise of its reasonable credit judgment that, on or prior to the Closing Date, (a) the Company shall have designated the Proceeds Remittance Account as the Deposit Account required to be designated by the Company, as seller, under Section 2.5(a) of the Existing Receivables Purchase Agreement, (b) the Existing Receivables SPV shall have designated the SPV Remittance Account as the Deposit Account required to be designated by the Existing Receivables SPV, as transferor, under Section 2.06(c) of the Existing Receivables Purchase Agreement, and (c) the Company, the Existing Receivables SPV, and the Purchaser Agent shall have consented to each such designation to the extent necessary for each of them to be bound by such designation;

            (v) Bailee Consents, Landlord Consents and Mortgagee Consents. Delivery to the Administrative Agent and the Collateral Agent of Bailee Consents and Landlord Consents and Mortgagee Consents such that at least 85% (by value) of all Inventory of the Company either (x) is located on property owned by the Company and its Subsidiaries free and clear of mortgages, deeds of trust, deeds to secure debt, and the like, or (y) is covered by a Bailee Consent, Processor Consent, Landlord Consent or Mortgagee Consent, as applicable; and

            (vi) Intercreditor Agreement. Delivery to the Administrative Agent and the Collateral Agent of the Intercreditor Agreement executed and delivered by each party thereto.

                                       80                       CREDIT AGREEMENT

            K. Evidence of Insurance. The Administrative Agent and the Collateral Agent shall have received a certificate from the Company's insurance broker or other evidence satisfactory to it that all insurance required to be maintained pursuant to subsection 6.4 is in full force and effect and indicating that the Collateral Agent on behalf of the Lenders has been named as additional insured and/or loss payee thereunder to the extent required under subsection 6.4.

            L. Opinions of Counsel to Loan Parties. The Lenders shall have received originally executed copies of one or more favorable written opinions of
(i) the Company's general counsel and (ii) Weil, Gotshal & Manges LLP, counsel for the Loan Parties and the Existing Receivables SPV, each in form and substance reasonably satisfactory to the Administrative Agent and its counsel, addressed to the Administrative Agent, the Collateral Agent and the Lenders and dated as of the Closing Date, and collectively setting forth substantially the matters in the opinions designated in Exhibits J-1 and J-2 annexed hereto and as to such other matters as the Administrative Agent, acting on behalf of Lenders, and the Collateral Agent may reasonably request (this Credit Agreement constituting a written request by the Company to such counsel to deliver such opinions to the Administrative Agent, the Collateral Agent and the Lenders).

            M. Opinion of Administrative Agent's Counsel. The Lenders shall have received originally executed copies of a favorable written opinion of O'Melveny & Myers LLP, counsel to the Administrative Agent, dated as of the Closing Date, substantially in the form of Exhibit K annexed hereto.

            N. Necessary Governmental Authorizations and Consents; Expiration of Waiting Periods, Etc. The Company shall have obtained all Governmental Authorizations and all consents of other Persons, in each case that are necessary or advisable in connection with the transactions contemplated by the Loan Documents and the continued operation of the business conducted by the Company and its Subsidiaries in substantially the same manner as conducted prior to the Closing Date. Each such Governmental Authorization and consent shall be in full force and effect, except in a case where the failure to obtain or maintain a Governmental Authorization or consent, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. All applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent, or otherwise impose adverse conditions on the transactions contemplated by the Loan Documents or the financing thereof. No action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing shall be pending, and the time for any applicable Government Authority to take action to set aside its consent on its own motion shall have expired. There shall be no litigation or governmental, administrative or judicial action, actual or threatened, that could reasonably be expected to restrain, prevent or impose materially burdensome conditions on the transactions contemplated hereby.

            O. Payment of Transaction Costs. All fees, costs, expenses and other amounts owing to the Agents (including, without limitation, fees, costs and expenses of counsel) shall have been indefeasibly paid in full in immediately available funds by the Company, using cash on hand.

                                       81                       CREDIT AGREEMENT

            P. Completion of Proceedings. All corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incidental thereto not previously found acceptable by the Administrative Agent, acting on behalf of the Lenders, and its counsel shall be satisfactory in form and substance to the Administrative Agent and such counsel, and the Administrative Agent and such counsel shall have received all such counterpart originals or certified copies of such documents as the Administrative Agent may reasonably request.

     4.2    Conditions to All Loans.
            -----------------------

            The obligations of the Lenders to make Loans (other than Loans used to reimburse the Swing Line Lender under subsection 2.1A(ii)(b)) on each Funding Date are subject to the following further conditions precedent:

            A. The Administrative Agent shall have received before that Funding Date, in accordance with the provisions of subsection 2.1B, an originally executed Notice of Borrowing, in each case signed by a duly authorized Officer of the Company.

            B.      As of that Funding Date:

            (i) The representations and warranties contained herein and in the other Loan Documents shall be true, correct and complete on and as of that Funding Date to the same extent as though made on and as of that date, except to the extent that such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true, correct and complete on and as of such earlier date; provided, that this clause shall not apply to any Discretionary Swing Line Loan to the extent waived by the Administrative Agent in its sole discretion in connection with such Discretionary Swing Line Loan;

            (ii) No event shall have occurred and be continuing or would result from the consummation of the borrowing contemplated by such Notice of Borrowing that would constitute an Event of Default or a Potential Event of Default; provided, however, that this clause shall not apply to any Discretionary Swing Line Loan to the extent waived by the Administrative Agent in its sole discretion in connection with such Discretionary Swing Line Loan;

            (iii) Each Loan Party and each Receivables SPV shall have performed all agreements and satisfied all conditions that this Agreement or any of the other Loan Documents provides shall be performed or satisfied by it on or before that Funding Date; provided, however, that this clause shall not apply to any Discretionary Swing Line Loan to the extent waived by the Administrative Agent in its sole discretion in connection with such Discretionary Swing Line Loan;

            (iv) No order, judgment or decree of any arbitrator or Government Authority shall purport to enjoin or restrain any Lender from making the Loans to be made by it on that Funding Date;

                                       82                       CREDIT AGREEMENT

            (v) After giving effect to the Loans requested on the Funding Date, the Total Utilization of Revolving Loan Commitments will not exceed the Revolving Loan Commitments then in effect;

            (vi) After giving effect to the Loans requested on the Funding Date, the Total Utilization of Revolving Loan Commitments will not exceed the Borrowing Base then in effect; provided, however, that this clause shall not apply to the borrowing of any Discretionary Swing Line Loan;

            (vii)   In the case of any Discretionary Swing Line Loan:

                    (a) after giving effect to the Loans requested on the Funding Date, the Total Utilization of Revolving Loan Commitments will not exceed the Maximum Discretionary Borrowing Base Amount currently in effect;

                    (b)  after giving effect to the Loans requested on the

            Funding Date, the aggregate outstanding principal amount of Discretionary Swing Line Loans and Special Revolving Loans will not exceed the Maximum Discretionary Amount currently in effect;

                    (c) the chief financial officer of the Company shall have provided a certificate describing the use of proceeds for such Discretionary Swing Line Loans and certifying that such use shall not violate subsection 2.5 hereof; and

                    (d) each Loan Party and each Receivables SPV shall have complied with all other conditions to the borrowing of such Discretionary Swing Line Loans that the Administrative Agent has deemed necessary in its sole discretion; and

            (viii) The Company shall have delivered such other certificates or documents that the Administrative Agent or the Collateral Agent may reasonably request, in form and substance satisfactory to the Administrative Agent and the Collateral Agent.

            C. On or prior to that Funding Date, the Company (i) shall have delivered all of the Deposit Agreements that subsection 6.13 requires the Company to deliver on or before August 15, 2003, and (ii) shall have delivered all of the policy endorsements that subsection 6.4D requires the Company to deliver on or before August 15, 2003, in each case regardless of whether that Funding Date occurs before, on, or after August 15, 2003.

     4.3    Conditions to Letters of Credit.
            -------------------------------

            The issuance of any Letter of Credit hereunder (whether or not the applicable Issuing Lender is obligated to issue or arrange for the issuance of such Letter of Credit) is subject to the following conditions precedent:

            A. At least one day before the date of issuance of the initial Letter of Credit pursuant to this Agreement, the Closing Date shall have occurred.

                                       83                       CREDIT AGREEMENT

            B. On or before the date of issuance of such Letter of Credit, the Administrative Agent shall have received, in accordance with the provisions of subsection 3.1B(i), an originally executed Request for Issuance (or a facsimile copy thereof) in each case signed by a duly authorized Officer of the Company, together with all other information specified in subsection 3.1B(i) and such other documents or information as the applicable Issuing Lender may reasonably require in connection with the issuance of such Letter of Credit.

            C. On the date of issuance of such Letter of Credit, all conditions precedent described in subsection 4.2B shall be satisfied to the same extent as if the issuance of such Letter of Credit were the making of a Loan and the date of issuance of such Letter of Credit were a Funding Date.

Section 5.  REPRESENTATIONS AND WARRANTIES

            In order to induce the Lenders to enter into this Agreement and to make the Loans, to induce the Issuing Lenders to issue or arrange for the issuance of Letters of Credit and to induce the Revolving Lenders to purchase participations therein, each of Holdings and the Company represents and warrants to each Lender:

     5.1    Organization, Powers, Qualification, Good Standing, Business,
            -------------------------------------------------------------
            Subsidiaries and Compliance with Laws.
            -------------------------------------

            A. Organization and Powers. Each of Holdings and its Material Subsidiaries is a corporation, partnership, trust, or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization as specified in Schedule 5.1 annexed hereto. Each of Holdings and its Material Subsidiaries has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Loan Documents to which it is a party and to carry out the transactions contemplated thereby.

            B. Qualification and Good Standing. Each of Holdings and its Material Subsidiaries is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had and could not reasonably be expected to result in a Material Adverse Effect.

            C. Conduct of Business. Holdings and its Material Subsidiaries are engaged only in the businesses permitted to be engaged in pursuant to subsections 7.11 and 8.13.

            D. Subsidiaries. All of the Subsidiaries of Holdings and their jurisdictions of organization are identified in Schedule 5.1 annexed hereto, as said Schedule 5.1 may be supplemented from time to time pursuant to the provisions of subsection 6.1(xv). The Capital Stock of each of the Material Subsidiaries of Holdings identified in Schedule 5.1 annexed hereto (as so supplemented) is duly authorized, validly issued, fully paid and nonassessable and none of such Capital Stock constitutes Margin Stock. Schedule 5.1 annexed hereto (as so supplemented)

                                       84                       CREDIT AGREEMENT
correctly sets forth the ownership interest of Holdings and each of its Subsidiaries in each of the Subsidiaries of Holdings identified therein.
Schedule 5.1A identifies all existing Joint Ventures and equity investments of Holdings and its Subsidiaries as of the Closing Date.

            E. Compliance with Laws, Etc. Holdings, each of its Material Subsidiaries is in compliance with the requirements of all applicable laws, rules, regulations and orders of any Government Authority (including all Environmental Laws), noncompliance with which could reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect.

     5.2    Authorization of Borrowing, etc.
            -------------------------------

            A. Authorization of Borrowing. The execution, delivery and performance of the Loan Documents have been duly authorized by all necessary action on the part of each Loan Party that is a party thereto and each Receivables SPV that is a party thereto.

            B. No Conflict. The execution, delivery and performance by the Loan Parties and the Receivables SPV's of the Loan Documents to which they are parties and the consummation of the transactions contemplated by the Loan Documents do not and will not (i) violate any provision of any law or any governmental rule or regulation applicable to Holdings or any of its Subsidiaries, the Organizational Documents of Holdings or any of its Subsidiaries or any order, judgment or decree of any court or other Government Authority binding on Holdings or any of its Subsidiaries, (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of Holdings or any of its Subsidiaries that could reasonably be expected to result in a Material Adverse Effect, (iii) result in or require the creation or imposition of any Lien upon any of the properties or assets of Holdings or any of its Material Subsidiaries (other than any Liens created under any of the Loan Documents in favor of the Collateral Agent on behalf of the Lenders), or (iv) require any approval of stockholders or any approval or consent of any Person under any Contractual Obligation of Holdings or any of its Material Subsidiaries, except for such approvals or consents as will be obtained on or before the Closing Date and disclosed in writing to Lenders.

            C. Governmental Consents. The execution, delivery and performance by the Loan Parties and the Receivables SPV's of the Loan Documents to which they are parties and the consummation of the transactions contemplated by the Loan Documents do not and will not require any Governmental Authorization, except as have been obtained.

            D. Binding Obligation. Each of the Loan Documents has been duly executed and delivered by each Loan Party that is a party thereto and by each Receivables SPV that is a party thereto and is the legally valid and binding obligation of each such Loan Party and each such Receivables SPV, enforceable against each such Loan Party and each such Receivables SPV in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors' rights generally or by equitable principles relating to enforceability.

                                       85                       CREDIT AGREEMENT

     5.3    Financial Condition.
            -------------------

            The Company has heretofore delivered to the Lenders, at the Lenders' request, audited financial statements of Holdings and its Subsidiaries for Fiscal Years 2000, 2001, and 2002, consisting of consolidated balance sheets and the related consolidated statements of income or loss, stockholders' equity or deficit, and cash flows for such Fiscal Years.

            All such statements were prepared in conformity with GAAP and fairly present, in all material respects, the financial position (on a consolidated basis) of the entities described in such financial statements as at the respective dates thereof and the results of operations and cash flows (on a consolidated basis) of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments. Neither Holdings nor any of its Subsidiaries has (and will not have following the funding of the initial Loans) any Contingent Obligation, contingent liability or liability for taxes, long-term lease or unusual forward or long-term commitment that, as of the Closing Date, is not reflected in the foregoing financial statements or the notes thereto and, as of any Funding Date subsequent to the Closing Date, is not reflected in the most recent financial statements delivered to Lenders pursuant to subsection 6.1 or the notes thereto and that, in any such case, is material in relation to the business, operations, properties, assets, condition (financial or otherwise) or prospects of Holdings or any of its Subsidiaries. As of the Closing Date there are no items of Indebtedness of Holdings and its Subsidiaries that are not required to be recorded on a balance sheet in accordance with GAAP, with a full description of each such item, and the amount of Indebtedness in respect of each item.

     5.4    No Material Adverse Change; No Restricted Junior Payments.
            ---------------------------------------------------------

            Since December 31, 2002, no event or change has occurred that has resulted in or evidences, either in any case or in the aggregate, a Material Adverse Effect. Neither Holdings nor any of its Subsidiaries has directly or indirectly declared, ordered, paid or made, or set apart any sum or property for, any Restricted Junior Payment or agreed to do so except as permitted by subsection 7.5.

     5.5    Title to Properties; Liens; Real Property; Intellectual Property.
            ----------------------------------------------------------------

            A. Title to Properties; Liens. Holdings and its Material Subsidiaries have (i) good, sufficient and legal title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), or (iii) good title to (in the case of all other personal property), all of their respective properties and assets reflected in the financial statements referred to in subsection 5.3 or in the most recent financial statements delivered pursuant to subsection 6.1, in each case that are necessary to their business as presently conducted, and in each case except for assets disposed of since the date of such financial statements in the ordinary course of business or as otherwise permitted under subsection 7.7. Except as permitted by this Agreement, all such properties and assets are free and clear of Liens.

                                       86                       CREDIT AGREEMENT

            B. Intellectual Property. As of the Closing Date, Holdings and its Material Subsidiaries own or have the right to use, all Intellectual Property used in the conduct of their business, except where the failure to own or have such right to use in the aggregate would not reasonably be expected to result in a Material Adverse Effect. No claim has been asserted and is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does the Company know of any valid basis for any such claim, except for such claims that would not be reasonably likely to be adversely determined, or if so determined in the aggregate could not reasonably be expected to result in a Material Adverse Effect. The use of such Intellectual Property by Holdings and its Subsidiaries does not infringe on the rights of any Person, except for such claims and infringements that, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

     5.6    Litigation; Adverse Facts.
            -------------------------

            There are no Proceedings (whether or not purportedly on behalf of Holdings or any of its Material Subsidiaries) at law or in equity, or before or by any court or other Government Authority (including any Environmental Claims) that are pending or, to the knowledge of the Company, threatened against or affecting Holdings or any of its Material Subsidiaries or any property of Holdings or any of its Material Subsidiaries and that, individually or in the aggregate, would be reasonably likely to be adversely determined, and if so determined could reasonably be expected to result in a Material Adverse Effect. Neither Holdings nor any of its Material Subsidiaries (i) is in violation of any applicable laws (including Environmental Laws) that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect, or (ii) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or other Government Authority that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect. As of the Closing Date, except as disclosed on Schedule 5.6, there are no Proceedings (whether or not purportedly on behalf of Holdings or any of its Subsidiaries) at law or in equity, or before or by any court or other Government Authority (including any Environmental Claims) that are pending or, to the knowledge of the Company, threatened against or affecting Holdings or any of its Subsidiaries or any property of Holdings or any of its Material Subsidiaries and that, individually or in the aggregate, if adversely determined, has a reasonable likelihood of resulting in a Material Adverse Effect.

     5.7    Payment of Taxes.
            ----------------

            Except to the extent permitted by subsection 6.3, all tax returns and reports of Holdings and its Material Subsidiaries required to be filed by any of them have been timely filed, and all taxes shown on such tax returns to be due and payable and all assessments, fees and other governmental charges upon Holdings and its Material Subsidiaries and upon their respective properties, assets, income, businesses and franchises that are due and payable have been paid when due and payable. The Company knows of no proposed tax assessment against Holdings or any of its Material Subsidiaries that is not being actively contested by Holdings or such Material Subsidiary in good faith and by appropriate proceedings; provided that such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been

                                       87                       CREDIT AGREEMENT
made or provided therefor. Except as described on Schedule 5.7, there are no tax audits by any Government Authority pending or, to the knowledge of the Company, threatened with respect to Holdings or any of its Material Subsidiaries.

     5.8    Performance of Agreements; Material Contracts.
            ---------------------------------------------

            Neither Holdings nor any of its Material Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations, and no condition exists that, with the giving of notice or the lapse of time or both, would constitute such a default, except where the consequences, direct or indirect, of such default or defaults, if any, would not reasonably be expected to result in a Material Adverse Effect.

     5.9    Governmental Regulation.
            -----------------------

            Neither Holdings nor any of its Subsidiaries is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable.

     5.10   Securities Activities.
            ---------------------

            A. Neither Holdings nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.

            B. Following application of the proceeds of each Loan, not more than 25% of the value of the assets (either of the Company only or of Holdings and its Subsidiaries on a consolidated basis) subject to the provisions of subsection 7.2 or 7.7 or subject to any restriction contained in any agreement or instrument, between the Company and any Lender or any Affiliate of any Lender, relating to Indebtedness and within the scope of subsection 8.2, will be Margin Stock.

     5.11   Employee Benefit Plans.
            ----------------------

            Except where the following would not reasonably be expected to result in a Material Adverse Effect:

            A. Holdings, each of its Subsidiaries and each of their respective ERISA Affiliates is in compliance with all applicable provisions and requirements of ERISA and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, and have performed all their obligations under each Employee Benefit Plan. Each Employee Benefit Plan that is intended to qualify under Section 401(a) of the Internal Revenue Code is so qualified.

            B. No ERISA Event has occurred or is reasonably expected to occur.

                                       88                       CREDIT AGREEMENT

            C. As of the most recent valuation date for any Pension Plan, the amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA), individually or in the aggregate for all Pension Plans (excluding for purposes of such computation any Pension Plans with respect to which assets exceed benefit liabilities) would not reasonably be expected to result in a Material Adverse Effect.

            D. As of the date hereof, Holdings and its Subsidiaries have made full payment when due of all required contributions to any Foreign Plan.

     5.12   Certain Fees.
            ------------

            No broker's or finder's fee or commission will be payable with respect to this Agreement or any of the transactions contemplated hereby, and the Company hereby indemnifies Lenders against, and agrees that it will hold Lenders harmless from, any claim, demand or liability for any such broker's or finder's fees alleged to have been incurred in connection herewith or therewith and any expenses (including reasonable fees, expenses and disbursements of counsel) arising in connection with any such claim, demand or liability.

     5.13   Environmental Protection.
            ------------------------

            A. Neither Holdings nor any of its Subsidiaries nor any of their respective Facilities or operations are subject to any outstanding written order, consent decree or settlement agreement with any Person relating to (a) any Environmental Law, (b) any Environmental Claim, or (c) any Hazardous Materials Activity that in each case would reasonably be expected to result in a Material Adverse Effect.

            B. Neither Holdings nor any of its Subsidiaries has received any letter or request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. ss. 9604) or any comparable state law that in each case would reasonably be expected to result in a Material Adverse Effect.

            C. Neither Holdings nor any of its Subsidiaries nor, to the Company's knowledge, any predecessor of Holdings or any of its Subsidiaries has filed any notice under any Environmental Law indicating past or present treatment of Hazardous Materials at any Facility, and none of Holdings's or any of its Subsidiaries' operations involves the generation, transportation, treatment, storage or disposal of hazardous waste, as defined under 40 C.F.R. Parts 260-270 or any state equivalent that in each case would reasonably be expected to result in a Material Adverse Effect.

            D. Compliance with all current or reasonably foreseeable future requirements pursuant to or under Environmental Laws would not, individually or in the aggregate, be reasonably expected to result in a Material Adverse Effect.

            E. For purposes of this subsection 5.13, the occurrence of an event described in subsections 5.13A through D, above, shall be deemed not to have resulted, and not to be reasonably expected to result, in a Material Adverse Effect if, as of any date of determination,

                                       89                       CREDIT AGREEMENT
the aggregate liability of Holdings and its Subsidiaries for all events described in subsections 5.13A through D that have occurred and are continuing either (i) does not exceed $100,000,000 or (ii) (a) was immediately paid when due (or, if not yet paid, is not past due) and (b) has not resulted, and would not reasonably be expected to result, in an Event of Default after giving effect to the payment of all such liabilities.

     5.14   Employee Matters.
            ----------------

            There is no strike or work stoppage in existence or threatened involving Holdings or any of its Subsidiaries that could reasonably be expected to result in a Material Adverse Effect. Copies of all collective bargaining agreements and other employment agreements of Holdings and its Subsidiaries have been previously delivered to the Administrative Agent and the Collateral Agent.

     5.15   Solvency.
            --------

            Holdings and its Subsidiaries (i) on the date of this Agreement, are, (ii) on the Closing Date, will be, and (iii) upon the making of Loans or other extensions of credit hereunder on any date on which this representation is made, will be, Solvent on a consolidated basis.

     5.16   Matters Relating to Collateral.
            ------------------------------

            A. Creation, Perfection and Priority of Liens. The execution and delivery of the Collateral Documents by the Company, together with (i) the actions taken on or prior to the date hereof pursuant to subsections 4.1J, 6.8 and 6.9 and (ii) the delivery to the Collateral Agent of any Pledged Collateral not delivered to the Collateral Agent at the time of execution and delivery of the applicable Collateral Document (all of which Pledged Collateral has been so delivered) are effective to create in favor of the Collateral Agent for the benefit of Lenders, as security for the respective Secured Obligations (as defined in the applicable Collateral Document in respect of any Collateral), a valid First Priority Lien on all of the Collateral, and all filings and other actions necessary or desirable (except with respect to Bailee Consents, Landlord Consents, and Mortgagee Consents permitted to be outstanding hereunder) to perfect and maintain the perfection and First Priority status of such Liens have been duly made or taken and remain in full force and effect, other than the filing of any UCC financing statements delivered to the Collateral Agent for filing (but not yet filed) and the periodic filing of UCC continuation statements in respect of UCC financing statements filed by or on behalf of the Collateral Agent.

            B. Governmental Authorizations. No authorization, approval or other action by, and no notice to or filing with, any Government Authority is required for either (i) the pledge or grant by any Loan Party of the Liens purported to be created in favor of the Administrative Agent pursuant to any of the Collateral Documents or (ii) the exercise by the Collateral Agent of any rights or remedies in respect of any Collateral (whether specifically granted or created pursuant to any of the Collateral Documents or created or provided for by applicable law), except for filings or recordings contemplated by subsection 5.16A and except as may be required, in connection with the disposition of any Pledged Collateral, by laws generally affecting the offering and sale of securities.

                                       90                       CREDIT AGREEMENT

            C. Absence of Third-Party Filings. Except such as may have been filed in favor of the Collateral Agent as contemplated by subsection 5.16A and to evidence permitted lease obligations and other Liens permitted pursuant to subsection 7.2, no effective UCC financing statement, fixture filing or other instrument similar in effect covering all or any part of the Collateral is on file in any filing or recording office.

            D. Margin Regulations. The pledge of the Pledged Collateral pursuant to the Collateral Documents does not violate Regulation T, U or X of the Board of Governors of the Federal Reserve System.

            E. Information Regarding Collateral. All information supplied prior to the Closing Date to the Administrative Agent or the Collateral Agent by or on behalf of any Loan Party with respect to any of the Collateral (in each case taken as a whole with respect to any particular Collateral) is accurate and complete in all material respects.

     5.17   Disclosure.
            ----------

            No representation or warranty of Holdings or any of its Subsidiaries contained in the Confidential Information Memorandum, in any Loan Document, or in any other document, certificate or written statement furnished to Lenders by or on behalf of Holdings or any of its Subsidiaries for use in connection with the transactions contemplated by this Agreement contains (as of the date on which such statement is made or is required to be true under subsection 4.2B(i) or 4.3C or any other provision of the Loan Documents) any untrue statement of a material fact or omits to state a material fact (known to the Company, in the case of any document not furnished by it) necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made. The projections and pro forma financial information contained in the Confidential Information Memorandum are based upon good faith estimates and assumptions believed by the Company to be reasonable at the time made, it being recognized by the Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results.

     5.18   Status Under Existing Senior Notes.
            ----------------------------------

            The Obligations constitute a "Permitted Credit Facility" under (and as defined in) each indenture governing any of the Existing Senior Notes.

     5.19   Deposit Accounts.
            ----------------

            Schedule 5.19 gives a true and accurate description of each of the Proceeds Remittance Account, the SPV Remittance Account, the Transferor's Account, the Transferred Receivables Cash Collateral Account, the Concentration Account, and each Collection Account.

                                       91                       CREDIT AGREEMENT

Section 6.  AFFIRMATIVE COVENANTS

            Each of Holdings and the Company covenants and agrees that, so long as any of the Commitments hereunder shall remain in effect and until payment in full of all of the Loans and other Obligations and the cancellation or expiration of all Letters of Credit (or other satisfactory disposition thereof in accordance with subsection 3.6), unless Requisite Lenders shall otherwise give prior written consent, Holdings and the Company shall perform, and shall cause each of their respective Subsidiaries to perform, all covenants in this
Section 6.

     6.1    Financial Statements and Other Reports.
            --------------------------------------

            Holdings will maintain, and cause each of its Subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit preparation of consolidated financial statements in conformity with GAAP. The Company will deliver to the Administrative Agent for distribution to Lenders:

            (i) Events of Default, etc.: promptly upon any officer of Holdings or any of its Material Subsidiaries obtaining knowledge (a) of any condition or event that constitutes an Event of Default or Potential Event of Default, or becoming aware that any Lender has given any notice (other than to the Administrative Agent) or taken any other action with respect to a claimed Event of Default or Potential Event of Default, (b) that any Person has given any notice to Holdings or any of its Subsidiaries or taken any other action with respect to a claimed default or event or condition of the type referred to in subsection 8.2, (c) of any condition or event required to be disclosed in a current report filed by Holdings or any of its Subsidiaries with the Securities and Exchange Commission on Form 8-K under the Exchange Act, or (d) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, an Officer's Certificate specifying the nature and period of existence of such condition, event or change, or specifying the notice given or action taken by any such Person and the nature of such claimed Event of Default, Potential Event of Default, default, event or condition, and what action the Company has taken, is taking and proposes to take with respect thereto;

            (ii) Quarterly Financials: as soon as available and in any event within 45 days after the end of each Fiscal Quarter of each Fiscal Year,
     (a) the consolidated balance sheet of Holdings and its Subsidiaries as at the end of such Fiscal Quarter and the related consolidated statements of income, stockholders' equity, and cash flows of Holdings and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the Financial Plan for the current Fiscal Year, all in reasonable detail and certified by the chief financial officer of Holdings that they fairly present, in all material respects, the financial condition of Holdings and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments, and (b) a narrative report describing the operations of Holdings and its

                                       92                       CREDIT AGREEMENT

     Subsidiaries in the form prepared for the "Management's Discussion and Analysis of Financial Condition and Results of Operations" portion of the Form 10-Q filed with the SEC by Holdings for such Fiscal Quarter;

            (iii) Year-End Financials: as soon as available and in any event within 90 days after the end of each Fiscal Year, (a) the consolidated balance sheets of Holdings and its Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of income, stockholders' equity, and cash flows of Holdings and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year and the corresponding figures from the Financial Plan for the Fiscal Year covered by such financial statements, all in reasonable detail and certified by the chief financial officer of Holdings that they fairly present, in all material respects, the financial condition of Holdings and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, (b) a narrative report describing the operations of Holdings and its Subsidiaries in the form prepared for the "Management's Discussion and Analysis of Financial Condition and Results of Operations" portion of the Form 10-K filed with the SEC by Holdings for such Fiscal Year, and (c) in the case of such consolidated financial statements, a report thereon of Deloitte & Touche LLP or other independent certified public accountants of recognized national standing selected by Holdings and satisfactory to the Administrative Agent, which report shall be unqualified, shall express no doubts about the ability of Holdings and its Subsidiaries to continue as a going concern, and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of Holdings and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards;

            (iv) Compliance Certificates: together with each delivery of financial statements pursuant to subdivisions (ii) and (iii) above, (a) an Officer's Certificate of the Company stating that the signers have reviewed the terms of this Agreement and have made, or caused to be made under their supervision, a review in reasonable detail of the transactions and condition of Holdings and its Subsidiaries during the accounting period covered by such financial statements and that such review has not disclosed the existence during or at the end of such accounting period, and that the signers do not have knowledge of the existence as at the date of such Officer's Certificate, of any condition or event that constitutes an Event of Default or Potential Event of Default, or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action the Company has taken, is taking and proposes to take with respect thereto, and (b) a Compliance Certificate demonstrating in reasonable detail compliance during and at the end of the applicable accounting periods with the restrictions contained in Section 7, and identifying (with calculations provided in reasonable detail) all then-

                                       93                       CREDIT AGREEMENT
     existing Material Subsidiaries and Immaterial Subsidiaries as at the end of the applicable accounting periods;

            (v) Borrowing Base Certificates: on or before the 15th day after the end of each month, a Borrowing Base Certificate (with a duplicate original delivered to the Collateral Agent), in the form of Exhibit F, demonstrating in reasonable detail the calculation of the Borrowing Base as of the end of such month; in addition, if Monthly Average Facility Availability for the most recent month for which a Liquidity Certificate has been delivered is less than $80,000,000 (or if the Liquidity Certificate for the month most recently ended is due but has not been delivered) or if an Event of Default has occurred and is continuing, then the Collateral Agent shall have the right to request Borrowing Base Certificates more than once per month and the Company shall deliver such Borrowing Base Certificates; promptly following the receipt of each Borrowing Base Certificate delivered pursuant to this subsection 6.1(v), the Collateral Agent shall determine or, as the case may be, redetermine the Borrowing Base in accordance with the definition thereof, using the information contained in such Borrowing Base Certificate, and shall notify the Administrative Agent and the Company of the Borrowing Base so determined and so redetermined; each such Borrowing Base so determined or redetermined by the Collateral Agent shall remain in effect until notice of a redetermined Borrowing Base shall have been given by the Collateral Agent in accordance with the provisions of this subsection 6.1(v);

            (vi) Liquidity Certificates: on or before the 15th day after the end of each month, a Liquidity Certificate (with a duplicate original delivered to the Collateral Agent), in the form of Exhibit G, demonstrating in reasonable detail the calculation of the Monthly Average Facility Availability as of the end of such month; in addition, each Liquidity Certificate that is a Pricing Certificate shall demonstrate in reasonable detail the calculation of the Quarterly Average Facility Usage Percentage as of the end of the Fiscal Quarter most recently ended; promptly following the receipt of each Liquidity Certificate delivered pursuant to this subsection 6.1(vi), the Administrative Agent shall determine or, as the case may be, redetermine the Monthly Average Facility Availability and, if applicable, the Quarterly Average Facility Usage Percentage, in each case in accordance with the definition thereof, using the information contained in such Liquidity Certificate and the most recent Borrowing Base Certificate, and in its internal books and records, and shall notify the Company of the Monthly Average Facility Availability and, if applicable, the Quarterly Average Facility Usage Percentage so determined and so redetermined; each such Monthly Average Facility Availability and Quarterly Average Facility Usage Percentage so determined or redetermined by the Administrative Agent shall remain in effect until notice of a redetermined Monthly Average Facility Availability or Quarterly Average Facility Usage Percentage shall have been given by the Administrative Agent in accordance with the provisions of this subsection 6.1(vi);

            (vii) Reconciliation Statements: if, as a result of any change in accounting principles and policies from those used in the preparation of the audited financial statements referred to in subsection 5.3, the consolidated financial statements of Holdings and its Subsidiaries delivered pursuant to subdivisions (ii), (iii) or (xv) of this

                                       94                       CREDIT AGREEMENT
     subsection 6.1 will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such subdivisions had no such change in accounting principles and policies been made, then (a) together with the first delivery of financial statements pursuant to subdivision (ii), (iii) or (xv) of this subsection 6.1 following such change, consolidated financial statements of the Company and its Subsidiaries for (y) the current Fiscal Year to the effective date of such change and (z) the two full Fiscal Years immediately preceding the Fiscal Year in which such change is made, in each case prepared on a pro forma basis as if such change had been in effect during such periods, and
     (b) together with each delivery of financial statements pursuant to subdivision (ii), (iii) or (xv) of this subsection 6.1 following such change, if required pursuant to subsection 1.2, a written statement of the chief accounting officer or chief financial officer of the Company setting forth the differences (including any differences that would affect any calculations relating to the financial covenants set forth in subsection 7.6) which would have resulted if such financial statements had been prepared without giving effect to such change;

            (viii) Accountants' Certification: together with each delivery of consolidated financial statements pursuant to subdivision (iii) above, a written statement by the independent certified public accountants giving the report thereon (a) stating that their audit examination has included a review of the terms of this Agreement and the other Loan Documents as they relate to accounting matters and (b) stating whether, in connection with their audit examination, any condition or event that constitutes an Event of Default or Potential Event of Default has come to their attention and, if such a condition or event has come to their attention, specifying the nature and period of existence thereof (provided that such accountants shall not be liable by reason of any failure to obtain knowledge of any such Event of Default or Potential Event of Default that would not be disclosed in the course of their audit examination);

            (ix) Accountants' Reports: promptly upon receipt thereof (unless restricted by applicable professional standards), copies of all reports submitted to Holdings or any of its Subsidiaries by independent certified public accountants in connection with each annual, interim or other audit of the financial statements of Holdings and its Subsidiaries made by such accountants, other than the customary comment letter submitted by such accountants to management relating to the routine assessment of internal controls in connection with their annual audit;

            (x) SEC Filings and Press Releases: promptly upon their becoming available, copies of (a) all financial statements, reports, notices and proxy statements sent or made available generally by Holdings to its security holders or by any Subsidiary of Holdings to its security holders other than Holdings or another Subsidiary of Holdings, (b) all regular and periodic reports and all registration statements (other than on Form S-8 or a similar form) and prospectuses, if any, filed by Holdings or any of its Subsidiaries with any securities exchange or with the Securities and Exchange Commission or any governmental or private regulatory authority, and (c) all press releases and other statements made available generally by Holdings or any of its Subsidiaries to the public concerning material developments in the business of Holdings or any of its Subsidiaries;

                                       95                       CREDIT AGREEMENT

            (xi) Litigation or Other Proceedings: (a) promptly upon any Officer of Holdings or any of its Subsidiaries obtaining knowledge of (1) the institution of, or non-frivolous threat of, any Proceeding against or affecting Holdings or any of its Subsidiaries or any property of Holdings or any of its Subsidiaries not previously disclosed in writing by the Company to the Lenders or (2) any material development in any Proceeding (to the extent that Holdings is required to disclose such development in its SEC filings) that, in any case:

                    (x) would reasonably be expected to be adversely determined and if so determined, could reasonably be expected to result in a Material Adverse Effect; or

                    (y) seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby;

     written notice thereof together with such other information as may be reasonably available to Holdings or any of its Subsidiaries to enable the Lenders and their counsel to evaluate such matters; and (b) within twenty days after the end of each Fiscal Quarter, a schedule of all Proceedings involving an alleged liability of, or claims against or affecting, Holdings or any of its Subsidiaries equal to or greater than $25,000,000 and having a reasonable likelihood of success on the merits, and promptly after request by the Administrative Agent such other information as may be reasonably requested by the Administrative Agent to enable the Administrative Agent and its counsel to evaluate any of such Proceedings;

            (xii) ERISA Events: promptly upon becoming aware of the occurrence of or forthcoming occurrence of any ERISA Event, a written notice specifying the nature thereof, what action Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto;

            (xiii) ERISA Notices: with reasonable promptness, copies of (a) all notices received by Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event; and (b) copies of such other documents or governmental reports or filings relating to any Employee Benefit Plan as the Administrative Agent shall reasonably request;

            (xiv) Financial Plans: as soon as practicable and in any event no later than 45 days after the beginning of each Fiscal Year, a consolidated plan and financial forecast for such Fiscal Year (the "Financial Plan" for such Fiscal Year), including (a) forecast consolidated balance sheets and statements of income and cash flows of Holdings and its Subsidiaries for such Fiscal Year, together with pro forma covenant calculations for such Fiscal Year and an explanation of the assumptions on which such forecasts are based, and (b) forecast consolidated balance sheets and statements of income and cash flows of

                                       96                       CREDIT AGREEMENT

     Holdings and its Subsidiaries for each quarter of such Fiscal Year, together with pro forma covenant calculations for such Fiscal Quarter and an explanation of the assumptions on which such forecasts are based;

            (xv) Insurance: as soon as practicable after (a) any material change in insurance coverage maintained by Holdings and its Subsidiaries or
     (b) the occurrence of any material losses or claims, notice thereof to the Administrative Agent and the Collateral Agent specifying the changes and reasons therefor, or describing in reasonable detail the losses and claims;

            (xvi) Governing Body: with reasonable promptness, written notice of any change in the Governing Body of Holdings or the Company;

            (xvii) New Subsidiaries: promptly upon any Person becoming a Subsidiary of Holdings, a written notice setting forth with respect to such Person (a) the date on which such Person became a Subsidiary of Holdings,
     (b) all of the data required to be set forth in Schedule 5.1 annexed hereto with respect to all Subsidiaries of Holdings (it being understood that such written notice shall be deemed to supplement Schedule 5.1 annexed hereto for all purposes of this Agreement), and (c) whether such Person is a Material Subsidiary or an Immaterial Subsidiary (determined on a pro forma basis as if such Person had become a Subsidiary on the first day of the Fiscal Quarter most recently ended for which financial statements are available at such time);

            (xviii) Copies of Notices. promptly after the delivery to or by Holdings or any of its Subsidiaries of any of the following, copies of all notices and reports delivered in connection with any Existing Indebtedness or any other material Indebtedness of Holdings or any of its Subsidiaries;

            (xix) Good Standing Certificates: if requested by the Administrative Agent or the Collateral Agent, together with each delivery of annual financial statements pursuant to subdivision (iii) above, a good standing certificate as to the Company from its jurisdiction of organization; and

            (xx) Other Information: with reasonable promptness, such other information and data with respect to Holdings or any of its Subsidiaries as from time to time may be reasonably requested by any Lender.

     6.2    Existence, etc.
            --------------

            Except as permitted under subsection 7.7, Holdings will, and will cause each of its Material Subsidiaries to, at all times preserve and keep in full force and effect its existence in the jurisdiction of organization specified on Schedule 5.1 and all rights and franchises material to its business as conducted at such time; provided, however, that neither Holdings nor any of its Material Subsidiaries shall be required to preserve any such right or franchise if the Governing Body of Holdings or such Material Subsidiary shall determine that the preservation thereof is no longer desirable in the conduct of the business of Holdings or such Material Subsidiary, as the

                                       97                       CREDIT AGREEMENT
case may be, and that the loss thereof is not disadvantageous in any material respect to Holdings, such Material Subsidiary or the Lenders.

     6.3    Payment of Taxes and Claims; Tax.
            --------------------------------

            A. Holdings will, and will cause each of its Subsidiaries to, pay all taxes, assessments and other governmental charges imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any material penalty accrues thereon, and all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided that no such tax, assessment, charge or claim need be paid if (i) such non-payment could not subject Holdings or any of its Subsidiaries to civil or criminal penalty or liability of $5,000,000 or more or involve any risk of sale, forfeiture, or loss of any property, right, or interest worth $5,000,000 or more or (ii) it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as
(x) such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor and (y) in the case of a tax, assessment, charge or claim which has or may become a Lien against any of the Collateral, such proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such charge or claim.

            B. Holdings will not, nor will it permit any of its Material Subsidiaries to, file or consent to the filing of any consolidated income tax return with any Person (other than Holdings or any of its Subsidiaries).

     6.4    Maintenance of Properties; Insurance; Application of Net Insurance/
            -------------------------------------------------------------------
            Condemnation Proceeds.
            ---------------------

            A. Maintenance of Properties. Holdings will, and will cause each of its Material Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all material properties except to the extent that a Material Adverse Effect could not reasonably be expected to result therefrom.

            B.      Insurance.

            (i) Insurance Generally. Holdings will, and will cause each of its Material Subsidiaries to, maintain or cause to be maintained, with financially sound and reputable insurers, such commercial general liability insurance (including third party property damage insurance) and property insurance (including business interruption insurance) with respect to liabilities, losses or damage in respect of the assets, properties and businesses of the Holdings and its Material Subsidiaries as may customarily be carried or maintained under similar circumstances by corporations of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for corporations similarly situated in the industry. Each

                                       98                       CREDIT AGREEMENT
     policy of liability insurance shall name the Collateral Agent for the benefit of the Lenders as an additional insured thereunder as its interests may appear.

            (ii) Insurance on the Collateral. Without limiting the generality of the foregoing, the Company will maintain or cause to be maintained replacement value property insurance on the Collateral under such policies of insurance, with such insurance companies, in such amounts, with such deductibles, and covering such risks as are at all times satisfactory to each of the Collateral Agent and the Administrative Agent in its reasonable credit judgment. Each policy of insurance on the Collateral shall contain a loss payable clause or endorsement, satisfactory in form and substance to the Administrative Agent and the Collateral Agent, that names the Collateral Agent for the benefit of the Lenders as the loss payee thereunder for any covered loss and provides for at least 30 days prior written notice to the Administrative Agent and the Collateral Agent of any modification or cancellation of such policy. In addition, the Company shall give at least 30 days prior written notice to the Administrative Agent and the Collateral Agent of any changes to the policies of insurance described in the preceding sentence.

            C.      Application of Net Insurance/Condemnation Proceeds.

            (i) Net Insurance/Condemnation Proceeds Received by Holdings or any of Its Subsidiaries. Upon receipt by Holdings or any of its Subsidiaries other than any Receivables SPV of any Net Insurance/Condemnation Proceeds, (a) so long as no Event of Default or Potential Event of Default shall have occurred and be continuing, Holdings shall, or shall cause one or more of its Subsidiaries to, promptly and diligently apply such Net Insurance/Condemnation Proceeds to pay or reimburse the costs of repairing, restoring or replacing the assets in respect of which such Net Insurance/Condemnation Proceeds were received or, to the extent not so applied within 180 days after the date of receipt, to repay the Loans as provided in subsection 2.4A, and (b) if an Event of Default or Potential Event of Default shall have occurred and be continuing, the Company shall apply an amount equal to such Net Insurance/Condemnation Proceeds to repay the Loans as provided in subsection 2.4A.

            (ii) Net Insurance/Condemnation Proceeds Received by Collateral Agent. Upon receipt by the Collateral Agent of any Net Insurance/Condemnation Proceeds as loss payee, the Collateral Agent shall, and Holdings and each of its Subsidiaries other than any Receivables SPV hereby authorizes the Collateral Agent to, (a) if an Event of Default or Potential Event of Default shall have occurred and be continuing, turn over such Net Insurance/Condemnation Proceeds to the Administrative Agent, and the Administrative Agent shall, and Holdings and each of its Subsidiaries hereby authorizes the Administrative Agent to, apply such Net Insurance/Condemnation Proceeds to repay the Obligations as provided in subsection 2.4C, and (b) so long as no Event of Default or Potential Event of Default shall have occurred and be continuing, (1) if the Cash Management System has not been activated pursuant to subsection 6.9B, or has been de-activated pursuant to such subsection with respect to all Deposit Accounts with respect to which it had previously been activated, the Collateral Agent shall deliver such Net Insurance/Condemnation Proceeds to the Company, and the Company shall, or shall

                                       99                       CREDIT AGREEMENT
     cause Holdings or one or more of its Subsidiaries to, apply promptly such Net Insurance/Condemnation Proceeds to the costs of repairing, restoring, or replacing the assets in respect of which such Net Insurance/Condemnation Proceeds were received, and (2) if the Cash Management System has been activated pursuant to subsection 6.9B with respect to any Deposit Account and has not been de-activated pursuant to such subsection with respect to all such Deposit Accounts, the Collateral Agent shall hold such Net Insurance/Condemnation Proceeds pursuant to the terms of the Security Agreement and, so long as Holdings or any of its Subsidiaries proceeds diligently to repair, restore or replace the assets of Holdings or such Subsidiary in respect of which such Net Insurance/Condemnation Proceeds were received, the Collateral Agent shall from time to time disburse to Holdings or such Subsidiary from the Collateral Account, to the extent of any such Net Insurance/Condemnation Proceeds remaining therein in respect of the applicable covered loss, amounts necessary to pay the cost of such repair, restoration or replacement after the receipt by the Administrative Agent and the Collateral Agent of invoices or other documentation reasonably satisfactory to the Administrative Agent and the Collateral Agent relating to the amount of costs so incurred and the work performed (including, if required by the Administrative Agent or the Collateral Agent, lien releases and architects' certificates); provided, however that if at any time the Administrative Agent or the Collateral Agent reasonably determines (A) that Holdings or such Subsidiary is not proceeding diligently with such repair, restoration or replacement or (B) that such repair, restoration or replacement cannot be completed with the Net Insurance/Condemnation Proceeds then held by the Collateral Agent for such purpose, together with funds otherwise available to Holdings or such Subsidiary for such purpose, or that such repair, restoration or replacement cannot be completed within 180 days after the receipt by the Collateral Agent of such Net Insurance/Condemnation Proceeds, then the Collateral Agent shall, and Holdings and each of its Subsidiaries other than any Receivables SPV hereby authorizes the Collateral Agent to, turn over such Net Insurance/Condemnation Proceeds to the Administrative Agent, and the Administrative Agent shall, and Holdings and each of its Subsidiaries hereby authorizes the Administrative Agent to, apply such Net Insurance/Condemnation Proceeds to repay the Loans as provided in subsection 2.4A(iii)(b).

            D. Policy Endorsements. No later than August 15, 2003, the Company shall deliver to the Administrative Agent and the Collateral Agent policy endorsements indicating that the Collateral Agent on behalf of the Lenders has been named as additional insured and/or loss payee thereunder to the extent required under this subsection 6.4.

     6.5    Inspection Rights; Lender Meeting.
            ---------------------------------

            A. Inspection Rights. Holdings shall, and shall cause each of its Subsidiaries to, permit any authorized representatives designated by any Lender to visit and inspect any of the properties of Holdings or of any of its Subsidiaries, to inspect, copy and take extracts from its and their financial and accounting records, and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants (provided that Holdings or such Subsidiary may, if it so chooses, be present at or participate in any such

                                      100                       CREDIT AGREEMENT
discussion), all upon reasonable notice and at such reasonable times during normal business hours and as often as may reasonably be requested.

            B. Lender Meeting. The Company will, upon the request of the Administrative Agent, the Collateral Agent or Requisite Lenders, participate in a meeting of the Administrative Agent and the Lenders once during each Fiscal Year to be held at the Company's principal offices (or at such other location as may be agreed to by the Company and the Administrative Agent) at such time as may be agreed to by the Company and the Administrative Agent.

     6.6    Compliance with Laws, etc.
            -------------------------

            Holdings shall comply, and shall cause each of its Subsidiaries to comply, with the requirements of all applicable laws, rules, regulations and orders of any Government Authority (including all Environmental Laws), noncompliance with which could reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect.

     6.7    Environmental Matters.
            ---------------------

            The Company will deliver to the Administrative Agent and Lenders:

            (i) Environmental Audits and Reports. As soon as practicable following receipt thereof (except where the delivery of the following would result in the loss of client/attorney privilege), copies of all environmental audits, investigations, analyses and reports of any kind or character, whether prepared by personnel of Holdings or any of its Subsidiaries or by independent consultants, governmental authorities or any other Persons, with respect to significant environmental matters at any Facility that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect or with respect to any Environmental Claims that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect;

            (ii) Notice of Certain Releases, Remedial Actions, Etc. Promptly upon the occurrence thereof, written notice describing in reasonable detail
     (a) any Release required to be reported to any federal, state or local governmental or regulatory agency under any applicable Environmental Laws, the occurrence of which would reasonably be expected to have a Material Adverse Effect (b) any remedial action taken by the Company or any other Person in response to (1) any Hazardous Materials Activities the existence of which would reasonably be expected to result in one or more Environmental Claims having, individually or in the aggregate, a Material Adverse Effect, or (2) any Environmental Claims that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect, and (c) the discovery by Holdings or any of its Subsidiaries of any occurrence or condition on any real property adjoining or in the vicinity of any Facility that could cause such Facility or any part thereof to be subject to any material restrictions on the ownership, occupancy, transferability or use thereof under any Environmental Laws that would reasonably be expected to result in a Material Adverse Effect.

                                      101                       CREDIT AGREEMENT

            (iii) Written Communications Regarding Environmental Claims, Releases, Etc. As soon as practicable following the sending or receipt thereof by Holdings or any of its Subsidiaries, a copy of any and all written communications with respect to (a) any Environmental Claims that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect, (b) any Release required to be reported to any federal, state or local governmental or regulatory agency, and (c) any request for information from any governmental agency that suggests such agency is investigating whether Holdings or any of its Subsidiaries may be potentially responsible for any Hazardous Materials Activity that would reasonably be expected to result in a Material Adverse Effect.

            (iv) Notice of Certain Proposed Actions Having Environmental Impact. Prompt written notice describing in reasonable detail (a) any proposed acquisition of stock, assets, or property by Holdings or any of its Subsidiaries that would reasonably be expected to (1) expose Holdings or any of its Subsidiaries to, or result in, Environmental Claims that would reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect or (2) affect the ability of Holdings or any of its Subsidiaries to maintain in full force and effect all material Governmental Authorizations required under any Environmental Laws for their respective operations that would reasonably be expected to result in a Material Adverse Effect and (b) any proposed action to be taken by Holdings or any of its Subsidiaries to modify current operations in a manner that would reasonably be expected to subject Holdings or any of its Subsidiaries to any additional obligations or requirements under any Environmental Laws that would reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect.

     6.8    Execution of Subsidiary Guaranty and Personal Property Collateral
            -----------------------------------------------------------------
            Documents After the Closing Date.
            --------------------------------

            A. Execution of Subsidiary Guaranty and Personal Property Collateral Documents. In the event that any Person (other than a Receivables
SPV) becomes a Material Domestic Subsidiary of Holdings after the date hereof, the Company will promptly notify the Administrative Agent and the Collateral Agent of that fact and promptly cause such Material Domestic Subsidiary to execute and deliver to the Administrative Agent and the Collateral Agent a counterpart to the Subsidiary Guaranty.

            B. Foreign Subsidiaries. In the event that any Person becomes a Foreign Subsidiary of Holdings after the date hereof, the Company will promptly notify the Administrative Agent of that fact.

            C. Subsidiary Organizational Documents, Legal Opinions, Etc. The Company shall deliver to the Administrative Agent, together with any Loan Documents required to be delivered pursuant to this subsection 6.8, and in any event promptly after the formation of any new Subsidiary of Holdings, (i) certified copies of the Organizational Documents of each newly formed or acquired Subsidiary of Holdings, together with, if such Subsidiary is a Material Domestic Subsidiary, a good standing certificate from the Secretary of State of the jurisdiction of its organization and each other state in which such Person is qualified to do business and, to the

                                      102                       CREDIT AGREEMENT
extent generally available, a certificate or other evidence of good standing as to payment of any applicable franchise or similar taxes from the appropriate taxing authority of each of such jurisdictions, each to be dated a recent date prior to their delivery to the Administrative Agent, (ii) if such Subsidiary is a Material Domestic Subsidiary, a certificate executed by the secretary or similar officer of such Subsidiary as to (a) the fact that the attached resolutions of the Governing Body of such Subsidiary approving and authorizing the execution, delivery and performance of such Loan Documents are in full force and effect and have not been modified or amended and (b) the incumbency and signatures of the officers of such Subsidiary executing such Loan Documents, and
(iii) if such Subsidiary is a Material Domestic Subsidiary, a favorable opinion of counsel to such Subsidiary, in form and substance satisfactory to the Administrative Agent and its counsel, as to (a) the due organization and good standing of such Subsidiary, (b) the due authorization, execution and delivery by such Subsidiary of such Loan Documents, (c) the enforceability of such Loan Documents against such Subsidiary and (d) such other matters (including matters relating to the creation and perfection of Liens in any Collateral pursuant to such Loan Documents) as the Administrative Agent or the Collateral Agent may reasonably request, all of the foregoing to be satisfactory in form and substance to the Administrative Agent and its counsel and the Collateral Agent and its counsel.

            D. New Receivables Special Purpose Vehicle. If, in connection with a Permitted Receivables Securitization Program, a Person other than the Existing Receivables SPV serves in a capacity similar (as determined by each of the Administrative Agent and the Collateral Agent, each in the exercise of its reasonable credit judgment) to any capacity in which the Existing Receivables SPV serves under the Existing Receivables Securitization Program (such Person, a "New Receivables SPV"), then the Company shall (i) comply with subsection 6.8C (other than subsection 6.8C(iii)(b) and (c)) with respect to the New Receivables SPV as though it were a Material Subsidiary, regardless of whether it is a Material Subsidiary and regardless of whether it is a subsidiary of Holdings, and (ii) take such actions and cause to be delivered such documents as the Administrative Agent, the Collateral Agent, or the Requisite Lenders may reasonably request in order to ensure that each of the rights, powers, and privileges of each Agent and each Lender under the Loan Documents is no less favorable to any Agent or any Lender (as determined by each of the Administrative Agent and the Collateral Agent, each in the exercise of its reasonable credit judgment) than such right, power, or privilege would have been if the Existing Receivables SPV were to serve (or continue to serve) in such capacity under the Permitted Receivables Securitization Program in connection with which such New Receivables SPV is to serve, all of the foregoing to be reasonably satisfactory in form and substance to the Administrative Agent and its counsel and the Collateral Agent and its counsel.

     6.9    Certain Deposit Accounts; Cash Management System.
            ------------------------------------------------

            A.      Proceeds of Inventory and Segregation of Deposit Accounts.

            (i) Proceeds of Sale of Accounts. The Company shall cause the Existing Receivables SPV to cause all proceeds from the sale by the Existing Receivables SPV of Accounts of Holdings or any of its Subsidiaries to be deposited by the Purchaser Agent (or the purchaser agent under any Permitted Receivables Securitization Program that replaces the Existing Receivables Securitization Program) directly (or via a

                                      103                       CREDIT AGREEMENT

     Concentration Account in accordance with subsection 6.9A(ii) below) into the SPV Remittance Account. Holdings and the Company shall, and shall cause each of their Domestic Subsidiaries (other than the Existing Receivables
     SPV) to, cause all proceeds from the sale of Accounts (to the Existing Receivables SPV or otherwise) to be deposited by the buyer directly into the Proceeds Remittance Account. Until the later of the Revolving Loan Commitment Termination Date and the date on which all Obligations have been paid in full in cash, the Company shall ensure that the SPV Remittance Account remains designated as the Deposit Account required to be designated by the Existing Receivables SPV, as transferor, under Section 2.06(c) of the Existing Purchase and Servicing Agreement (or the analogous provision of any Permitted Receivables Securitization Program that replaces the Existing Receivables Securitization Program). Until the later of the Revolving Loan Commitment Termination Date and the date on which all Obligations have been paid in full in cash, the Company shall ensure that the Proceeds Remittance Account remains designated as the Deposit Account required to be designated by the Company, as seller, under Section 2.5(a) of the Existing Receivables Purchase Agreement (or the analogous provision of any Permitted Receivables Securitization Program that replaces the Existing Receivables Securitization Program). Unless (a) the Cash Management System shall have been activated pursuant to subsection 6.9B with respect to the Proceeds Remittance Account and not de-activated with respect to the Proceeds Remittance Account pursuant to subsection 6.9B, (b) an Event of Default shall have occurred and be continuing and the Collateral Agent shall have given notice pursuant to the Security Agreement to the Company that the Company is no longer permitted to withdraw amounts from the Proceeds Remittance Account or (c) the maturity of the Loans (or other Obligations) shall have been accelerated pursuant to Section 8 (or otherwise), the Company may withdraw funds from the Proceeds Remittance Account from time to time at will.

            (ii)    Proceeds of Collection of Accounts. The Company shall
     (a) give notice (or have given notice prior to the Closing Date, it being understood and agreed that any notices already given in connection with the Existing Receivables Securitization Program are sufficient) to all of their Account Debtors to send payment in respect of Accounts to a Collection Account (which may be a Deposit Account into which such payments were made prior to the Closing Date), (b) deposit promptly, and in any event no later than the first Business Day after the date of receipt, all cash, checks, drafts, or similar items of payment relating to or constituting payments made in respect of any and all Accounts into a Collection Account, (c) forward the Cash Balance in each Collection Account to the Concentration Account, and (d) forward the Cash Balance in each Concentration Account into the Transferor's Account or otherwise hold or dispose of it as required under the Existing Receivables Securitization Program.

            (iii) Other Proceeds of Inventory. The Company shall cause all checks, cash, payments on the Subordinated AKR Note and other items of payment constituting Proceeds (other than Transferred Receivables, Collections of Accounts, and Net Insurance/Condemnation Proceeds) from the sale of Inventory to be deposited in the

                                      104                       CREDIT AGREEMENT

     Proceeds Remittance Account promptly, and in any event no later than the first Business Day after the date of receipt.

            (iv) Amounts Held in Trust. Subject to the terms of the Intercreditor Agreement (or any intercreditor agreement entered into in connection with a Permitted Receivables Securitization that replaces the Existing Receivables Purchase Agreement), all checks, cash, and other items of payment constituting Proceeds of Collateral received by Holdings or any of its Subsidiaries (other than a Receivables SPV) or any of their Affiliates (other than a Receivables SPV), directors, officers, employees, agents, or other Persons acting for or in concert with any such Person shall be deemed to be held in trust for the Collateral Agent and the Lenders until deposited in the Proceeds Remittance Account or the relevant Blocked Account or Unsold Receivables Collection Account (as defined in the Security Agreement), as appropriate. Each party hereto acknowledges and agrees that all items constituting Proceeds of Collateral are part of the Collateral.

            (v) Further Assurances. Holdings and the Company shall, and shall cause each of their Domestic Subsidiaries to, take all steps necessary or, in the reasonable credit judgment of the Administrative Agent or the Collateral Agent, desirable in order (a) to maintain the enforceability and perfection of the First Priority Lien in favor of the Collateral Agent in respect of the Company's interest in the Proceeds Remittance Account and each other Deposit Account from time to time subjected to, or required to be subjected to, a Control Agreement, (b) to maintain the enforceability and perfection of the Lien in favor of the Collateral Agent in respect of the Company's interest in each Collection Account, each Concentration Account, and each other Deposit Account from time to time subjected to, or required to be subjected to, a Blocked Account Agreement, and (c) to provide for the daily forwarding of the Cash Balance in the Proceeds Remittance Account, each other Deposit Account from time to time subjected to, or required to be subjected to, a Control Agreement, and each Blocked Account in accordance with subsection 6.9C immediately following the activation of the Cash Management System in accordance with subsection 6.9B with respect to such Deposit Account. Each of Holdings and the Company, each on behalf of itself and its respective Subsidiaries, acknowledges that the Repayment Account is owned by the Administrative Agent as agent for the Lenders, and further acknowledges that it will take all commercially reasonable actions requested by the Administrative Agent to protect the rights of the Administrative Agent and the Lenders with respect to the Repayment Account (it being understood and agreed that, from time to time, there may be certain amounts deposited therein that are owned by the Purchaser Agent or the Existing Receivables SPV, and that the presence of such amounts in the Repayment Account shall not divest the Purchaser Agent or the Existing Receivables SPV of any of its rights with respect to such amounts).

            (vi) New Deposit Accounts. In the event that the Company enters into a Permitted Receivables Securitization Program that uses any Deposit Account other than the Proceeds Remittance Account for a purpose similar to any purpose for which the Proceeds Remittance Account is used under the Existing Receivables Securitization Program, then the Company shall take such action as may be necessary to create and

                                      105                       CREDIT AGREEMENT
     perfect (and maintain the enforceability and perfection of) a First Priority Lien in favor of the Collateral Agent in respect of the Company's interest in such Deposit Account, and to provide for the daily forwarding of the Cash Balance in such Deposit Account in accordance with subsection 6.9C immediately following the activation of the Cash Management System in accordance with subsection 6.9B with respect to such Deposit Account. In the event that Holdings or any of its Domestic Subsidiaries enters into a Permitted Receivables Securitization Program that uses any Deposit Account other than the Concentration Account and each Collection Account for a purpose similar to the purpose for which one of the aforementioned Deposit Accounts is used under the Existing Receivables Securitization Program, then Holdings shall, or shall cause such Domestic Subsidiary to, take such action as may be necessary to create and perfect (and maintain the enforceability and perfection of) a Lien (to the extent, if any, that a second priority Lien or springing Lien in respect of Deposit Accounts can be perfected under the UCC) in favor of the Collateral Agent, subject to the rights of the purchaser agent and purchasers and the Receivables SPV under the intercreditor agreement relating to such Permitted Receivables Securitization Program, in respect of the Company's interest in such Deposit Account, and to provide for the daily forwarding of the Cash Balance in such Deposit Account in accordance with subsection 6.9C immediately following the activation of the Cash Management System in accordance with subsection 6.9B with respect to such Deposit Account, and to provide for the payment or delivery of any amounts that constitute Collections of Transferred Receivables to the Person entitled to receive such amounts in accordance with the Intercreditor Agreement (or any intercreditor agreement entered into in connection with a Permitted Receivables Securitization Program).

            The Company may amend Schedule 5.19 to add or replace a Blocked Account (to the extent permitted under the applicable Permitted Receivables Securitization Program), so long as (a) no Default or Event of Default has occurred and is continuing, (b) the Administrative Agent and the Collateral Agent shall have consented in writing in advance of the opening of such Deposit Account with the relevant Depository Bank, and (c) prior to the time of opening of such Deposit Account, the Company or the relevant Subsidiary of the Company shall have delivered a Blocked Account Agreement (or, in the case of a replacement Proceeds Remittance Account, a Control Agreement) in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent. The Company shall close the Proceeds Remittance Account, any other Deposit Account from time to time subjected to, or required to be subjected to, a Control Agreement, or any Blocked Account (and, in each case, establish a replacement Deposit Account in accordance with the foregoing sentence) promptly and in any event within thirty days following notice from the Collateral Agent that the creditworthiness of the Depository Bank holding such Deposit Account is no longer acceptable in the Collateral Agent's reasonable judgment, or as promptly as practicable and in any event within sixty days following notice from the Collateral Agent that the operating performance, funds transfer or availability procedures or performance with respect to Deposit Accounts or lockboxes of such Depository Bank or the Collateral Agent's liability under any Control Agreement

                                      106                       CREDIT AGREEMENT
     or Blocked Account Agreement with such Depository Bank is no longer acceptable in the Collateral Agent's reasonable judgment.

            B. Activation of Cash Management System. If on any Test Date after July 31, 2003, the Monthly Average Facility Availability for the month most recently ended prior to such Test Date is less than $100,000,000, or if, at any time, an Event of Default has occurred and is continuing, the Administrative Agent, the Collateral Agent, or the Requisite Lenders may activate the Cash Management System in accordance with subsection 6.9C with respect to the Proceeds Remittance Account, and, subject to the conditions set forth in the Intercreditor Agreement (or, as applicable, another intercreditor agreement relating to a Permitted Receivables Securitization Program) and each relevant Blocked Account Agreement, with respect to any or all of the Blocked Accounts. Once the Cash Management System has been activated pursuant to this subsection with respect to a Deposit Account, it shall remain activated until all Obligations have been paid in full and all Commitments have been terminated, notwithstanding any subsequent increase in Monthly Average Facility Availability (except as otherwise provided in the second proviso below) or the waiver or cure of an Event of Default; provided that the Cash Management System may be de-activated by the Collateral Agent (i) as required by applicable law or the order of any Government Authority or (ii) with the written consent of the Administrative Agent and the Requisite Lenders; and provided further that the Cash Management System shall be de-activated by the Collateral Agent if Monthly Average Facility Availability equals or exceeds $100,000,000 for three consecutive months and no Event of Default or Potential Event of Default has occurred or was continuing at any time during such three-month period (or thereafter to the date of determination).

            C. Cash Management System Procedures. At any time when the Administrative Agent, the Collateral Agent, or the Requisite Lenders are permitted under subsection 6.9B to activate the Cash Management System with respect to a Deposit Account, the Administrative Agent, the Collateral Agent, or the Requisite Lenders may activate the Cash Management System by delivering (or, in the case of the Requisite Lenders, directing the Collateral Agent to deliver, which direction the Collateral Agent shall follow unless it believes in good faith that it is not permitted to do so under subsection 6.9B or that doing so would be unlawful or could expose it to civil or criminal liability) a notice (an "Activation Notice") to the depository financial institution at which such Deposit Account is maintained (the "Depository Bank" for such Deposit Account). The Cash Management System shall be activated with respect to such Deposit Account from and after the time of receipt of such Activation Notice by such Depository Bank. At any time when the Collateral Agent is permitted (or required) under subsection 6.9B to de-activate the Cash Management System with respect to a Deposit Account, the Collateral Agent may (shall, if de-activation is required) de-activate the Cash Management System with respect to such Deposit Account by delivering a notice (a "De-Activation Notice") to the Depository Bank for such Deposit Account. Promptly after activating or de-activating the Cash Management System, the Person delivering the Activation Notice or De-Activation Notice shall deliver a copy of such notice to the Company, the Administrative Agent, the Collateral Agent, and each Lender; provided that no failure or delay in delivery of such notice to any such Person shall limit the effectiveness of such notice.

                                      107                       CREDIT AGREEMENT

            Except as may be otherwise agreed from time to time in writing by the Administrative Agent, the Collateral Agent, and the Borrower, each Control Agreement and each Blocked Account Agreement shall have provided, among other things, that (i) all items of payment deposited in the Deposit Account governed by such agreement and proceeds thereof held by the Depository Bank for such Deposit Account are held by such Depository Bank as agent or bailee-in-possession for the Collateral Agent, on behalf of itself and the Lenders and, pursuant to the Intercreditor Agreement, the Purchaser Agent and the Existing Receivables SPV, (ii) the Depository Bank executing such agreement has no rights of setoff or recoupment or any other claim against such Deposit Account, other than for payment of its service fees and other charges directly related to the administration of such Deposit Account and for returned checks or other items of payment, and (iii) from and after the receipt of an Activation Notice with respect to such Deposit Account (which may only be given following the time when, under Section 2.20 of the Intercreditor Agreement, the Collateral Agent is permitted to deliver the notice contemplated in Section 5(b)(i) of the Security Agreement) until the receipt of a De-Activation Notice with respect to such Deposit Account, such Depository Bank shall forward immediately the Cash Balance of such Deposit Account to the Repayment Account, and to commence a process of daily sweeps of the Cash Balance of such Deposit Account to the Repayment Account. At any time when the Cash Management System is in effect with respect to a Deposit Account, Holdings shall not, and shall not cause or permit any of its Subsidiaries to, withdraw any funds from such Deposit Account. At any time when the Cash Management System is in effect with respect to any Deposit Account, Holdings shall not, and shall not cause or permit any of its Subsidiaries to, accumulate or maintain cash in Deposit Accounts as of any date of determination in excess of the sum of (x) checks outstanding against such Deposit Accounts as of that date, (y) amounts necessary to meet minimum balance requirements, and (z) (I) in the case of Deposit Accounts held by Holdings, $2,000,000 in the aggregate for all such Deposit Accounts and (II) in the case of Deposit Accounts held by Holdings or any of its Subsidiaries, $4,000,000 in the aggregate for all such Deposit Accounts. Except as otherwise required under Sections 2.04(b) and 2.03(d) of the Intercreditor Agreement (or the corresponding provisions of any intercreditor agreement entered into in connection with a Permitted Receivables Securitization Program), all amounts deposited in the Repayment Account in immediately available funds shall be applied by the Administrative Agent to the payment of the Obligations in the order of priority set forth in subsection 2.4C (without regard to whether the Revolving Loan Commitments have terminated, or whether an Event of Default has occurred, or whether the Requisite Lenders have so requested). If the Administrative Agent receives any Collections of Transferred Receivables in the Repayment Account or in any Unsold Receivables Concentration Account (as defined in the Security Agreement) or otherwise, then the Administrative Agent and the Collateral Agent shall segregate such Collections of Transferred Receivables from other amounts on deposit, hold such Collections of Transferred Receivables for the Purchaser Agent and the Receivables SPV, and pay such Collections of Transferred Receivables to the Purchaser Agent or to the Existing Receivables SPV as required by Sections 2.04(b) and 2.03 of the Intercreditor Agreement for application in accordance with Section 2.03(b) of the Intercreditor Agreement. At any time when the Intercreditor Agreement shall have been replaced by another intercreditor agreement entered into in connection with a Permitted Receivables Securitization Program that replaces the Existing Receivables Securitization Program, the Agents shall comply with such agreement.

                                      108                       CREDIT AGREEMENT

     6.10   Inventory Reports and Physical Count of Inventory.
            -------------------------------------------------

            A. Inventory Reports. Holdings and its Subsidiaries shall at all times hereafter maintain a perpetual inventory, keeping correct and accurate records itemizing and describing the kind, type, quality and quantity of Inventory, the cost therefor and daily withdrawals therefrom and additions thereto, all of which records shall be available during usual business hours upon reasonable prior request of the Administrative Agent or the Collateral Agent. Holdings and its Subsidiaries shall prepare other periodic inventory reports and reconciliations in form, substance and detail as may be acceptable to the Administrative Agent and the Collateral Agent, and shall furnish a copy of any such report to any Lender that specifically requests a copy at the time when the relevant report is delivered to the Administrative Agent and the Collateral Agent.

            B. Physical Counts. At least once per Fiscal Year, Holdings and its Subsidiaries shall conduct a physical count of the Inventory, for which a statistical sampling will be sufficient so long as such statistical sampling is conducted in a manner consistent with prior practice of Holdings and its Subsidiaries and performed in accordance with generally accepted auditing standards, and promptly following such physical count of the Inventory the Company shall deliver to the Administrative Agent and the Collateral Agent a report in a form and with such specificity as may be reasonably satisfactory to the Administrative Agent and the Collateral Agent concerning such physical count of the Inventory, which report shall specify the amount of Inventory in each location where any Inventory is maintained, and shall furnish a copy of any such report to any Lender that specifically requests a copy at the time when the relevant report is delivered to the Administrative Agent and the Collateral Agent.

     6.11   Updates to Inventory Appraisal and Field Examination.
            ----------------------------------------------------

            Holdings shall, and shall cause each of its Material Subsidiaries to, cooperate fully in the preparation twice per Fiscal Year of mandatory updates to the Inventory Appraisal and the Field Examination at the Company's cost; provided, however, that, so long as no Event of Default or Potential Event of Default has occurred and is continuing, if the average Facility Availability for the three-month period ending on the sixth month-end following the date when the last such update was due is at least $125,000,000, no update will be required until the one-year anniversary of the last update; and provided further, that, if an Event of Default or Potential Event of Default has occurred and is continuing, Holdings shall, and shall cause each of its Subsidiaries to, cooperate fully in the preparation of updates to the Inventory Appraisal and the Field Examination at the Company's cost as often as the Collateral Agent shall request in its reasonable credit judgment. Whenever an update to the Inventory Appraisal or the Field Examination is required, the Collateral Agent shall give reasonable prior notice to the Company indicating when such update will be due.

     6.12   Receivables Securitization Program.
            ----------------------------------

            The Company and a special-purpose Subsidiary shall at all times be a party to the Existing Receivables Securitization Program, or one or more other Permitted Receivables Securitization Programs, in each case having aggregate commitments of at least $300,000,000.

                                      109                       CREDIT AGREEMENT

     6.13   Deposit Agreements.
            ------------------

            A. Control Agreements. On or prior to August 15, 2003, the Company shall deliver to the Administrative Agent and the Collateral Agent such Control Agreements with financial institutions and other Persons as may, in the reasonable credit judgment of the Administrative Agent and the Collateral Agent, be necessary or desirable in order (i) to perfect a First Priority Lien in favor of the Collateral Agent in respect of the Proceeds Remittance Account, and (ii) to provide for the daily forwarding of the Cash Balance in the Proceeds Remittance Account in accordance with subsection 6.9C immediately following the activation of the Cash Management System under subsection 6.9B with respect to the Proceeds Remittance Account.

            B. Blocked Account Agreements. On or prior to August 15, 2003, the Company shall deliver to the Administrative Agent and the Collateral Agent such Blocked Account Agreements with financial institutions and other Persons as may, in the reasonable credit judgment of the Administrative Agent and the Collateral Agent, be necessary or desirable in order (i) to perfect Liens (to the extent, if any, that a second priority Lien or springing Lien in respect of Deposit Accounts can be perfected under the UCC) in favor of the Collateral Agent, subject to the rights of the "Purchaser Agent" and "Purchasers" and the Existing Receivables SPV under the Intercreditor Agreement (and the rights of the purchaser agent and purchasers and the Receivables SPV under a replacement intercreditor agreement with respect to a Permitted Receivables Securitization Program that uses the same collection accounts, concentration accounts, cash collateral account, or transferor's account), in respect of each Blocked Account listed in clause (i) of the definition of "Blocked Account", and (ii) to provide for the daily forwarding of the Cash Balance in each of such Blocked Accounts in accordance with subsection 6.9C immediately following the activation of the Cash Management System in accordance with subsection 6.9B with respect to such Blocked Account.

Section 7.  NEGATIVE COVENANTS

            Each of Holdings and the Company covenants and agrees that, so long as any of the Commitments hereunder shall remain in effect and until payment in full of all of the Loans and other Obligations and the cancellation or expiration of all Letters of Credit (or other satisfactory disposition thereof in accordance with subsection 3.6), unless Requisite Lenders shall otherwise give prior written consent, Holdings and the Company shall perform, and shall cause each of their respective Subsidiaries to perform, all covenants in this
Section 7.

     7.1    Indebtedness.
            ------------

            Holdings shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:

            (i) Holdings, the Company and each Subsidiary Guarantor may become and remain liable with respect to the Obligations;

                                      110                       CREDIT AGREEMENT

            (ii) Holdings and its Domestic Subsidiaries may become and remain liable with respect to Contingent Obligations permitted by subsection 7.4 and, upon any matured obligations actually arising pursuant thereto, the Indebtedness corresponding to the Contingent Obligations so extinguished;

            (iii) the Company and its Domestic Subsidiaries may become and remain liable with respect to Indebtedness in respect of Capital Leases, purchase-money Indebtedness, and secured Indebtedness of any Person incurred or assumed in connection with any acquisition of such Person permitted under subsection 7.3, and a Person that becomes a direct or indirect wholly-owned Subsidiary of the Company as a result of any acquisition permitted under subsection 7.3 may remain liable with respect to secured Indebtedness existing on the date of such acquisition (provided that, in each case, such secured Indebtedness is not created in anticipation of such acquisition); provided that the aggregate amount of all such Indebtedness outstanding at any one time shall not exceed $100,000,000;

            (iv) the Company and its Domestic Subsidiaries may become and remain liable with respect to unsecured Indebtedness incurred or assumed in connection with any acquisition of such Person permitted under subsection 7.3, and a Person that becomes a direct or indirect wholly-owned Subsidiary of the Company as a result of any acquisition permitted under subsection 7.3 may remain liable with respect to unsecured Indebtedness existing on the date of such acquisition; provided that the amount of all such Indebtedness incurred or assumed in any Fiscal Year shall not exceed $75,000,000, it being understood that Indebtedness owed by a Person that becomes a Subsidiary of the Company and remains liable with respect to any Indebtedness (after giving effect to the transaction that caused it to become a Subsidiary of the Company) shall be treated as having incurred or assumed such Indebtedness at the time such Person becomes a Subsidiary of the Company; and provided further, that the aggregate amount of all such Indebtedness incurred or assumed prior to the termination of the Commitments and the repayment in full in cash of all Obligations shall not exceed $150,000,000;

            (v) the Company may become and remain liable with respect to Indebtedness owed to any wholly-owned Subsidiary of the Company, and any Subsidiary Guarantor may become and remain liable with respect to Indebtedness owed to the Company or any wholly-owned Subsidiary of the Company; provided that all intercompany Indebtedness shall have been subordinated in right of payment to the Obligations in a manner satisfactory to the Administrative Agent;

            (vi) Foreign Subsidiaries of the Company may become and remain liable with respect to other Indebtedness (including, without limitation, intercompany Indebtedness to the extent permitted under subsection 7.3(vii)) in an aggregate principal amount not to exceed $5,000,000 at any time outstanding;

            (vii) Immaterial Subsidiaries of the Company may become and remain liable with respect to other Indebtedness (including, without limitation, intercompany

                                      111                       CREDIT AGREEMENT

     Indebtedness to the extent permitted under subsection 7.3(viii)) in an aggregate principal amount not to exceed $15,000,000 at any time outstanding;

            (viii) Holdings and its Domestic Subsidiaries may become and remain liable with respect to Indebtedness arising from the sale of accounts receivable pursuant to Permitted Receivables Securitization Programs (including, without limitation, pursuant to the Existing Receivables Securitization Program); provided that each promissory note or other instrument evidencing any Indebtedness consisting of the non-cash portion of the purchase price of Accounts sold by the Company to a Receivables SPV shall have been pledged to the Collateral Agent pursuant to the Pledge Agreement;

            (ix) Holdings and its Domestic Subsidiaries may become and remain liable with respect to Subordinated Indebtedness, so long as, on a pro forma basis, both immediately before and immediately after giving effect to the incurrence of such Subordinated Indebtedness, (a) no Event of Default or Potential Event of Default has occurred and is continuing, (b) the Consolidated Fixed Charge Coverage Ratio for the most recent four-Fiscal Quarter period for which a Compliance Certificate has been delivered (or is required to have been delivered) is not less than the Minimum Fixed Charge Coverage Ratio for such period (determined without regard to the Monthly Average Facility Availability), and (c) the Consolidated Leverage Ratio for such period is not greater than the Maximum Leverage Ratio for such period (determined without regard to the Monthly Average Facility Availability);

            (x) Holdings and its Subsidiaries, as applicable, may remain liable with respect to the Indebtedness described in Schedule 7.1 annexed hereto;

            (xi) Holdings and its Domestic Subsidiaries may become and remain liable with respect to any Indebtedness that refinances other Indebtedness permitted by this subsection 7.1, so long as (a) in all cases, such refinancing does not have the effect of increasing the principal amount of the Indebtedness being refinanced or changing the amortization thereof (other than to extend the same), and that is otherwise on terms and conditions no less favorable to the Lenders (as determined by each of the Administrative Agent and the Collateral Agent, each in the exercise of its reasonable credit judgment) than the terms and conditions of the Indebtedness being refinanced, and (b) in the case of Subordinated Indebtedness being refinanced, on a pro forma basis, both immediately before and immediately after giving effect to the incurrence of the new Subordinated Indebtedness, (I) no Event of Default or Potential Event of Default has occurred and is continuing, (II) the Consolidated Fixed Charge Coverage Ratio for the most recent four-Fiscal Quarter period for which a Compliance Certificate has been delivered (or is required to have been delivered) is not less than the Minimum Fixed Charge Coverage Ratio for such period (determined without regard to the Monthly Average Facility Availability), and (III) the Consolidated Leverage Ratio for such period is not greater than the Maximum Leverage Ratio for such period (determined without regard to the Monthly Average Facility Availability); and

                                      112                       CREDIT AGREEMENT

            (xii) Holdings and its Domestic Subsidiaries may become and remain liable with respect to unsecured Indebtedness not described in subsection 7.1(iii) or 7.1(iv) above in an aggregate principal amount not to exceed $250,000,000 at any time outstanding, so long as, on a pro forma basis, both immediately before and immediately after giving effect to the incurrence of such Indebtedness, (a) no Event of Default or Potential Event of Default has occurred and is continuing, (b) the Consolidated Fixed Charge Coverage Ratio for the most recent four-Fiscal Quarter period for which a Compliance Certificate has been delivered (or is required to have been delivered) is not less than the Minimum Fixed Charge Coverage Ratio for such period (determined without regard to the Monthly Average Facility Availability), and (c) the Consolidated Leverage Ratio for such period is not greater than the Maximum Leverage Ratio for such period (determined without regard to the Monthly Average Facility Availability).

     7.2    Liens and Related Matters.
            -------------------------

            A. Prohibition on Liens. Holdings shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of Holdings or any of its Subsidiaries, whether now owned or hereafter acquired, or any income or profits therefrom, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income or profits under the UCC or under any similar recording or notice statute, except:

            (i)     Permitted Encumbrances;

            (ii) to the extent that the Indebtedness secured by any of the Liens described in this subsection 7.2A(ii) is permitted by subsection 7.1(iii) (or permitted by subsection 7.1(xi) in the case of refinancings of Indebtedness permitted by subsection 7.1(iii)), (a) Liens on any asset (other than Collateral) existing at the time of acquisition of such asset by the Company or a Subsidiary, or (b) Liens in respect of Capital Leases and purchase-money Indebtedness, or (c) Liens to secure the payment of all or any part of the purchase price of an asset upon the acquisition of such asset by the Company or a Subsidiary or to secure any Indebtedness permitted hereby incurred by the Company or a Subsidiary at the time of or with ninety days after the acquisition of such asset, which Indebtedness is incurred for the purpose of financing all or any part of the purchase price thereof, or (d) Liens on assets of a Person that becomes a direct or indirect Subsidiary of the Company after the date of this Agreement (so long as such Liens exist at the time such Person becomes a Subsidiary and are not created in anticipation thereof); provided, however, that any Lien described in this subsection 7.2A(ii) shall encumber only the asset so acquired (or the assets owned the Person who becomes a Subsidiary at the time it becomes a Subsidiary) and proceeds thereof, and the amount of Indebtedness secured by any such Lien shall not exceed the fair market value of the encumbered assets;

            (iii) Liens in existence on the Closing Date that secure Indebtedness under the Existing Receivables Securitization Program or under the Existing 2004 Senior Notes, or

                                      113                       CREDIT AGREEMENT

     Liens that secure Indebtedness under a Permitted Receivables Securitization Program that encumber no more assets (it being understood that a security interest in all Accounts of a Person does not encumber more assets merely because the quantity or value of such Accounts increases from time to time) and are otherwise no less favorable to any Loan Party, any Agent, or any Lender (as determined by each of the Administrative Agent and the Collateral Agent, each in the exercise of its reasonable credit judgment) than the Liens in existence on the Closing Date that secure Indebtedness under the Existing Receivables Securitization Program;

            (iv) Liens securing industrial revenue or pollution control bonds issued by the Company; provided, however, that (a) the aggregate principal amount of Indebtedness secured by such Liens shall not exceed the lesser of cost or fair market value, as determined in good faith by the Governing Body of Holdings, of the assets or property so financed, and (b) such Liens shall not encumber any property or assets of Holdings or any of its Subsidiaries other than the assets or property so financed; and

            (v) other Liens (other than Liens on Inventory and Liens on all or substantially all of the otherwise unencumbered assets of the Company) securing Indebtedness in an aggregate amount not to exceed $25,000,000 at any time outstanding.

            B. Equitable Lien in Favor of Lenders. If Holdings or any of its Material Subsidiaries shall create or assume any Lien upon any of its properties or assets, whether now owned or hereafter acquired, other than Liens excepted by the provisions of subsection 7.2A, it shall make or cause to be made effective provision whereby the Obligations will be secured by such Lien equally and ratably with any and all other Indebtedness secured thereby as long as any such Indebtedness shall be so secured; provided that, notwithstanding the foregoing, this covenant shall not be construed as a consent by Requisite Lenders to the creation or assumption of any such Lien not permitted by the provisions of subsection 7.2A.

            C. No Further Negative Pledges. Neither Holdings nor any of its Material Subsidiaries (other than Receivables SPV's) shall enter into any agreement (other than the Loan Documents, the indentures or note purchase agreements for the Existing Senior Notes, in each case as in effect on the Closing Date, or an agreement prohibiting only the creation of Liens securing Subordinated Indebtedness) prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired, except with respect to specific property encumbered to secure payment of particular Indebtedness permitted under subsections 7.1 and 7.2A, or to be sold pursuant to an executed agreement with respect to an Asset Sale.

            D.      No Restrictions on Subsidiary Distributions to the
Company or Other Subsidiaries. The Company will not, and will not permit any of its Subsidiaries (other than a Receivables SPV or the managing member of a Receivables SPV to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any such Subsidiary to (i) pay dividends or make any other distributions on any of such Subsidiary's Capital Stock owned by the Company or any other Subsidiary of the Company, (ii) repay or prepay any Indebtedness owed by such Subsidiary to the Company or any other

                                      114                       CREDIT AGREEMENT

Subsidiary of the Company, (iii) make loans or advances to the Company or any other Subsidiary of the Company, or (iv) transfer any of its property or assets to the Company or any other Subsidiary of the Company, except (a) as provided in this Agreement and (b) as may be provided with respect to specific property to be sold pursuant to an executed agreement with respect to an Asset Sale.

     7.3    Investments; Acquisitions.
            -------------------------

            Holdings shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, make or own any Investment in any Person, including any Joint Venture, or acquire, by purchase or otherwise, all or substantially all the business, property or fixed assets of, or Capital Stock or other ownership interest of any Person, or any division or line of business of any Person except:

            (i) Holdings and its Subsidiaries may make and own Investments in Cash Equivalents;

            (ii) Holdings and its wholly-owned Domestic Subsidiaries may make and own additional equity Investments in their respective wholly-owned Domestic Subsidiaries that are Subsidiary Guarantors;

            (iii) the Company and its Subsidiaries may make intercompany loans to the Company and the Subsidiary Guarantors to the extent permitted under subsection 7.1(v);

            (iv) the Company and its Subsidiaries may make Consolidated Capital Expenditures permitted by subsection 7.8;

            (v) Holdings and its Subsidiaries may continue to own the Investments owned by them and described in Schedule 7.3 annexed hereto;

            (vi) the Company and its Domestic Subsidiaries may acquire assets (including Capital Stock and including Capital Stock of Subsidiaries formed in connection with any such acquisition) having an aggregate purchase price (including cash paid and debt incurred or assumed) not in excess of $150,000,000 in any one Fiscal Year and continue to own such assets after the acquisition thereof; provided that the Company shall, and shall cause its Domestic Subsidiaries to, comply with the requirements of subsection
     6.8 with respect to each such acquisition that results in a Person becoming a Subsidiary; and provided further that neither the Company, nor any of its Subsidiaries shall consummate (I) an acquisition of a going concern or line of business or (II) a transaction that results in a Person becoming a Subsidiary (such going concern, line of business or new Subsidiary, a "Subject Business"), unless:

                    (a) each Subject Business is in a line of business in which the Company and its Subsidiaries are permitted to engage under subsection 7.11B,

                                      115                       CREDIT AGREEMENT

                    (b) prior to the consummation of such transaction, the Governing Body of each Subject Business shall have recommended to the holders of the Capital Stock of such Subject Business that they vote in favor of approving such transaction (or that they tender their shares, in the case of a stock acquisition),

                    (c) if (I) the purchase price (including cash paid and debt incurred or assumed) for the Subject Business (when aggregated with the purchase price of all Subject Businesses acquired as part of the same transaction or series of related transactions) is $75,000,000 or less and (II) the Liquidity is at least $275,000,000, determined on a pro forma basis after giving effect to the transaction (or series of related transactions), then the Company shall give notice to the Administrative Agent and the Collateral Agent within 30 days after the consummation of the transaction (or the first material transaction in such series),

                    (d) if (I) the purchase price (including cash paid and debt incurred or assumed) for the Subject Business (when aggregated with the purchase price of all Subject Businesses acquired as part of the same transaction or series of related transactions) is more than $75,000,000 or (II) the Liquidity is less than $275,000,000, determined on a pro forma basis after giving effect to the transaction (or series of related transactions), then, at least 20 days prior to the consummation of such transaction (or the first material transaction in such series), the Company shall have

                         (1) given notice to the Administrative Agent and the Collateral Agent,

                         (2) delivered copies of all material agreements and other documents relating to such transaction to the Administrative Agent and the Collateral Agent,

                         (3) delivered audited historical financial statements prepared in accordance with GAAP (to the extent available; otherwise, unaudited historical financial statements (prepared in accordance with GAAP to the Company's knowledge) to the extent available; otherwise, such financial information as may be reasonably acceptable to the Administrative Agent and the Collateral Agent, each in the exercise of its reasonable credit judgment) of the Person to be acquired, prepared in reasonable detail, together with pro forma financial information, satisfactory to the Administrative Agent and the Collateral Agent (in each case in the exercise of its reasonable credit judgment), and showing pro forma compliance with all covenants contained in this Agreement and the other Loan Documents as of the most recent Fiscal Quarter for which financial statements are available from both Holdings and its Subsidiaries and the Subject Business, treating the transaction (or series of related transactions) as though it had been consummated on the first day of the four-Fiscal Quarter period ended on the last day of such Fiscal Quarter, and

                                      116                       CREDIT AGREEMENT

                         (4) given authorization to the Agents to distribute copies of all such items to the Lenders,

                    (e) after giving pro forma effect to such transaction, the Liquidity shall be at least $150,000,000, and

                    (f) both before and after giving pro forma effect to such transaction, the Company shall be in compliance with all covenants contained in this Agreement and the other Loan Documents, and no Event of Default or Potential Event of Default shall exist and be continuing or result from such transaction;

            (vii) the Company and its wholly-owned Subsidiaries may make additional equity Investments in, and loans and advances permitted under subsection 7.1(vi) to, their respective wholly-owned Foreign Subsidiaries; provided that (a) the amount of all such Investments constituting equity Investments does not exceed $5,000,000 in the aggregate for all such Investments since the Closing Date and (b) the amount of all such Investments constituting loans or advances permitted under subsection 7.1(vi) does not exceed $5,000,000 in aggregate principal amount at any time outstanding;

            (viii) the Company and its wholly-owned Subsidiaries may make additional equity Investments in, and loans and advances permitted under subsection 7.1(vii) to, their respective wholly-owned Immaterial Subsidiaries; provided that (a) the amount of all such Investments constituting equity Investments does not exceed $15,000,000 in the aggregate for all such Investments since the Closing Date and (b) the amount of all such Investments constituting loans or advances permitted under subsection 7.1(vii) does not exceed $15,000,000 in aggregate principal amount at any time outstanding;

            (ix) the Company and its Subsidiaries may (a) continue to own their Investments in the Existing Receivables SPV, (b) make capital contributions to Receivables SPV's in an aggregate amount not to exceed $25,000,000 and (c) make and own Investments in Indebtedness of Receivables SPV's constituting the non-cash portion of the purchase price of Accounts

            (x) Holdings may acquire and hold obligations of one or more officers or other employees of Holdings or its Subsidiaries in connection with such officers' or employees' acquisition of shares of Holdings's common stock, so long as no cash is actually advanced by Holdings or any of its Subsidiaries to such officers or employees in connection with the acquisition of any such obligations, and so long as the incurrence of such obligations complies with applicable law;

            (xi) the Company and its Subsidiaries may receive and hold promissory notes and other non-cash consideration received in connection with any Asset Sale permitted by subsection 7.7;

                                      117                       CREDIT AGREEMENT

            (xii) the Company and its Subsidiaries may acquire Securities in connection with the satisfaction or enforcement of Indebtedness or claims due or owing to the Company or any of its Subsidiaries or as security for any such Indebtedness or claim;

            (xiii) the Company and its Subsidiaries may make and own the Investments described on Schedule 7.3 annexed hereto; and

            (xiv) Holdings and its Domestic Subsidiaries may make and own other Investments in an aggregate amount not to exceed at any time $10,000,000.

     7.4    Contingent Obligations.
            ----------------------

            Holdings shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create or become or remain liable with respect to any Contingent Obligation, except:

            (i) Subsidiaries of the Company may become and remain liable with respect to Contingent Obligations in respect of the Subsidiary Guaranty;

            (ii) the Company may become and remain liable with respect to Contingent Obligations in respect of Letters of Credit and the Company and its Subsidiaries may become and remain liable with respect to Contingent Obligations in respect of other letters of credit in an aggregate amount not to exceed at any time $300,000,000;

            (iii) the Company may become and remain liable with respect to Contingent Obligations under Hedge Agreements with respect to Indebtedness in an aggregate notional principal amount not to exceed at any time $250,000,000;

            (iv) the Company and its Subsidiaries may become and remain liable with respect to Contingent Obligations in respect of customary indemnification and purchase price adjustment obligations incurred in connection with Asset Sales or other sales of assets, in each case that are permitted by subsection 7.7;

            (v) Holdings and its Subsidiaries may become and remain liable with respect to guaranties in respect of any Indebtedness of Holdings or any of its Subsidiaries permitted by subsection 7.1; and

            (vi) the Company and its Subsidiaries may become and remain liable with respect to other Contingent Obligations; provided that the maximum aggregate liability, contingent or otherwise, of Holdings and its Subsidiaries in respect of all such Contingent Obligations shall at no time exceed $25,000,000.

     7.5    Restricted Junior Payments.
            --------------------------

            Holdings shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, declare, order, pay, make or set apart any sum for any Restricted Junior Payment; provided that the Company may, so long as no Event of Default or Potential Event of Default shall have occurred and be continuing or shall be caused thereby, make Restricted Junior

                                      118                       CREDIT AGREEMENT

Payments to Holdings (i) (a) in an aggregate amount not to exceed $10,000,000 in any Fiscal Year, to the extent necessary to permit Holdings to pay general administrative costs and expenses, (b) to the extent necessary to permit Holdings to discharge the consolidated tax liabilities of Holdings and its Subsidiaries, in each case so long as Holdings applies the amount of any such Restricted Junior Payment for such purpose, and (c) to permit Holdings to pay dividends in respect of its common stock in an amount not to exceed $12,000,000 in any Fiscal Year and (ii) for any purpose not otherwise prohibited under applicable law or the Loan Documents in an aggregate amount not to exceed $5,000,000 per Fiscal Year, so long as the Liquidity on the date of declaration of such Restricted Junior Payment (after giving pro forma effect thereto) is at least $100,000,000.

     7.6    Financial Covenants.
            -------------------

            A. Minimum Borrowing Base Availability at All Times. The Company shall not at any time permit the Borrowing Base Availability to be less than $50,000,000.

            B. Minimum Fixed Charge Coverage Ratio. If the Monthly Average Facility Availability for the month preceding any Test Date is less than $100,000,000, then Holdings shall not permit (i) the Consolidated Fixed Charge Coverage Ratio for the four-Fiscal Quarter period for which the most recent Compliance Certificate has been delivered (or is required to have been delivered) on or prior to such Test Date to be less than (ii) 1.00:1.00.

            C. Maximum Leverage Ratio. If the Monthly Average Facility Availability for the month preceding any Test Date is less than $100,000,000, then Holdings shall not permit (i) the Consolidated Leverage Ratio as of the last day of the four-Fiscal Quarter period for which the most recent Compliance Certificate has been delivered (or is required to have been delivered) on or prior to such Test Date to be more than (ii) the correlative ratio set forth below opposite the date on which such four-Fiscal Quarter period ended:

Four-Fiscal Quarter Period Ended                     Maximum Leverage Ratio
--------------------------------                    ------------------------
September 30, 2003                                          5.00:1.00

December 31, 2003                                           4.90:1.00

March 31, 2004                                              4.50:1.00

June 30, 2004                                               3.50:1.00

September 30, 2004                                          3.00:1.00

December 31, 2004                                           2.75:1.00

March 31, 2005                                              2.75:1.00

June 30, 2005                                               2.75:1.00


                                      119                       CREDIT AGREEMENT

Four-Fiscal Quarter Period Ended                     Maximum Leverage Ratio
--------------------------------                    ------------------------
September 30, 2005                                          2.75:1.00

December 31, 2005                                           2.75:1.00

March 31, 2006                                              2.75:1.00

June 30, 2006                                               2.75:1.00

September 30, 2006                                          2.75:1.00

December 31, 2006                                           2.75:1.00

March 31, 2007                                              2.75:1.00

June 30, 2007                                               2.75:1.00

September 30, 2007                                          2.50:1.00

December 31, 2007                                           2.50:1.00

March 31, 2008                                              2.50:1.00

June 30, 2008                                               2.50:1.00

     7.7    Restriction on Fundamental Changes; Asset Sales.
            -----------------------------------------------

            Holdings shall not, and shall not permit any of its Subsidiaries to, alter the corporate, capital or legal structure of Holdings or any of its Subsidiaries, or enter into any transaction of merger or consolidation, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease or sub-lease (as lessor or sublessor), transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, property or assets (including its notes or receivables and Capital Stock of a Subsidiary, whether newly issued or outstanding), whether now owned or hereafter acquired, except:

            (i) any Subsidiary of the Company may be merged with or into the Company or any wholly-owned Subsidiary Guarantor, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to the Company or any wholly-owned Subsidiary Guarantor; provided that, in the case of such a merger, the Company or such wholly-owned Subsidiary Guarantor shall be the continuing or surviving Person;

                                      120                       CREDIT AGREEMENT

            (ii) the Company and its Subsidiaries may sell or otherwise dispose of assets in transactions that do not constitute Asset Sales; provided that the consideration received for such assets shall be in an amount at least equal to the fair market value thereof;

            (iii) the Company and its Subsidiaries may make Asset Sales for consideration not in excess of $110,000,000 per Fiscal Year or $200,000,000 in the aggregate (during the period beginning on and including the date of this Agreement and ending when the Commitments have been terminated and the Obligations have been paid in full); provided that (a) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof; (b) at least 75% of the consideration received for each asset sale shall be cash; and (c) the proceeds of such Asset Sales shall be applied as required by subsection 2.4A(iii)(a) or subsection 2.4C;

            (iv) the Company and its Subsidiaries may sell, assign or transfer their accounts receivable and related assets and rights pursuant to the Existing Receivables Securitization Program or any other Permitted Receivables Securitization Program (so long as the scope of related assets and rights to be sold, assigned, or transferred is not so broad as to cause the relevant Receivables Securitization Program to cease to be a Permitted Receivables Securitization Program);

            (v) the Company and its Subsidiaries may, in the ordinary course of business, discount, or otherwise compromise for less than face value, notes or accounts receivable;

            (vi) the Company or a Subsidiary may sell or dispose of shares of Capital Stock of any of its Subsidiaries in order to qualify members of the Governing Body of the Subsidiary if required by applicable law; and

            (vii) Any Person may be merged with or into the Company or any Subsidiary if the acquisition of the Capital Stock of such Person by the Company or such Subsidiary would have been permitted pursuant to subsection 7.3; provided that (a) in the case of the Company, the Company shall be the continuing or surviving Person, (b) if a Subsidiary is not the surviving or continuing Person, the surviving Person becomes a Subsidiary and complies with the provisions of subsection 6.8 and (c) no Potential Event of Default or Event of Default shall have occurred and be continuing after giving effect thereto.

     7.8    Consolidated Capital Expenditures.
            ---------------------------------

            Holdings shall not, and shall not permit its Subsidiaries to, make or incur Consolidated Capital Expenditures, in any Fiscal Year indicated below, in an aggregate amount in excess of the corresponding amount (the "Maximum Consolidated Capital Expenditures Amount") set forth below opposite such Fiscal Year; provided that the Maximum Consolidated Capital Expenditures Amount for any Fiscal Year shall be increased by an amount equal to the excess, if any, of the Maximum Consolidated Capital Expenditures Amount for the previous Fiscal Year (without giving effect to any adjustment in accordance with this proviso) over the actual amount of Consolidated Capital Expenditures for such previous Fiscal Year; provided, further that in no event shall the amount of such increase exceed 75% of the Maximum

                                      121                       CREDIT AGREEMENT

Consolidated Capital Expenditures Amount for such previous Fiscal Year (prior to any adjustment in accordance with this proviso):

                                                           Maximum Consolidated
Fiscal Year                                               Capital Expenditures
--------------------------------------                   -----------------------
January 1 through December 31, 2003                         $  150,000,000.00

January 1 through December 31, 2004                         $  150,000,000.00

January 1 through December 31, 2005                         $  150,000,000.00

January 1 through December 31, 2006                         $  150,000,000.00

January 1 through December 31, 2007                         $  150,000,000.00

January 1, 2008, through the Revolving
Loan Commitment Termination Date                            $   75,000,000.00

     7.9    Transactions with Shareholders and Affiliates.
            ---------------------------------------------

            Holdings shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service, and including, without limitation, any transaction otherwise permitted under subsection 7.1, 7.3, or any other provision of this Agreement) with any holder of 5% or more of any class of equity Securities of Holdings or with any Affiliate of Holdings or of any such holder, on terms that, taken as a whole, are less favorable to Holdings or that Subsidiary, as the case may be, than those that might be obtained at the time from Persons who are not such a holder or Affiliate; provided that the foregoing restriction shall not apply to (i) any transaction between the Company and any of its wholly-owned Subsidiary Guarantors or between any of its wholly-owned Subsidiary Guarantors or (ii) reasonable and customary fees paid to members of the Governing Bodies of Holdings and its Subsidiaries.

     7.10   Sales and Lease-Backs.
            ---------------------

            Holdings shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease, whether an Operating Lease or a Capital Lease, of any property (whether real, personal or mixed), whether now owned or hereafter acquired, (i) that Holdings or any of its Subsidiaries has sold or transferred or is to sell or transfer to any other Person (other than the Company or any of its Subsidiaries) or (ii) that Holdings or any of its Subsidiaries intends to use for substantially the same purpose as any other property that has been or is to be sold or transferred by Holdings or any of its Subsidiaries to any Person (other than the Company or any of its Subsidiaries) in connection with such lease; provided that the Company and its Subsidiaries may become and remain liable as lessee, guarantor or other surety with respect to any such lease if and to the extent that the Company or any of its Subsidiaries would be permitted to enter into, and remain

                                      122                       CREDIT AGREEMENT
liable under, such lease to the extent that the transaction would be permitted under subsection 7.1, assuming that the sale and lease back transaction constituted Indebtedness in a principal amount equal to the gross proceeds of the sale; and provided further, that all amounts owing under any such lease shall constitute Indebtedness for the purpose of calculating compliance with the covenants set forth in this Section 7; and provided further, that the aggregate amount of the fair market value of all properties sold or transferred under this subsection 7.5 during the term of this Agreement shall not exceed $50,000,000.

     7.11   Conduct of Business.
            -------------------

            A. Holdings shall not (i) engage in any business other than entering into and performing its obligations under and in accordance with the Loan Documents to which it is a party or (ii) own any assets other than (a) the capital stock of the Company and (b) Cash and Cash Equivalents in an amount not to exceed $2,000,000 at any one time for the purpose of paying general operating expenses of Holdings or (iii) have any Indebtedness or other liability other than its obligations under the Holdings Guaranty and its obligations under the guaranties of the Existing Senior Notes.

            B. From and after the Closing Date, Holdings shall not permit any of its Subsidiaries to engage in any business other than (i) the businesses engaged in by the Company and its Subsidiaries on the Closing Date and similar or related businesses and (ii) such other lines of business as may be consented to by Requisite Lenders.

     7.12   Amendments or Waivers of Certain Agreements; Optional Redemption or
            --------------------------------------------------------------------
            Voluntary Prepayment of Certain Indebtedness; Etc.
            -------------------------------------------------

            A.      Amendments or Waivers of Certain Agreements.

            (i) Amendments or Waivers of Existing Senior Notes or Subordinated Indebtedness. Neither Holdings nor any of its Subsidiaries will agree to any material amendment to, or waive any of its material rights under, any Existing Senior Notes or documents relating to Subordinated Indebtedness after the Closing Date that could reasonably be expected to affect the interests of the Lenders adversely in any material way, as determined by the Administrative Agent and the Collateral Agent, each in the exercise of its reasonable credit judgment, without in each case obtaining the prior written consent of Requisite Lenders to such amendment or waiver.

            (ii) Amendments or Waivers of Receivables Securitization Programs. The Company shall (a) provide the Administrative Agent and the Collateral Agent with written notice of any proposed amendment, modification or other change to, and each consent to a departure from, the terms or provisions of any Receivables Securitization Program and (b) promptly following the effectiveness thereof, provide the Administrative Agent and the Collateral Agent with a copy of each such amendment, modification or other change to, and each such consent to a departure from, the terms or provisions of any Receivables Securitization Program. The Company shall not, without the prior written consent of Requisite Lenders, amend, modify or otherwise change or obtain a consent to

                                      123                       CREDIT AGREEMENT
     a departure from (i) the definitions of "Credit Agreement" or "Intercreditor Agreement" contained in the Existing Purchase and Servicing Agreement or the corresponding definitions in any document relating to any Receivables Securitization Program or (ii) any other provision of (including by the addition of a provision) any Receivables Securitization Program that could in any way impair the Lien of the Agents or Lenders in the Collateral (including, without limitation, by impairing the creation, attachment, perfection, or priority of such Lien).

            B. Optional Redemption or Voluntary Prepayment of Certain Indebtedness. Holdings shall not, and shall not permit any of its Subsidiaries to, make or cause or permit to be made any optional or voluntarily prepayment, redemption, repurchase, retirement, or defeasance (legal or economic) of, or take any action having a similar effect to any of the foregoing with respect to, (in each case in full or in part) any Existing Indebtedness; provided, however, that the Company may prepay, redeem, repurchase, retire, or defease the Existing Senior Notes so long as the Facility Availability at the time such prepayment, redemption, repurchase, retirement, or defeasance is declared, after giving pro forma effect to such prepayment, redemption, repurchase, retirement, or defeasance, is at least $150,000,000; provided further, that the Company may prepay, redeem, repurchase, retire, or defease any Indebtedness with the proceeds of an equity issuance, to the extent of any Net Securities Proceeds not required to be used to repay the Loans in accordance with subsection 2.4A(iii)(c); provided further, that the Company may make voluntary prepayments of revolving debt under a Permitted Receivables Securitization Program; and provided further, that the Company may prepay any Indebtedness with the proceeds of a refinancing permitted under subsection 7.1(xi).

            C. Designation of "Permitted Credit Facility." Holdings shall not, and shall not permit any of its Subsidiaries to, become obligated under any "Permitted Credit Facility" (or the equivalent) other than the Loans and any Permitted Receivables Securitization Program for purposes of the indenture or other documents governing any Existing Senior Notes without the prior written consent of Requisite Lenders.

            D. Status of Deferred Purchase Price as Debt. The Company shall not convert the Subordinated AKR Note into an equity instrument, nor shall the Company permit any portion of the purchase price of Accounts sold by the Company, directly or indirectly, to any Receivables SPV to consist of a deemed capital contribution or any other equity Investment, except to the extent permitted under subsection 7.3(ix)(b).

     7.13   Fiscal Year.
            -----------

            Holdings shall not change its Fiscal Year-end from December 31.

Section 8.  EVENTS OF DEFAULT

            If any of the following conditions or events ("Events of Default") shall occur:

                                      124                       CREDIT AGREEMENT

     8.1    Failure to Make Payments When Due.
            ---------------------------------

            (i) Failure by the Company to pay any installment of principal of any Loan when due, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory repayment or otherwise; or

            (ii) failure by the Company to pay when due any amount payable to an Issuing Lender in reimbursement of any drawing under a Letter of Credit; or

            (iii) failure by the Company to pay any interest on any Loan or any fee or any other amount due under this Agreement or any other Loan Documents within five Business Days after the date due; or

     8.2    Default in Other Agreements.
            ---------------------------

            (i) Failure of Holdings or any of its Subsidiaries to pay when due any principal of or interest on or any other amount payable in respect of one or more items of Indebtedness (other than Indebtedness referred to in subsection 8.1, but including, without limitation, any Indebtedness under any Receivables Securitization Program and any Existing Indebtedness) or Contingent Obligations in an individual principal amount of $25,000,000 or more or with an aggregate principal amount of $50,000,000 or more, in each case beyond the end of any grace period provided therefor; or

            (ii) breach or default by Holdings or any of its Subsidiaries with respect to any other material term of (a) one or more items of Indebtedness or Contingent Obligations in the individual or aggregate principal amounts referred to in clause (i) above or (b) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness or Contingent Obligation(s), if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness or Contingent Obligation(s) (or a trustee on behalf of such holder or holders) to cause, that Indebtedness or Contingent Obligation(s) to become or be declared due and payable prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be (upon the giving or receiving of notice, lapse of time, both, or otherwise) (it being understood that an "early amortization event" or similar event under a Receivables Securitization Program would constitute an Event of Default under this subsection); or

     8.3    Breach of Certain Covenants.
            ---------------------------

            (i) Failure of the Company to perform or comply with any term or condition contained in subsection 2.5, 6.2, 6.4B(ii), 6.4C, 6.9, or 6.11 or Section 7 of this Agreement or Section 4(b) of the Security Agreement; or

            (ii) failure of the Company to perform or comply with any term or condition contained in subsection 6.1, 6.5, or 6.10 of this Agreement, and such default shall not have been remedied or waived within five Business Days; or

                                      125                       CREDIT AGREEMENT

     8.4    Breach of Warranty.
            ------------------

            Any representation, warranty, certification or other statement made by Holdings or any of its Subsidiaries in any Loan Document or in any statement or certificate at any time given by Holdings or any of its Subsidiaries in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect on the date as of which made; or

     8.5    Other Defaults Under Loan Documents.
            -----------------------------------

            Any Loan Party or any Receivables SPV shall default in the performance of or compliance with any term contained in this Agreement or any of the other Loan Documents, other than any such term referred to in any other subsection of this Section 8, and such default shall not have been remedied or waived within 30 days after the earlier of (i) an Officer of Holdings or the Company or such Loan Party becoming aware of such default and (ii) receipt by the Company of notice from the Administrative Agent, the Collateral Agent, or any Lender of such default; or

     8.6    Involuntary Bankruptcy; Appointment of Receiver, etc.
            ----------------------------------------------------

            (i) A court having jurisdiction in the premises shall enter a decree or order for relief in respect of Holdings any of its Material Subsidiaries in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or

            (ii) an involuntary case shall be commenced against Holdings or any of its Material Subsidiaries under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Holdings or any of its Material Subsidiaries, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of Holdings or any of its Material Subsidiaries for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of Holdings or any of its Material Subsidiaries, and any such event described in this clause (ii) shall continue for 60 days unless dismissed, bonded or discharged; or

     8.7    Voluntary Bankruptcy; Appointment of Receiver, etc.
            --------------------------------------------------

            (i) Holdings or any of its Material Subsidiaries shall have an order for relief entered with respect to it or commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall

                                      126                       CREDIT AGREEMENT
     consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or Holdings or any of its Material Subsidiaries shall make any assignment for the benefit of creditors; or

            (ii) Holdings or any of its Material Subsidiaries shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the Governing Body of Holdings or any of its Material Subsidiaries (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to in clause (i) above or this clause (ii) or in subsection 8.6; or

     8.8    Judgments and Attachments.
            -------------------------

            Any money judgment, writ or warrant of attachment or similar process involving (i) in any individual case an amount in excess of $25,000,000 or (ii) in the aggregate at any time an amount in excess of $50,000,000 (in either case not covered by insurance (it being understood that amounts paid by an insured party as deductibles are not covered by insurance) as to which a solvent and unaffiliated insurance company has acknowledged coverage) shall be entered or filed against Holdings or any of its Material Subsidiaries or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of 60 days (or in any event later than five days prior to the date of any proposed sale thereunder); or

     8.9    Dissolution.
            -----------

            Any order, judgment or decree shall be entered against Holdings or any of its Material Subsidiaries decreeing the dissolution or split up of Holdings or that Material Subsidiary and such order shall remain undischarged or unstayed for a period in excess of 30 days; or

     8.10   Employee Benefit Plans.
            ----------------------

            There shall occur one or more ERISA Events, or similar events in respect of any Foreign Plans, that individually or in the aggregate (i) result in a liability of Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates in excess of $50,000,000 that is not immediately paid when due or (ii) could reasonably be expected to result in a Material Adverse Effect; or

     8.11   Change of Control.
            -----------------

            A Change of Control shall have occurred; or

     8.12   Invalidity of Loan Documents; Failure of Security; Repudiation of
            -----------------------------------------------------------------
            Obligations.
            -----------

            At any time after the execution and delivery thereof, (i) any Loan Document or any provision thereof, for any reason other than the satisfaction in full of all Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared

                                      127                       CREDIT AGREEMENT
to be null and void, (ii) the Collateral Agent shall not have or shall cease to have a valid and perfected First Priority Lien in any Collateral purported to be covered by the Collateral Documents having at such time a fair market value, individually or in the aggregate, exceeding $5,000,000, in each case for any reason other than the failure of the Collateral Agent or any Lender to take any action within its control, or (iii) any Loan Party or Receivables SPV shall contest the validity or enforceability of any Loan Document or any provision thereof in writing or deny in writing that it has any further liability, including with respect to future advances by Lenders, under any Loan Document or any provision thereof to which it is a party:

THEN (i) upon the occurrence of any Event of Default described in subsection 8.6 or 8.7, each of (a) the unpaid principal amount of and accrued interest on the Loans, (b) an amount equal to 105% of the maximum amount that may at any time be drawn under all Letters of Credit then outstanding (whether or not any beneficiary under any such Letter of Credit shall have presented, or shall be entitled at such time to present, the drafts or other documents or certificates required to draw under such Letter of Credit), and (c) all other Obligations shall automatically become immediately due and payable (or, in the case of amounts referred to in clause (b) above, shall be required to be cash collateralized in the manner set forth in subsection 3.6), without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by the Company, and the obligation of each Lender to make any Loan and the right of any Lender to issue or arrange for the issuance of any Letter of Credit hereunder shall thereupon terminate, and (ii) upon the occurrence and during the continuation of any other Event of Default, the Administrative Agent shall, upon the written request or with the written consent of Requisite Lenders, by written notice to the Company, declare all or any portion of the amounts described in clauses (a) through (c) above to be, and the same shall forthwith become, immediately due and payable (or, in the case of amounts referred to in clause (b) above, shall be required to be cash collateralized in the manner set forth in subsection 3.6), and the obligation of each Lender to make any Loan and the right of any Lender to issue or arrange for the issuance of any Letter of Credit hereunder shall thereupon terminate; provided that the foregoing shall not affect in any way the obligations of Revolving Lenders under subsection 3.3C(i) or the obligations of Revolving Lenders to purchase participations in any unpaid Swing Line Loans as provided in subsection 2.1A(ii).

            Any amounts described in clause (b) above, when received by the Administrative Agent, shall be held by the Collateral Agent pursuant to the terms of the Security Agreement and shall be applied as therein provided.

Section 9.  GUARANTY

     9.1    Guaranty.
            --------

            In order to induce the Lenders to extend credit to the Company pursuant to the Credit Agreement, Holdings irrevocably and unconditionally guarantees, as primary obligor and not merely as surety, the due and punctual payment in full of all Guaranteed Obligations (as hereinafter defined) when the same shall become due, whether at stated maturity, by acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C.

                                      128                       CREDIT AGREEMENT

Section 362(a)). The term "Guaranteed Obligations" is used herein in its most comprehensive sense and includes any and all Obligations of the Company, now or hereafter made, incurred or created, whether absolute or contingent, liquidated or unliquidated, whether due or not due, and however arising under or in connection with the Credit Agreement, this Guaranty and the other Loan Documents, including those arising under successive borrowing transactions under the Credit Agreement that either continue the Obligations of the Company or from time to time renew them after they have been satisfied.

            Any interest on any portion of the Guaranteed Obligations that accrues after the commencement of any proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of the Company (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of said proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if said proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of the Guarantor and the Administrative Agent that the Guaranteed Obligations should be determined without regard to any rule of law or order that may relieve the Company of any portion of such Guaranteed Obligations.

            In the event that all or any portion of the Guaranteed Obligations is paid by the Company or any Subsidiary Guarantor, the obligations of the Guarantor hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) is rescinded or recovered directly or indirectly from the Administrative Agent or any other Beneficiary as a preference, fraudulent transfer or otherwise, and any such payments that are so rescinded or recovered shall constitute Guaranteed Obligations.

            Subject to the other provisions of this subsection 9.1, upon the failure of the Company to pay any of the Guaranteed Obligations when and as the same shall become due, the Guarantor will upon demand pay, or cause to be paid, in cash, to the Administrative Agent for the ratable benefit of the Beneficiaries, an amount equal to the aggregate of the unpaid Guaranteed Obligations.

     9.2    Guaranty Absolute; Continuing Guaranty.
            --------------------------------------

            The obligations of the Guarantor hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance that constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Guaranteed Obligations. In furtherance of the foregoing and without limiting the generality thereof, the Guarantor agrees that: (a) this Guaranty is a guaranty of payment when due and not of collectibility; (b) the Administrative Agent may enforce this Guaranty upon the occurrence and during the continuance of an Event of Default under the Credit Agreement notwithstanding the existence of any dispute between the Company and any Beneficiary with respect to the existence of such event; (c) the obligations of the Guarantor hereunder are independent of the obligations of the Company under the Loan Documents and the obligations of any other guarantor of the obligations of the Company and a separate action or actions may be brought and prosecuted against the Guarantor whether or not any action is brought against the Company or any of such

                                      129                       CREDIT AGREEMENT
other guarantors and whether or not the Company is joined in any such action or actions; and (d) the Guarantor's payment of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge the Guarantor's liability for any portion of the Guaranteed Obligations that has not been paid. This Guaranty is a continuing guaranty and shall be binding upon the Guarantor and its successors and assigns, and the Guarantor irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Guaranteed Obligations.

     9.3    Actions by Beneficiaries.
            ------------------------

            Any Beneficiary may from time to time, without notice or demand and without affecting the validity or enforceability of this Guaranty or giving rise to any limitation, impairment or discharge of the Guarantor's liability hereunder, (a) renew, extend, accelerate or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations, (b) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations, (c) request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment of this Guaranty or the Guaranteed Obligations, (d) release, exchange, compromise, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person with respect to the Guaranteed Obligations, (e) enforce and apply any security now or hereafter held by or for the benefit of any Beneficiary in respect of this Guaranty or the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that the Administrative Agent or the other Beneficiaries, or any of them, may have against any such security, as the Administrative Agent in its discretion may determine consistent with the Credit Agreement and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and (f) exercise any other rights available to the Administrative Agent or the other Beneficiaries, or any of them, under the Loan Documents.

     9.4    No Discharge.
            ------------

            This Guaranty and the obligations of the Guarantor hereunder shall be valid and enforceable and shall not be subject to any limitation, impairment or discharge for any reason (other than payment in full of the Guaranteed Obligations), including without limitation the occurrence of any of the following, whether or not the Guarantor shall have had notice or knowledge of any of them: (a) any failure to assert or enforce or agreement not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations, (b) any waiver or modification of, or any consent to departure from, any of the terms or provisions of the Credit Agreement, any of the other Loan Documents or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations, (c) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or

                                      130                       CREDIT AGREEMENT
unenforceable in any respect, (d) the application of payments received from any source to the payment of indebtedness other than the Guaranteed Obligations, even though the Administrative Agent or the other Beneficiaries, or any of them, might have elected to apply such payment to any part or all of the Guaranteed Obligations, (e) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guaranteed Obligations, (f) any defenses, set-offs or counterclaims that the Company may assert against the Administrative Agent or any Beneficiary in respect of the Guaranteed Obligations, including but not limited to failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury, and (g) any other act or thing or omission, or delay to do any other act or thing, that may or might in any manner or to any extent vary the risk of the Guarantor as an obligor in respect of the Guaranteed Obligations.

     9.5    Waivers.
            -------

            The Guarantor waives, for the benefit of the Beneficiaries: (a) any right to require the Administrative Agent or the other Beneficiaries, as a condition of payment or performance by the Guarantor, to (i) proceed against the Company, any other guarantor of the Guaranteed Obligations or any other Person,
(ii) proceed against or exhaust any security held from the Company, any other guarantor of the Guaranteed Obligations or any other Person, (iii) proceed against or have resort to any balance of any deposit account or credit on the books of any Beneficiary in favor of the Company or any other Person, or (iv) pursue any other remedy in the power of any Beneficiary; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of the Company including, without limitation, any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of the Company from any cause other than payment in full of the Guaranteed Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon the Administrative Agent's or any other Beneficiary's errors or omissions in the administration of the Guaranteed Obligations, except behavior that amounts to bad faith; (e) (i) any principles or provisions of law, statutory or otherwise, that are or might be in conflict with the terms of this Guaranty and any legal or equitable discharge of the Guarantor's obligations hereunder, (ii) the benefit of any statute of limitations affecting the Guarantor's liability hereunder or the enforcement hereof, (iii) any rights to set-offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that any Beneficiary protect, secure, perfect or insure any Lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance of this Guaranty, notices of default under the Credit Agreement or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to the Company and notices of any of the matters referred to in Sections 3 and 4 and any right to consent to any thereof; and (g) to the fullest extent permitted by law, any defenses or benefits that may be derived from or afforded by law that limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms of this Guaranty.

                                      131                       CREDIT AGREEMENT

     9.6    Guarantor's Rights of Subrogation, Contribution, Etc.; Subordination
            --------------------------------------------------------------------
            of Other Obligations.
            --------------------

            The Guarantor waives (a) any claim, right or remedy, direct or indirect, that the Guarantor now has or may hereafter have against the Company or any of its assets in connection with this Guaranty or the performance by the Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including without limitation (i) any right of subrogation, reimbursement or indemnification that the Guarantor now has or may hereafter have against the Company, (ii) any right to enforce, or to participate in, any claim, right or remedy that any Beneficiary now has or may hereafter have against the Company, and (iii) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Beneficiary and (b) any right of contribution that the Guarantor may have against any other guarantor of any of the Guaranteed Obligations. The Guarantor further agrees that, to the extent the waiver of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification that the Guarantor may have against the Company or against any collateral or security, and any rights of contribution that the Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights that the Administrative Agent or the other Beneficiaries may have against the Company, to all right, title and interest that the Administrative Agent or the other Beneficiaries may have in any such collateral or security, and to any right that the Administrative Agent or the other Beneficiaries may have against such other guarantor.

            Any indebtedness of the Company now or hereafter held by the Guarantor is subordinated in right of payment to the Guaranteed Obligations, and any such indebtedness of the Company to the Guarantor collected or received by the Guarantor after an Event of Default has occurred and is continuing, and any amount paid to the Guarantor on account of any subrogation, reimbursement, indemnification or contribution rights referred to in the preceding paragraph when all Guaranteed Obligations have not been paid in full, shall be held in trust for the Administrative Agent on behalf of the Beneficiaries and shall forthwith be paid over to the Administrative Agent for the benefit of the Beneficiaries to be credited and applied against the Guaranteed Obligations.

     9.7    Expenses.
            --------

            The Guarantor agrees to pay, or cause to be paid, on demand, and to save the Administrative Agent and the other Beneficiaries harmless against liability for, (i) any and all costs and expenses (including fees, costs of settlement and disbursements of counsel and allocated costs of internal counsel) incurred or expended by the Administrative Agent or any other Beneficiary in connection with the enforcement of or preservation of any rights under this the Guaranty and (ii) any and all costs and expenses (including those arising from rights of indemnification) required to be paid by the Guarantor under the provisions of any other Loan Document.

                                      132                       CREDIT AGREEMENT

     9.8    Financial Condition of Company.
            ------------------------------

            No Beneficiary shall have any obligation, and the Guarantor waives any duty on the part of any Beneficiary, to disclose or discuss with the Guarantor its assessment, or the Guarantor's assessment, of the financial condition of the Company or any matter or fact relating to the business, operations or condition of the Company. The Guarantor has adequate means to obtain information from the Company on a continuing basis concerning the financial condition of the Company and its ability to perform its obligations under the Loan Documents, and the Guarantor assumes the responsibility for being and keeping informed of the financial condition of the Company and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations.

     9.9    Set Off.
            -------

            In addition to any other rights that any Beneficiary may have under law or in equity, if any amount shall at any time be due and owing by the Guarantor to any Beneficiary under this Guaranty, such Beneficiary is authorized at any time or from time to time, without notice (any such notice being expressly waived), to set off and to appropriate and to apply any and all deposits (general or special, including but not limited to indebtedness evidence by certificates of deposit, whether matured or unmatured) and any other indebtedness of such Beneficiary owing to the Guarantor and any other property of the Guarantor held by a Beneficiary to or for the credit or the account of the Guarantor against and on account of the Guaranteed Obligations and liabilities of the Guarantor to any Beneficiary under this Guaranty.

     9.10   Miscellaneous.
            -------------

            It is not necessary for the Beneficiaries to inquire into the capacity or powers of the Guarantor or the Company or the officers, directors or any agents acting or purporting to act on behalf of any of them.

            In case any provision in or obligation under this Guaranty shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

            This Guaranty shall inure to the benefit of the Beneficiaries and their respective successors and assigns.

Section 10. THE AGENTS

     10.1   Appointment.
            -----------

            A. Appointment of Administrative Agent. Credit Suisse First Boston, acting through its Cayman Islands branch, is hereby appointed Administrative Agent hereunder and under the other Loan Documents. Each Lender hereby authorizes the Administrative Agent to act as its agent in accordance with the terms of this Agreement and the other Loan Documents.

                                      133                       CREDIT AGREEMENT

The Administrative Agent agrees to act upon the express conditions contained in this Agreement and the other Loan Documents, as applicable.

            B. Appointment of Collateral Agent. General Electric Capital Corporation is hereby appointed Collateral Agent hereunder and under the other Loan Documents. Each Lender hereby authorizes the Collateral Agent to act as its agent in accordance with the terms of this Agreement and the other Loan Documents. The Collateral Agent agrees to act upon the express conditions contained in this Agreement and the other Loan Documents, as applicable.

            C. Appointment of Supplemental Collateral Agents. It is the purpose of this Agreement and the other Loan Documents that there shall be no violation of any law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent or trustee in such jurisdiction. It is recognized that in case of litigation under this Agreement or any of the other Loan Documents, and in particular in case of the enforcement of any of the Loan Documents, or in case the Collateral Agent deems that by reason of any present or future law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Loan Documents or take any other action which may be desirable or necessary in connection therewith, it may be necessary that the Collateral Agent appoint an additional individual or institution as a separate trustee, co-trustee, collateral agent or collateral co-agent (any such additional individual or institution being referred to herein individually as a "Supplemental Collateral Agent" and collectively as "Supplemental Collateral Agents").

            In the event that the Collateral Agent appoints a Supplemental Collateral Agent with respect to any Collateral, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to the Collateral Agent with respect to such Collateral shall be exercisable by and vest in such Supplemental Collateral Agent to the extent, and only to the extent, necessary to enable such Supplemental Collateral Agent to exercise such rights, powers and privileges with respect to such Collateral and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such Supplemental Collateral Agent shall run to and be enforceable by either the Collateral Agent or such Supplemental Collateral Agent, and (ii) the provisions of this Section 10 and of subsections 11.2 and 11.3 that refer to the Collateral Agent shall inure to the benefit of such Supplemental Collateral Agent and all references therein to the Collateral Agent shall be deemed to be references to the Collateral Agent and/or such Supplemental Collateral Agent, as the context may require.

            Should any instrument in writing from the Company or any other Loan Party or any Receivables SPV be required by any Supplemental Collateral Agent so appointed by the Collateral Agent for more fully and certainly vesting in and confirming to him or it such rights, powers, privileges and duties, the Company shall, or shall cause such Loan Party or Receivables SPV to, execute, acknowledge and deliver any and all such instruments promptly upon request by the Collateral Agent. In case any Supplemental Collateral Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and

                                      134                       CREDIT AGREEMENT
duties of such Supplemental Collateral Agent, to the extent permitted by law, shall vest in and be exercised by the Collateral Agent until the appointment of a new Supplemental Collateral Agent.

            The provisions of this Section 10 are solely for the benefit of the Administrative Agent, the Collateral Agent, each Supplemental Collateral Agent and the Lenders and no Loan Party or Receivables SPV shall have rights as a third party beneficiary of any of the provisions thereof. In performing its functions and duties under this Agreement, each of the Administrative Agent (other than as provided in subsection 2.1D) and the Collateral Agent shall act solely as an agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for the Company or any other Loan Party or any Receivables SPV.

     10.2   Powers and Duties; General Immunity.
            -----------------------------------

            A. Powers; Duties Specified. Each Lender irrevocably authorizes each of the Administrative Agent and the Collateral Agent to take such action on such Lender's behalf and to exercise such powers, rights and remedies hereunder and under the other Loan Documents as are specifically delegated or granted to the Administrative Agent or the Collateral Agent, as the case may be, by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. Each of the Administrative Agent and the Collateral Agent shall have only those respective duties and responsibilities that are expressly specified in this Agreement and the other Loan Documents. Each of the Administrative Agent and the Collateral Agent may exercise its powers, rights and remedies and perform its duties by or through its agents or employees. No Agent shall have, by reason of this Agreement or any of the other Loan Documents, a fiduciary relationship in respect of any Lender or the Company; and nothing in this Agreement or any of the other Loan Documents, express or implied, is intended to or shall be so construed as to impose upon any Agent any obligations in respect of this Agreement or any of the other Loan Documents except as expressly set forth herein or therein.

            B. No Responsibility for Certain Matters. No Agent shall be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectibility or sufficiency of this Agreement or any other Loan Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by such Agent to Lenders or by or on behalf of the Company to such Agent or any Lender in connection with the Loan Documents and the transactions contemplated thereby or for the financial condition or business affairs of the Company or any other Person liable for the payment of any Obligations, nor shall such Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Loan Documents or as to the use of the proceeds of the Loans or the use of the Letters of Credit or as to the existence or possible existence of any Event of Default or Potential Event of Default. Anything contained in this Agreement to the contrary notwithstanding, the Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Loans or the Letter of Credit Usage or the component amounts thereof.

                                      135                       CREDIT AGREEMENT

            C. Exculpatory Provisions. No Agent or any of its officers, directors, employees or agents shall be liable to Lenders for any action taken or omitted by such Agent under or in connection with any of the Loan Documents except to the extent caused by such Agent's gross negligence or willful misconduct as determined by a court of competent jurisdiction. An Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection with this Agreement or any of the other Loan Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until such Agent shall have received instructions in respect thereof from Requisite Lenders (or such other Lenders as may be required to give such instructions under subsection 11.6) and, upon receipt of such instructions from Requisite Lenders (or such other Lenders, as the case may be), such Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions. Without prejudice to the generality of the foregoing, (i) each Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for the Company and its Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against an Agent as a result of such Agent acting or (where so instructed) refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of Requisite Lenders (or such other Lenders as may be required to give such instructions under subsection 11.6).

            D. Agents Entitled to Act as Lender. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, an Agent in its individual capacity as a Lender hereunder. With respect to its participation in the Loans and the Letters of Credit, an Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not performing the duties and functions delegated to it hereunder, and the term "Lender" or "Lenders" or any similar term shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity. An Agent and its Affiliates may accept deposits from, lend money to, acquire equity interests in and generally engage in any kind of commercial banking, investment banking, trust, financial advisory or other business with the Company or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from the Company for services in connection with this Agreement and otherwise without having to account for the same to Lenders.

     10.3   Independent Investigation by Lenders; No Responsibility For
            -----------------------------------------------------------
            Appraisal of Creditworthiness.
            -----------------------------

            Each Lender agrees that it has made its own independent investigation of the financial condition and affairs of Holdings and its Subsidiaries in connection with the making of the Loans and the issuance of Letters of Credit hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of Holdings and its Subsidiaries. No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit

                                      136                       CREDIT AGREEMENT
or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.

     10.4   Right to Indemnity.
            ------------------

            Each Lender, in proportion to its Pro Rata Share, severally agrees to indemnify each Agent and its officers, directors, employees, agents, attorneys, professional advisors and Affiliates to the extent that any such Person shall not have been reimbursed by the Company, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements and fees and disbursements of any financial advisor engaged by Agents) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against an Agent or any other such Persons in exercising the powers, rights and remedies of an Agent or performing duties of an Agent hereunder or under the other Loan Documents or otherwise in its capacity as Agent in any way relating to or arising out of this Agreement or the other Loan Documents; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of an Agent or such other Person resulting solely from such Agent's or such other Person's gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction. If any indemnity furnished to an Agent or any other such Person for any purpose shall, in the opinion of such Agent or such other Person, be insufficient or become impaired, such Agent or such other Person may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished.

     10.5   Successor Administrative Agent and Swing Line Lender.
            ----------------------------------------------------

            A. Successor Administrative Agent or Collateral Agent. Any Agent may resign at any time by giving 30 days' prior written notice thereof to the Lenders and the Company (regardless of whether a successor Agent may have been found by the time when such resignation becomes effective), and the Collateral Agent may be removed at any time with or without cause by an instrument or concurrent instruments in writing delivered to the Company, the Administrative Agent, and the Collateral Agent signed by the Administrative Agent and by Lenders (including the Administrative Agent, if the Administrative Agent is then a Lender) holding at least 66 2/3% of the aggregate Revolving Loan Exposure of all Lenders. Upon any such notice of resignation or any such removal, Requisite Lenders shall have the right, upon five Business Days' notice to the Company, to appoint a successor Agent. Upon the acceptance of any appointment as an Agent hereunder by a successor Agent, that successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties (if any) of the retiring Agent (or the removed Collateral Agent, as the case may be) and the retiring (or removed) Agent shall be discharged from its duties and obligations under this Agreement. After any retiring or removed Agent's resignation or removal hereunder as an Agent, the provisions of this Section 10 and of Sections 11.2 and 11.3 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Agent under this Agreement.

                                      137                       CREDIT AGREEMENT

            B. Successor Swing Line Lender. Any resignation of the Administrative Agent pursuant to subsection 10.5A shall also constitute the resignation or removal of Credit Suisse First Boston (Cayman Islands Branch) or its successor as the Swing Line Lender, and any successor Administrative Agent appointed pursuant to subsection 10.5A shall, upon its acceptance of such appointment, become the successor Swing Line Lender for all purposes hereunder. In such event (i) the Company shall immediately repay any outstanding Swing Line Loans made by the retiring or removed Administrative Agent in its capacity as Swing Line Lender, (ii) upon such repayment, the retiring Administrative Agent and Swing Line Lender shall surrender any Swing Line Note held by it to the Company for cancellation, and (iii) if so requested by the successor Administrative Agent and Swing Line Lender in accordance with subsection 2.1E, the Company shall issue a new Swing Line Note to the successor Administrative Agent and Swing Line Lender substantially in the form of Exhibit E annexed hereto, in the principal amount of the Swing Line Loan Commitment then in effect and with other appropriate insertions.

     10.6   Collateral Documents and Guaranties.
            -----------------------------------

            Each Lender hereby further authorizes the Collateral Agent, on behalf of and for the benefit of the Lenders, to enter into each Collateral Document as secured party and authorizes the Administrative Agent and the Collateral Agent to be the agents for and representatives of the Lenders under each Guaranty and under the Intercreditor Agreement, and each Lender agrees to be bound by the terms of each Collateral Document, including, without limitation, the Intercreditor Agreement, and each Guaranty; provided that the Collateral Agent, and the Administrative Agent, as applicable, shall not (i) enter into or consent to any material amendment, modification, termination or waiver of any provision contained in any Collateral Document, including, without limitation, the Intercreditor Agreement, or in any Guaranty or (ii) release any Collateral (except as otherwise expressly permitted or required pursuant to the terms of this Agreement or the applicable Collateral Document), in each case without the prior consent of Requisite Lenders (or, if required pursuant to subsection 11.6, all Lenders); provided further, however, that, without further written consent or authorization from Lenders, the Collateral Agent may execute any documents or instruments necessary to (a) release any Lien encumbering any item of Collateral that is the subject of a sale or other disposition of assets permitted by this Agreement or to which Requisite Lenders have otherwise consented, (b) release any Subsidiary Guarantor from the Subsidiary Guaranty if all of the Capital Stock of such Subsidiary Guarantor is sold to any Person (other than an Affiliate of the Company) pursuant to a sale or other disposition permitted hereunder or to which Requisite Lenders have otherwise consented or
(c) subordinate the Liens of the Collateral Agent, on behalf of the Lenders, to any Liens permitted by subsection 7.2; provided that, in the case of a sale of such item of Collateral or stock referred to in subdivision (a) or (b), the requirements of subsection 11.14 are satisfied. Anything contained in any of the Loan Documents to the contrary notwithstanding, the Company, the Collateral Agent, the Administrative Agent, and each Lender hereby agree that (1) no Lender shall have any right individually to realize upon any of the Collateral under any Collateral Document or to enforce any Guaranty, it being understood and agreed that all powers, rights and remedies under the Collateral Documents and the Guaranties may be exercised solely by the Collateral Agent (or the Administrative Agent, as provided in the relevant document) for

                                      138                       CREDIT AGREEMENT
the benefit of the Lenders in accordance with the terms thereof, and (2) in the event of a foreclosure by the Collateral Agent on any of the Collateral pursuant to a public or private sale, any Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale and the Collateral Agent, as agent for and representative of Lenders (but not any Lender or Lenders in its or their respective individual capacities unless Requisite Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Collateral Agent at such sale.

     10.7   Duties of Other Agents.
            ----------------------

            Neither the Lead Arranger (in its capacity as Lead Arranger) nor the Syndication Agent (in its capacity as Syndication Agent) nor any Co-Documentation Agent shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such (and other than the Lead Arranger's right to receive its fees as required under subsections 2.3B and 4.1B). Without limiting the foregoing, none of such Agents or Lenders shall have or be deemed to have a fiduciary relationship with any Lender.

     10.8   Administrative Agent May File Proofs of Claim.
            ---------------------------------------------

            In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to Holdings, the Company or any of the Subsidiaries of Holdings or the Company, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Company) shall be entitled and empowered, by intervention in such proceeding or otherwise

            (i) to file and prove a claim for the whole amount of principal and interest owing and unpaid in respect of the Loans and any other Obligations that are owing and unpaid and to file such other papers or documents as may be necessary or advisable in order to have the claims of the Lenders and the Agents (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Agents and their agents and counsel and all other amounts due the Lenders and the Agents under subsections 2.3 , 11.2, and 11.3) allowed in such judicial proceeding, and

            (ii) to collect and receive any moneys or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to Lenders, to pay to the Collateral Agent or the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the

                                      139                       CREDIT AGREEMENT

Agents and their agents and counsel, and any other amounts due the Agents under subsections 2.3, 11.2 and 11.3.

            Nothing herein contained shall be deemed to authorize any Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lenders or to authorize any Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 11. MISCELLANEOUS.

     11.1   Successors and Assigns; Assignments and Participations in Loans and
            --------------------------------------------------------------------
            Letters of Credit.
            -----------------

            A. General. This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Lenders (it being understood that Lenders' rights of assignment are subject to the further provisions of this subsection 11.1). Neither the Company's rights or obligations hereunder nor any interest therein may be assigned or delegated by the Company without the prior written consent of all Lenders (and any attempted assignment or transfer by the Company without such consent shall be null and void). No sale, assignment or transfer or participation of any Letter of Credit or any participation therein may be made separately from a sale, assignment, transfer or participation of a corresponding interest in the Revolving Loan Commitment and the Revolving Loans of the Revolving Lender effecting such sale, assignment, transfer or participation. Anything contained herein to the contrary notwithstanding, except as provided in subsection 2.1A(ii) and subsection 11.5, the Swing Line Loan Commitment and the Swing Line Loans of Swing Line Lender may not be sold, assigned or transferred as described below to any Person other than a successor Administrative Agent and Swing Line Lender to the extent contemplated by subsection 10.5. Nothing in this Agreement, express or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, and, to the extent expressly contemplated hereby, the Affiliates of each of the Administrative Agent and Lenders) any legal, equitable, or other right, remedy, or claim under or by reason of this Agreement.

            B.      Assignments.

            (i) Amounts and Terms of Assignments. Any Lender may assign to one or more Eligible Assignees all or any portion of its rights and obligations under this Agreement; provided that (a) except (1) in the case of an assignment of the entire remaining amount of the assigning Lender's rights and obligations under this Agreement or (2) in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund of a Lender, the amount of the Revolving Loan Exposure assigned pursuant to each such assignment shall not be less than $5,000,000 unless the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Company otherwise consents (each such consent not to be unreasonably withheld or delayed), (b) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement with respect to the Loan or the

                                      140                       CREDIT AGREEMENT

     Commitment assigned, (c) the parties to each assignment shall (1) electronically execute and deliver to the Administrative Agent an Assignment Agreement via an electronic settlement system acceptable to the Administrative Agent (which initially shall be ClearPar, LLC) or (2) manually execute and deliver to the Administrative Agent an Assignment Agreement, together with a processing and recordation fee of $3,500, (d) the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent information reasonably requested by the Administrative Agent, including such forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters and with respect to information requested under the Patriot Act as the assignee under such Assignment Agreement may be required to deliver to the Administrative Agent pursuant to subsection 2.7B(iii), and (e) the Administrative Agent, each Issuing Lender that has Letters of Credit outstanding at the time of the proposed assignment, and the Swing Line Lender shall have consented thereto (which consent shall not be unreasonably withheld) unless such assignment is an assignment to a Lender or an Affiliate of a Lender or an Approved Fund of a Lender. Upon such execution, delivery, consent, and recording pursuant to subsection 11.1B(ii), from and after the effective date specified in such Assignment Agreement, (x) the assignee thereunder shall be a party hereto and shall have the rights and obligations of a Lender hereunder to the extent of the rights and obligations hereunder that have been assigned to it pursuant to such Assignment Agreement, and (y) the assigning Lender thereunder shall relinquish its rights other than any rights which survive the termination of this Agreement under subsection 11.9B) and be released from its obligations hereunder to the extent of the rights and obligations hereunder that have been assigned by it pursuant to such Assignment Agreement, and, in the case of an Assignment Agreement covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such assigning Lender shall cease to be a party hereto; provided that, anything contained in any of the Loan Documents to the contrary notwithstanding, if such assigning Lender is the Issuing Lender with respect to any outstanding Letters of Credit, such assigning Lender shall continue to have all rights and obligations of an Issuing Lender with respect to such Letters of Credit until the cancellation or expiration of such Letters of Credit and the reimbursement of any amounts drawn thereunder. Upon the effectiveness of such assignment or as promptly thereafter as practicable, (I) the assigning Lender shall, if requested by the Company, surrender its Notes, if any, to the Administrative Agent for cancellation, and thereupon new Notes shall, if requested by the assigning Lender in accordance with subsection 2.1E, be issued to the assigning Lender, and (II) new Notes shall, if requested by the assignee in accordance with subsection 2.1E, be issued to the assignee. Any new Notes so issued shall be substantially in the form of Exhibit D or Exhibit E annexed hereto, as appropriate, with appropriate insertions, to reflect the new Commitments and/or outstanding Revolving Loans of the assignee or the assigning Lender, as the case may be. Other than as provided in subsection 2.1A(ii) and subsection 11.5, any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection 11.1B shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection 11.1C.

                                      141                       CREDIT AGREEMENT

            (ii) Acceptance by Administrative Agent; Recordation in Register. Upon its receipt of an Assignment Agreement executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, together with the processing and recordation fee referred to in subsection 11.1B(i) (if any), and any forms, certificates or other evidence with respect to United States federal income tax withholding matters and with respect to information requested under the Patriot Act that such assignee may be required to deliver to the Administrative Agent pursuant to subsection 2.7B(iii), the Administrative Agent shall, if the Administrative Agent, the Collateral Agent, the Issuing Lender, and the Swing Line Lender have consented to the assignment evidenced thereby in each case to the extent that such consent is required pursuant to subsection 11.1B(i)), (a) accept such Assignment Agreement by executing a counterpart thereof as provided therein (which acceptance shall evidence any required consent of the Administrative Agent to such assignment), and (b) record the information contained therein in the Register. The Administrative Agent shall maintain a copy of each Assignment Agreement delivered to and accepted by it as provided in this subsection 11.1B(ii).

            (iii) Special Purpose Funding Vehicles. Notwithstanding anything to the contrary contained in this subsection 11.1B, any Lender (a "Granting Lender") may grant to a special purpose funding vehicle (an "SPC"), identified as such in writing from time to time by the Granting Lender to the Administrative Agent, the option to provide to the Company all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Company; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan. The making of a Revolving Loan by an SPC hereunder shall utilize the Revolving Loan Commitment of the Granting Lender to the same extent as if such Loan had been made by such Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this subsection 11.1, any SPC may (i) with notice to, but without the prior written consent of, the Administrative Agent, and without paying any processing fee therefor, assign all or a portion of its interests in any Loan to the Granting Lender or to any financial institutions (consented to by the Administrative Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of any Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guaranty or credit or liquidity enhancement to such SPC. This section may not be amended without the written consent of each SPC.

                                      142                       CREDIT AGREEMENT

            C. Participations. Any Lender may, without the consent of, or notice to, the Company or the Administrative Agent, sell participations to one or more Persons (other than a natural Person or the Company or any of its Affiliates) in all or a portion of such Lender's rights and/or obligations under this Agreement; provided that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Company, the Administrative Agent, and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver directly affecting (i) the extension of the scheduled final maturity date of any Loan allocated to such participation or (ii) a reduction of the principal amount of or the rate of interest payable on any Loan allocated to such participation. Subject to the further provisions of this subsection 11.1C, the Company agrees that each Participant shall be entitled to the benefits of subsections 2.6D and
2.7 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection 11.1B. To the extent permitted by law, each Participant also shall be entitled to the benefits of subsection 11.4 as though it were a Lender, provided such Participant agrees to be subject to subsection
11.5 as though it were a Lender. A Participant shall not be entitled to receive any greater payment under subsections 2.6D and 2.7 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant unless the sale of the participation to such Participant is made with the Company's prior written consent. A Participant that would be a Non-US Lender if it were a Lender shall not be entitled to the benefits of subsection 2.7 unless the Company is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Company, to comply with subsection 2.7B(iii) as though it were a Lender.

            D. Pledges and Assignments. Any Lender may at any time pledge or assign a security interest in all or any portion of its Loans, and the other Obligations owed to such Lender, to secure obligations owed by such Lender, including without limitation any pledge or assignment to secure obligations to any Federal Reserve Bank; provided that (i) no Lender shall be relieved of any of its obligations hereunder as a result of any such assignment or pledge and
(ii) in no event shall any assignee or pledgee be considered to be a "Lender" or be entitled to require the assigning Lender to take or omit to take any action hereunder.

            E. Information. Each Lender may furnish any information concerning the Company and its Subsidiaries in the possession of that Lender from time to time to assignees and participants (including prospective assignees and participants), subject to subsection 11.19.

            F. Agreements of Lenders. Each Lender listed on the signature pages hereof hereby agrees (i) that it is an Eligible Assignee described in clause (ii) of the definition thereof; (ii) that it has experience and expertise in the making of loans such as the Loans; and (iii) that it will make its Loans for its own account in the ordinary course of its business and without a view to distribution of such Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions

                                      143                       CREDIT AGREEMENT
of this subsection 11.1, the disposition of such Loans or any interests therein shall at all times remain within its exclusive control). Each Lender that becomes a party hereto pursuant to an Assignment Agreement shall be deemed to agree that the agreements of such Lender contained in Section 2(c) of such Assignment Agreement are incorporated herein by this reference.

     11.2   Expenses.
            --------

            Whether or not the transactions contemplated hereby shall be consummated, the Company agrees to pay promptly (i) all reasonable costs and expenses of negotiation, preparation and execution of the Loan Documents and any consents, amendments, waivers or other modifications thereto; (ii) all reasonable costs and expenses of furnishing all opinions by counsel for the Company (including any opinions requested by the Agents or the Lenders as to any legal matters arising hereunder) and of the Company's performance of and compliance with all agreements and conditions on its part to be performed or complied with under this Agreement and the other Loan Documents including with respect to confirming compliance with environmental, insurance and solvency requirements; (iii) all reasonable fees, expenses and disbursements of counsel to the Administrative Agent or the Collateral Agent (including allocated costs of internal counsel) in connection with the negotiation, preparation, execution and administration of the Loan Documents and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by the Company; (iv) all reasonable costs and expenses of creating and perfecting Liens in favor of the Collateral Agent on behalf of Lenders pursuant to any Collateral Document, including filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees, title insurance premiums, and reasonable fees, expenses and disbursements of counsel to the Administrative Agent or the Collateral Agent and of counsel providing any opinions that the Administrative Agent, the Collateral Agent, or Requisite Lenders may request in respect of the Collateral Documents or the Liens created pursuant thereto; (v) all reasonable costs and expenses (including the reasonable fees, expenses and disbursements of any auditors, accountants or appraisers and any other consultants, advisors and agents employed or retained by the Administrative Agent, the Collateral Agent, or counsel to any of the foregoing) of obtaining and reviewing all appraisals provided for under subsection 4.1 or 6.11 and all examinations, audits, assessments, or reports provided for under subsection 4.1 or 6.11; (vi) all reasonable costs and expenses incurred by the Collateral Agent in connection with the custody or preservation of any of the Collateral; (vii) all other reasonable costs and expenses incurred by the Administrative Agent in connection with the syndication of the Commitments; (viii) all reasonable costs and expenses, including reasonable attorneys' fees (including allocated costs of internal counsel) and reasonable fees, costs and expenses of accountants, advisors and consultants, incurred by the Administrative Agent, the Collateral Agent, and their counsel relating to efforts to (a) evaluate or assess any Loan Party or Receivables SPV, its business or financial condition and (b) protect, evaluate, assess or dispose of any of the Collateral; (ix) all reasonable costs and expenses, including reasonable attorneys' fees (including allocated costs of internal counsel), reasonable fees, costs and expenses of accountants, advisors and consultants and costs of settlement, incurred by the Administrative Agent, the Collateral Agent, and Lenders in enforcing any Obligations of or in collecting any payments due, from any Loan Party or otherwise, hereunder or under the other Loan Documents (including in connection with the sale of, collection from, or other realization upon any of the

                                      144                       CREDIT AGREEMENT

Collateral or the enforcement of the Loan Documents) or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a "work-out" or pursuant to any insolvency or bankruptcy proceedings; and (x) all reasonable costs and expenses, including reasonable attorneys' fees (including allocated costs of internal counsel), reasonable fees, costs and expenses of accountants, advisors and consultants and costs of settlement, incurred by the Administrative Agent, the Collateral Agent, and the Lenders in defending against any litigation, arbitration, or other proceeding of any kind, whether at law, in equity, or otherwise, in any way relating to the transactions contemplated by this Agreement and the other Loan Documents, including, without limitation, any such litigation, arbitration, or other proceeding brought by or on behalf of any Government Authority or Holdings or any of its Subsidiaries or any Agent or Lender or any third party.

     11.3   Indemnity.
            ---------

            In addition to the payment of expenses pursuant to subsection 11.2, whether or not the transactions contemplated hereby shall be consummated, the Company agrees to defend (subject to Indemnitees' selection of counsel), indemnify, pay and hold harmless the Agents, the Syndication Agent, the Lead Arranger, and the Lenders (including Issuing Lenders), and the officers, directors, employees, agents and Affiliates of the Agents, the Syndication Agent, the Lead Arranger, and the Lenders (collectively called the "Indemnitees"), from and against any and all Indemnified Liabilities (as hereinafter defined); provided that the Company shall not have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent that such Indemnified Liabilities arise solely from the gross negligence or willful misconduct of that Indemnitee as determined by a final judgment of a court of competent jurisdiction.

            As used herein, "Indemnified Liabilities" means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, actions, judgments, suits, claims (including Environmental Claims), costs (including the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any Hazardous Materials Activity), expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (i) this Agreement, the other Loan Documents, or the transactions contemplated hereby or thereby (including Lenders' agreement to make the Loans hereunder or the use or intended use of the proceeds thereof or the issuance of Letters of Credit hereunder or the use or intended use of any thereof, the failure of an Issuing Lender or its Designated Issuer to honor a drawing under a Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto Government Authority, or any enforcement of any of

                                      145                       CREDIT AGREEMENT
the Loan Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranties)), (ii) the statements contained in the commitment letter delivered by any Agent or Lender to the Company with respect thereto, or (iii) any Environmental Claim or any Hazardous Materials Activity relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, or practice of the Company or any of its Subsidiaries.

            To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this subsection 11.3 may be unenforceable in whole or in part because they are violative of any law or public policy, the Company shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.

     11.4   Set-Off.
            -------

            In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default each Lender is hereby authorized by the Company at any time or from time to time, without notice to the Company or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, time or demand, provisional or final, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by that Lender or any Affiliate of that Lender to or for the credit or the account of the Company and each other Loan Party against and on account of the Obligations of the Company or any other Loan Party to that Lender (or any Affiliate of that Lender) or to any other Lender (or any Affiliate of any other Lender) under this Agreement, the Letters of Credit and participations therein and the other Loan Documents, including all claims of any nature or description arising out of or connected with this Agreement, the Letters of Credit and participations therein or any other Loan Document, irrespective of whether or not (i) that Lender shall have made any demand hereunder or (ii) the principal of or the interest on the Loans or any amounts in respect of the Letters of Credit or any other amounts due hereunder shall have become due and payable pursuant to Section 8 and although said obligations and liabilities, or any of them, may be contingent or unmatured.

     11.5   Ratable Sharing.
            ---------------

            Lenders hereby agree among themselves that if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Loans made and applied in accordance with the terms of this Agreement), by realization upon security, through the exercise of any right of set-off or banker's lien, by counterclaim or cross action or by the enforcement of any right under the Loan Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, amounts payable in respect of Letters of Credit, fees and other amounts then due and owing to that Lender hereunder or under the other Loan Documents (collectively, the "Aggregate Amounts Due" to such Lender) that is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender,

                                      146                       CREDIT AGREEMENT
then the Lender receiving such proportionately greater payment shall (i) notify the Administrative Agent and each other Lender of the receipt of such payment and (ii) apply a portion of such payment to purchase assignments (which it shall be deemed to have purchased from each seller of an assignment simultaneously upon the receipt by such seller of its portion of such payment) of the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided that if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of the Company or otherwise, those purchases shall be rescinded and the purchase prices paid for such assignments shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest. The Company expressly consents to the foregoing arrangement and agrees that any purchaser of an assignment so purchased may exercise any and all rights of a Lender as to such assignment as fully as if that Lender had complied with the provisions of subsection 11.1B with respect to such assignment. In order to further evidence such assignment (and without prejudice to the effectiveness of the assignment provisions set forth above), each purchasing Lender and each selling Lender agree to enter into an Assignment Agreement at the request of a selling Lender or a purchasing Lender, as the case may be, in form and substance reasonably satisfactory to each such Lender.

     11.6   Amendments and Waivers.
            ----------------------

            No amendment, modification, termination or waiver of any provision of this Agreement or of the Notes, and no consent to any departure by the Company therefrom, shall in any event be effective without the written concurrence of Requisite Lenders; provided that no such amendment, modification, termination, waiver or consent shall, without the consent of (a) each Lender with Obligations or Commitments directly affected (whose consent shall be required for any such amendment, modification, termination or waiver in addition to that of Requisite Lenders, it being understood that a Lender whose Pro Rata Share is reduced by virtue of an increase in the Revolving Loan Commitments under subsection 2.1A(iii) is not "directly affected" by such increase) (1) reduce the principal amount of any Loan, (2) increase the Commitment of such Lender (it being understood that a waiver of any condition, covenant, Event of Default or Potential Event of Default, or of a mandatory unscheduled repayment or Commitment reduction shall not constitute an increase in the Commitment of any Lender and that an increase in the available portion of any Commitment of any Lender shall not constitute an increase in the Commitment of such Lender)
(3) increase the maximum aggregate amount of Letters of Credit, (4) postpone the scheduled final maturity date of any Loan, (5) postpone the date on which any interest or any fees are payable, (6) decrease the interest rate borne by any Loan (other than any waiver of any increase in the interest rate applicable to any of the Loans pursuant to subsection 2.2E) or the amount of any fees payable hereunder (including any change in the manner in which any ratio used in determining any interest rate or fee is calculated that would result in a reduction of any such rate or fee or in any defined terms (including, without limitation, defined terms used in such defined terms) to the extent used to calculate margins for interest or fees), (7) reduce the amount or postpone the due date of any amount payable in respect of any Letter of Credit, (8) extend the expiration date of any Letter of Credit beyond the Revolving Loan Commitment Termination Date or (9) change in any manner the obligations of

                                      147                       CREDIT AGREEMENT

Revolving Lenders relating to the purchase of participations in Letters of Credit; (b) each Lender, (1) increase the aggregate Commitments other than as permitted by subsection 2.1A(iii), (2) change in any manner the definition of "Pro Rata Share" or the definition of "Requisite Lenders" (except for any changes resulting solely from an increase in Commitments approved by Requisite Lenders, it also being understood that, with the consent of Requisite Lenders additional extensions of credit and commitments may be made pursuant to this Agreement and included in the calculation and determination of Requisite Lenders and Pro Rata Shares on the same basis that the existing Commitments are included in such calculation and determination), (3) change in any manner any provision of this Agreement that, by its terms, expressly requires the approval or concurrence of all Lenders, (4) increase the maximum duration of Interest Periods permitted hereunder, (5) release any Lien granted in favor of the Collateral Agent with respect to all or substantially all of the Collateral or release Holdings from its obligations under the Holdings Guaranty or release all or substantially all of the Subsidiary Guarantors from their obligations under the Subsidiary Guaranty, in each case other than in accordance with the terms of the Loan Documents, (6) permit the Total Utilization of Revolving Loan Commitments at any time to exceed the Revolving Loan Commitments then in effect, or (7) change in any manner or waive the provisions contained in subsection 8.1 or this subsection 11.6; or (c) the Administrative Agent, the Collateral Agent, and Lenders holding at least 80% of the aggregate Revolving Loan Exposure of all Lenders, change in any manner that could have the effect of making more credit available clause (b) of the second paragraph of subsection 2.1A(i), clauses (2),
(3), or (4) of the second paragraph of subsection 2.1A(ii)(a), subsections 2.4A(iii)(g), 4.2B(v), (vi), or (vii), or 7.6A, or the definitions of "Borrowing Base", "Borrowing Base Availability", "Eligible Inventory", "Inventory Category", "Facility Availability", "Finished and Semi-Finished Goods Inventory", "Inventory", "Liquidity", "Maximum Discretionary Amount", "Maximum Discretionary Borrowing Base Amount", "Monthly Average Facility Availability", "OLV Percentage", "Raw Materials Inventory", "Revolving Loan Commitments", "Total Utilization of Revolving Loan Commitments" or "Work-In-Process Inventory". In addition, (i) any amendment, modification, termination or waiver of any of the provisions contained in Section 4 shall be effective only if evidenced by a writing signed by or on behalf of the Administrative Agent, the Collateral Agent and Requisite Lenders, (ii) no amendment, modification, termination or waiver of any provision of any Note shall be effective without the written concurrence of the Lender that is the holder of that Note, (iii) no amendment, modification, termination or waiver of any provision of subsection 2.1A(iv) or of any other provision of this Agreement relating to the Swing Line Loan Commitment or the Swing Line Loans shall be effective without the written concurrence of Swing Line Lender, (iv) no amendment, modification, termination or waiver of any provision of Section 3 shall be effective without the written concurrence of the Administrative Agent and, with respect to the purchase of participations in Letters of Credit, without the written concurrence of each Issuing Lender that has issued or arranged for the issuance of an outstanding Letter of Credit or has not been reimbursed for a payment under a Letter of Credit, (v) no amendment, modification, termination or waiver of subsection 2.4C shall be effective without the written concurrence of each Agent, Lender, Swing Line Lender, or Issuing Lender that, in each case, is adversely affected thereby, and (vi) no amendment, modification, termination or waiver of any provision of Section 10 or of any other provision of this Agreement that, by its terms, expressly requires the approval or concurrence of the Administrative Agent or of the Collateral Agent shall be effective without the written

                                      148                       CREDIT AGREEMENT
concurrence of the Administrative Agent or the Collateral Agent or both of them, as applicable. Each of the Administrative Agent and the Collateral Agent may exercise its discretion in good faith, and its doing so shall not be deemed to be an amendment, consent, waiver or other modification requiring the approval of any other Lender. The Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of that Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on the Company in any case shall entitle the Company to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver, or consent effected in accordance with this subsection 11.6 shall be binding upon each Lender at the time outstanding, each future Lender, and, if signed by the Company, on the Company.

     11.7   Independence of Covenants.
            -------------------------

            All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of an Event of Default or Potential Event of Default if such action is taken or condition exists.

     11.8   Notices; Effectiveness of Signatures.
            ------------------------------------

            Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, or sent by telefacsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service, upon receipt of telefacsimile in complete and legible form, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed; provided that notices to the Administrative Agent, Swing Line Lender and any Issuing Lender shall not be effective until received. For the purposes hereof, the address of each party hereto shall be as set forth under such party's name on Schedule 11.8 annexed hereto or (i) as to the Company and the Administrative Agent, such other address as shall be designated by such Person in a written notice delivered to the other parties hereto and (ii) as to each other party, such other address as shall be designated by such party in a written notice delivered to the Administrative Agent. Electronic mail may be used to distribute routine communications, such as financial statements and other information; provided, however, that no signature with respect to any notice, request, agreement, waiver, amendment or other document or any notice that is intended to have binding effect may be sent by electronic mail.

            Loan Documents and notices under the Loan Documents may be transmitted and/or signed by telefacsimile. The effectiveness of any such documents and signatures shall, subject to applicable law, have the same force and effect as an original copy with manual signatures and shall be binding on all Loan Parties, Receivables SPV's, Agents and Lenders. The Administrative Agent may also require that any such documents and signature be confirmed by a manually-signed copy thereof; provided, however, that the failure to request or deliver any

                                      149                       CREDIT AGREEMENT
such manually-signed copy shall not affect the effectiveness of any facsimile document or signature.

     11.9   Survival of Representations, Warranties and Agreements.
            ------------------------------------------------------

            A. All representations, warranties and agreements made herein shall survive the execution and delivery of this Agreement and the making of the Loans and the issuance of the Letters of Credit hereunder.

            B. Notwithstanding anything in this Agreement or implied by law to the contrary, the agreements of the Company set forth in subsections 2.6D, 2.7, 11.2, 11.3, 11.4, 11.17 and 11.18 and the agreements of Lenders set forth in subsections 10.2C, 10.4, 11.5 and 11.18 shall survive the payment of the Loans, the cancellation or expiration of the Letters of Credit (or any satisfactory disposition thereof pursuant to subsection 3.6) and the reimbursement of any amounts drawn thereunder, and the termination of this Agreement.

     11.10  Failure or Indulgence Not Waiver; Remedies Cumulative.
            -----------------------------------------------------

            No failure or delay on the part of an Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Loan Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. All rights and remedies existing under this Agreement and the other Loan Documents are cumulative to, and not exclusive of, any rights or remedies otherwise available.

     11.11  Marshalling; Payments Set Aside.
            -------------------------------

            Neither any Agent nor any Lender shall be under any obligation to marshal any assets in favor of the Company or any other party or against or in payment of any or all of the Obligations. To the extent that the Company makes a payment or payments to the Administrative Agent or the Lenders (or to the Administrative Agent for the benefit of the Lenders), or the Agents or the Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

     11.12  Severability.
            ------------

            In case any provision in or obligation under this Agreement or the Notes shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the

                                      150                       CREDIT AGREEMENT
remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

     11.13  Obligations Several; Independent Nature of Lenders' Rights;
            -----------------------------------------------------------
            Damage Waiver.
            -------------

            The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitments of any other Lender hereunder. Nothing contained herein or in any other Loan Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders, or Lenders and the Company, as a partnership, an association, a Joint Venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out of this Agreement and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

            To the extent permitted by law, the Company shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with or as a result of this Agreement (including, without limitation, subsection 2.1C hereof), any other Loan Document, any transaction contemplated by the Loan Documents, any Loan or the use of proceeds thereof.

     11.14  Release of Security Interest or Guaranty.
            ----------------------------------------

            Upon the proposed sale or other disposition of any Collateral that is permitted by this Agreement or to which Requisite Lenders (or, if required by subsection 11.6, all of the Lenders) have otherwise consented, or the sale or other disposition of all of the Capital Stock of a Subsidiary Guarantor to any Person (other than an Affiliate of the Company) permitted by this Agreement or to which Requisite Lenders (or, if required by subsection 11.6, all of the Lenders) have otherwise consented, for which a Loan Party desires to obtain a security interest release or a release of the applicable Guaranty from the Administrative Agent, such Loan Party shall deliver an Officer's Certificate (i) stating that the Collateral or the Capital Stock subject to such disposition is being sold or otherwise disposed of in compliance with the terms hereof and (ii) specifying the Collateral or Capital Stock being sold or otherwise disposed of in the proposed transaction. Upon the receipt of such Officer's Certificate, the Administrative Agent shall, at such Loan Party's expense, so long as the Administrative Agent (a) has no reason to believe that the facts stated in such Officer's Certificate are not true and correct and (b), if the sale or other disposition of such item of Collateral or Capital Stock constitutes an Asset Sale, shall have received evidence satisfactory to it that arrangements satisfactory to it have been made for delivery of the Net Asset Sale Proceeds if and as required by subsection 2.4, execute and deliver such releases of its security interest in such Collateral or such Guaranty, as may be reasonably requested by such Loan Party.

                                      151                       CREDIT AGREEMENT

     11.15  Governing Law.
            -------------

            THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THAT WOULD REQUIRE APPLICATION OF ANOTHER LAW.

     11.16  Construction of Agreement; Nature of Relationship.
            -------------------------------------------------

            Each of the parties hereto acknowledges that (i) it has been represented by counsel in the negotiation and documentation of the terms of this Agreement, (ii) it has had full and fair opportunity to review and revise the terms of this Agreement, (iii) this Agreement has been drafted jointly by all of the parties hereto, and (iv) neither the Administrative Agent nor any Lender or other Agent has any fiduciary relationship with or duty to the Company arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Administrative Agent, the other Agents and the Lenders, on one hand, and the Company, on the other hand, in connection herewith or therewith is solely that of debtor and creditor. Accordingly, each of the parties hereto acknowledges and agrees that the terms of this Agreement shall not be construed against or in favor of another party.

     11.17  Consent to Jurisdiction and Service of Process.
            ----------------------------------------------

            ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST COMPANY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY OBLIGATIONS THEREUNDER, MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, COMPANY, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY

            (i) ACCEPTS GENERALLY AND UNCONDITIONALLY THE NONEXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS;

            (ii)    WAIVES ANY DEFENSE OF FORUM NON CONVENIENS;

            (iii) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO COMPANY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SUBSECTION 11.8;

            (iv) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (III) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER COMPANY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT;

                                      152                       CREDIT AGREEMENT

            (v) AGREES THAT LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST COMPANY IN THE COURTS OF ANY OTHER JURISDICTION; AND

            (vi) AGREES THAT THE PROVISIONS OF THIS SUBSECTION 11.17 RELATING TO JURISDICTION AND VENUE SHALL BE BINDING AND ENFORCEABLE TO THE FULLEST EXTENT PERMISSIBLE UNDER NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1402 OR OTHERWISE.

     11.18  Waiver of Jury Trial.
            --------------------

            EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including contract claims, tort claims, breach of duty claims and all other common law and statutory claims. Each party hereto acknowledges that this waiver is a material inducement to enter into a business relationship, that each has already relied on this waiver in entering into this Agreement, and that each will continue to rely on this waiver in their related future dealings. Each party hereto further warrants and represents that it has reviewed this waiver with its legal counsel and that it knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SUBSECTION 11.18 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

     11.19  Confidentiality.
            ---------------

            Each Lender shall hold all non-public information obtained pursuant to the requirements of this Agreement that has been identified in writing as confidential by the Company in accordance with such Lender's customary procedures for handling confidential information of this nature, it being understood and agreed by the Company that in any event a Lender may make disclosures (a) to its and its Affiliates' directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential), (b) to the extent requested by any Government Authority, (c) to the extent required by applicable laws or regulations or by any

                                      153                       CREDIT AGREEMENT
subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder,
(f) subject to an agreement containing provisions substantially the same as those of this subsection 11.19, to (1) any Eligible Assignee of or participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement or (2) any direct or indirect contractual counterparty or prospective counterparty (or such contractual counterparty's or prospective counterparty's professional advisor) to any credit derivative transaction relating to obligations of the Company, (g) with the consent of the Company, (h) to the extent that such information (1) becomes publicly available other than as a result of a breach of this subsection 11.19 or (2) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Company or (i) to the National Association of Insurance Commissioners or any other similar organization or any nationally recognized rating agency that requires access to information about a Lender's or its Affiliates' investment portfolio in connection with ratings issued with respect to such Lender or its Affiliates and that no written or oral communications from counsel to an Agent and no information that is or is designated as privileged or as attorney work product may be disclosed to any Person unless such Person is a Lender or a participant hereunder; provided that, unless specifically prohibited by applicable law or court order, each Lender shall notify the Company of any request by any Government Authority or representative thereof (other than any such request in connection with any examination of the financial condition of such Lender by such Government Authority) for disclosure of any such non-public information prior to disclosure of such information; and provided, further that in no event shall any Lender be obligated or required to return any materials furnished by the Company or any of its Subsidiaries. Notwithstanding anything else contained herein, each party hereto authorizes each other party hereto to disclose all information and materials regarding the structure and tax aspects of the transactions contemplated herein to the extent required by Internal Revenue Code Section 6011 and the Treasury Regulations thereunder in order to avoid the transactions contemplated herein being treated as a "Confidential Transaction" as defined by such Treasury Regulations. In addition, the Administrative Agent and Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Administrative Agent and Lenders.

     11.20  Counterparts; Effectiveness.
            ---------------------------

            This Agreement and any amendments, waivers, consents or supplements hereto or in connection herewith may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto.

                                    * * * * *

                                      154                       CREDIT AGREEMENT

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

                                      AK STEEL HOLDING CORPORATION


                                      By:        /s/  James L. Wainscott
                                         ---------------------------------------
                                                   James L. Wainscott
                                                Senior Vice President and
                                                 Chief Financial Officer

                                      AK STEEL CORPORATION


                                      By:        /s/  James L. Wainscott
                                         ---------------------------------------
                                                   James L. Wainscott
                                                Senior Vice President and
                                                 Chief Financial Officer

                                      CREDIT   SUISSE  FIRST BOSTON,
                                      acting through its Cayman Islands branch, as Lead Arranger,Administrative Agent, and Lender


                                      By:        /s/  Joseph J. Adipietro
                                         ---------------------------------------
                                                    Joseph Adipietro
                                                        Director

                                      and


                                      By:          /s/  Kevin S. Smith
                                         ---------------------------------------
                                                       Kevin Smith
                                                    Managing Director

                                                                CREDIT AGREEMENT

                                      GENERAL ELECTRIC CAPITAL CORPORATION,
                                      as Syndication Agent, Collateral Agent,
                                      and Lender


                                      By:        /s/  John L. Dale
                                         ---------------------------------------
                                                      John L. Dale
                                                Duly Authorized Signatory

                                      BANK ONE, NA,
                                      as Co-Documentation Agent and Lender


                                      By:        /s/  Jeffrey W. Swartz
                                         ---------------------------------------
                                                    Jeffrey W. Swartz
                                                     Vice President

                                      THE CIT GROUP / BUSINESS CREDIT, INC.,
                                      as Co-Documentation Agent and Lender


                                      By:        /s/  James A. Brennan, Jr.
                                         ---------------------------------------
                                                  James A. Brennan, Jr.
                                                     Vice President

                                      CONGRESS FINANCIAL CORPORATION,
                                      as Co-Documentation Agent and Lender


                                      By:        /s/  William H. Bloom
                                         ---------------------------------------
                                                    William H. Bloom
                                                Executive Vice President

                                      FLEET CAPITAL CORPORATION


                                      By:          /s/  Frank Melazzo
                                         ---------------------------------------
                                                      Frank Melazzo
                                                          SVP

                                                                CREDIT AGREEMENT

                                      GMAC COMMERCIAL FINANCE LLC


                                      By:       /s/  W. Wakefield Smith
                                         ---------------------------------------
                                                   W. Wakefield Smith
                                                        Director

                                      ORIX FINANCIAL SERVICES, INC.


                                      By:           /s/  Mark Tauber
                                         ---------------------------------------
                                                       Mark Tauber
                                                    Managing Director

                                      TRANSAMERICA BUSINESS CAPITAL CORPORATION


                                      By:       /s/  Stephen K. Goetschlus
                                         ---------------------------------------
                                                  Stephen K. Goetschlus
                                                  Senior Vice President

                                                                CREDIT AGREEMENT

                                      UBS AG, STAMFORD BRANCH


                                      By:        /s/  Wilfred V. Saint
                                         ---------------------------------------
                                                    Wilfred V. Saint
                                                   Associate Director
                                                    Banking Products
                                                      Services, US

                                      and


                                      By:       /s/  Thomas R. Salzano
                                         ---------------------------------------
                                                    Thomas R. Salzano
                                                        Director
                                              Banking Products Services, US

                                      WELLS FARGO FOOTHILL, LLC


                                      By:          /s/  Sanat Amladi
                                         ---------------------------------------
                                                      Sanat Amladi
                                                     Vice President

                                      WHITEHALL BUSINESS CREDIT CORP.


                                      By:         /s/  Alan F. McKay
                                         ---------------------------------------
                                                      Alan F. McKay
                                                     Vice President

                                                                CREDIT AGREEMENT